                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12


                           HFB FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                HFB Merger Corp.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies: 20,589

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $22.75.

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction: $468,399.75

          ----------------------------------------------------------------------

     (5)  Total fee paid: $37.89

          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $37.89

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.: Schedule 13E-3

          ----------------------------------------------------------------------

     (3)  Filing Party: HFB Financial Corporation and HFB Merger Corp.

          ----------------------------------------------------------------------

     (4)  Date Filed: October 30, 2003

          ----------------------------------------------------------------------

                           HFB FINANCIAL CORPORATION
                             1602 CUMBERLAND AVENUE
                          MIDDLESBORO, KENTUCKY 40965
                                 (606) 248-1095


                                                                January 15, 2004


Dear Shareholder:


     You are cordially invited to attend the special meeting of shareholders of HFB Financial Corporation, on February 24, 2004 at 2:00 p.m., local time, at Pine Mountain State Resort Park, Pineville, Kentucky. At the special meeting, you will be asked to approve and adopt an Agreement and Plan of Merger. The merger agreement provides for the merger of HFB Financial with HFB Merger Corp., a wholly-owned subsidiary of HFB Financial, with HFB Financial as the surviving entity in what is commonly referred to as a "going private" transaction. The proposed merger will reduce the number of shareholders of record to fewer than 300, as required for the termination of the registration of our common stock under federal securities laws, and thereby eliminate the significant expense required to comply with the reporting and related requirements of those laws.


     Under the terms of the merger agreement, each share of HFB Financial common stock owned of record at the effective time of the merger:

     - by a shareholder of fewer than 250 shares, will be converted into the right to receive from HFB Financial an amount equal to $22.75 in cash per share; and

     - by a shareholder of 250 or more shares, will remain as outstanding shares of HFB Financial common stock after the merger.


     Because HFB Financial has a large number of shareholders who own fewer than 250 shares each, we expect that the number of shareholders of record will be reduced from 372 to approximately 212, while the number of outstanding shares will decrease by approximately 20,589 as a result of the merger.


     The board of directors believes that the merger agreement is in the best interests of HFB Financial and its shareholders and unanimously recommends that shareholders vote "FOR" the approval of the merger agreement. The approval and adoption of the merger agreement require the affirmative vote of the holders of at least a majority of all of the outstanding shares of HFB Financial common stock. Whether or not you plan to attend the special meeting, you are urged to sign, date and return your enclosed proxy as soon as possible in the pre-addressed prepaid envelope supplied for your convenience.

     We urge you to review carefully the enclosed proxy statement that describes the merger agreement in detail. On behalf of the board of directors, thank you for your cooperation and continued support.

                                          Sincerely,

                                          /s/ David B. Cook

                                          DAVID B. COOK
                                          President and Chief Executive Officer

                           HFB FINANCIAL CORPORATION
                             1602 CUMBERLAND AVENUE
                          MIDDLESBORO, KENTUCKY 40965
                                 (606) 248-1095

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 24, 2004


To Our Shareholders:


     A Special Meeting of Shareholders of HFB Financial Corporation, a Tennessee corporation, will be held at Pine Mountain State Resort Park, Pineville, Kentucky at 2:00 p.m., local time, on Tuesday, February 24, 2004, for the following purpose:


     - to approve the Agreement and Plan of Merger, dated as of October 28, 2003, by and between HFB Financial and HFB Merger Corp., a Tennessee corporation and wholly-owned subsidiary of HFB Financial ("merger subsidiary"), pursuant to which merger subsidiary will merge (the "merger") with and into HFB Financial, with HFB Financial being the surviving corporation.


     We have fixed the close of business on January 14, 2004 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. As of January 14, 2004, there were 1,301,101 shares of HFB Financial common stock outstanding. The accompanying proxy statement is dated January 15, 2004, and is being first mailed to shareholders on or about January 21, 2004. Shareholders are entitled to assert dissenters' rights pursuant to the Tennessee Business Corporation Act. A copy of the dissenters' rights provisions is attached to the enclosed proxy statement as Appendix C.


     Shareholders are cordially invited to attend the special meeting in person. Whether planning to attend the special meeting or not, shareholders are urged to complete, date and sign the enclosed proxy and to return it promptly in the enclosed, addressed envelope. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote those shares personally at the special meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the special meeting. Proxies may be revoked by delivering to Earl Burchfield, Secretary, 1602 Cumberland Avenue, Middlesboro, Kentucky 40965, a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequently dated proxy relating to the same shares or by attending the special meeting and voting in person, although attendance at the special meeting will not in and of itself constitute revocation of a proxy. The enclosed, addressed envelope requires no postage if mailed in the United States.

     The board of directors of HFB Financial has carefully considered the terms of the merger agreement and believes that the merger is fair to, and in the best interests of, HFB Financial and its shareholders. The board of directors unanimously approved the merger agreement and unanimously recommends that you vote "FOR" the approval of the merger agreement.

                                          By order of the Board of Directors,

                                          /s/ Earl Burchfield

                                          EARL BURCHFIELD
                                          Secretary


January 15, 2004

                             YOUR VOTE IS IMPORTANT

                                PROXY STATEMENT
                         FOR THE SPECIAL MEETING OF THE
                                SHAREHOLDERS OF

                           HFB FINANCIAL CORPORATION

     The board of directors of HFB Financial provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of October 28, 2003, by and between HFB Financial and HFB Merger Corp., a newly-formed subsidiary of HFB Financial organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, HFB Merger Corp. will merge with and into HFB Financial, with HFB Financial continuing as the surviving corporation after the merger. If HFB Financial's shareholders approve the merger agreement, each shareholder (other than shareholders who properly exercise their dissenters rights):

     - holding fewer than 250 shares of HFB Financial common stock at the effective time of the merger will receive $22.75 in cash, without interest, per share from HFB Financial; or

     - holding 250 or more shares at the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from HFB Financial.


     After the merger, HFB Financial anticipates it will have approximately 212 shareholders of record. As a result, HFB Financial will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies.


     The merger cannot occur unless the holders of at least a majority of the issued and outstanding shares of HFB Financial common stock approve the merger agreement. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:


     February 24, 2004 at 2:00 p.m.


     Pine Mountain State Resort Park


     Pineville, Kentucky 40977



     This document provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" on page 49 for additional information about HFB Financial on file with the Securities and Exchange Commission.



     This proxy statement and proxy card are being mailed to shareholders of HFB Financial beginning about January 21, 2004.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


CERTAIN DEFINITIONS.........................................     1
NOTE REGARDING NUMBER OF SHARES TO BE CASHED-OUT IN
  MERGER....................................................     1
SUMMARY TERM SHEET..........................................     1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE
  MERGER....................................................     5
SUMMARY FINANCIAL INFORMATION...............................     8
SPECIAL FACTORS.............................................    10
  Background of the Merger..................................    10
  Purpose and Reasons for the Merger........................    14
  Recommendation of the Board of Directors; Fairness of the
     Merger Proposal........................................    15
  Opinion of Financial Advisor..............................    18
  Certain Effects of the Merger.............................    24
  Effect of the Merger on Shareholders......................    26
  Merger Subsidiary's Determination of Fairness of the
     Merger Proposal........................................    29
  Interests of Executive Officers and Directors in the
     Merger.................................................    29
  Conduct of HFB Financial's Business After the Merger......    29
  Fees and Expenses.........................................    30
  Anticipated Accounting Treatment..........................    30
  Certain U.S. Federal Income Tax Consequences..............    30
  Dissenters' and Appraisal Rights..........................    32
  Regulatory Requirements...................................    34
PRO FORMA FINANCIAL INFORMATION.............................    35
FINANCIAL INFORMATION.......................................    39
  Per Share Market Prices and Dividend Information..........    39
  HFB Financial Common Stock Repurchase Information.........    39
THE PARTIES.................................................    39
  HFB Financial.............................................    39
  Principal Shareholders....................................    41
  Security Ownership of Management..........................    41
  Directors and Executive Officers of HFB Financial.........    42
  HCB Merger Corp...........................................    43
THE SPECIAL MEETING.........................................    43
  General...................................................    43
  Who Can Vote at the Special Meeting.......................    43
  Attending the Special Meeting.............................    44
  Annual Report and Quarterly Report........................    44
  Vote Required.............................................    44
  Solicitation of Proxies...................................    45
  Recommendation of the Board of Directors..................    45
THE MERGER AGREEMENT........................................    45
  Structure of the Merger...................................    45
  Conversion of Shares in the Merger........................    45
  Exchange of Certificates..................................    47
  Timing of the Merger......................................    48
  Directors and Officers....................................    48
  Charter and Bylaws........................................    48
  Representations and Warranties............................    48
  Conditions to the Completion of the Merger................    48
  Termination of Merger Agreement...........................    48
OTHER MATTERS...............................................    49

WHERE YOU CAN FIND MORE INFORMATION.........................    49
DOCUMENTS INCORPORATED BY REFERENCE.........................    49
APPENDICES
  Agreement and Plan of Merger..............................     A
  Opinion of Professional Bank Services, Inc. ..............     B
  Chapter 23 of the Tennessee Business Corporation Act......     C
  HFB Financial Corporation Annual Report on Form 10-KSB for
     the Year Ended December 31, 2002.......................     D
  HFB Financial Corporation Quarterly Report on Form 10-QSB
     for the Nine Months Ended September 30, 2003...........     E

                              CERTAIN DEFINITIONS

     As used in this proxy statement, "HFB Financial," "we," "our," "ours," "us" and the "Company" refer to HFB Financial Corporation and all of its subsidiaries; "merger subsidiary" refers to HFB Merger Corp., and "merger agreement" refers to the Agreement and Plan of Merger, dated as of October 28, 2003, by and between HFB Financial and merger subsidiary.

           NOTE REGARDING NUMBER OF SHARES TO BE CASHED-OUT IN MERGER


     The board of directors of HFB Financial believes, based on the information available to it on the date hereof, that there are approximately 160 shareholders, representing in the aggregate 20,589 shares, who own fewer than 250 shares of HFB Financial common stock and, as a result, will receive cash in the merger as more full explained in this proxy statement. If the anticipated 20,589 shares are cashed-out in the merger, the cost to HFB Financial will be approximately $468,400. Under the merger agreement, however, HFB Financial may acquire up to 131,868 shares costing $3.0 million in the aggregate. In order to show the full potential impact of the merger on HFB Financial, we assume that HFB Financial will acquire all 131,868 shares in the merger, unless we specifically state that we are assuming that 20,589 shares will be cashed-out in the merger.


                               SUMMARY TERM SHEET

     The following summary term sheet, together with the "Questions and Answers About the Special Meeting and the Merger" following this Summary Term Sheet highlight selected information from the proxy statement about our proposed merger and the special meeting. This Summary Term Sheet and the Questions and Answers section may not contain all of the information that is important to you. To better understand, and for a more complete description of the merger, you should carefully read this proxy statement and all of its appendices before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.


THE MERGER AGREEMENT. (PAGE 45)


     On October 28, 2003, we signed the merger agreement, under which merger subsidiary, a newly-formed subsidiary of HFB Financial, is to merge with and into HFB Financial. Under the terms of the merger agreement, if the merger is completed:

     - our shareholders holding fewer than 250 shares of HFB Financial common stock as of the effective time of the merger will receive a cash payment of $22.75 per share;

     - our shareholders holding 250 or more shares of HFB Financial common stock as of the effective time of the merger will continue to hold their shares; and

     - the officers and directors of HFB Financial at the effective time of the merger will be the officers and directors of HFB Financial immediately after the merger.


     The merger agreement has specific provisions regarding the treatment of shares held in street name. For a description of these provisions as well as the terms of the merger agreement generally, please see page 45 of this proxy statement. A copy of the merger agreement is attached as Appendix A to this proxy statement.



THE PARTIES. (PAGE 39)


     - HFB Financial is a Tennessee corporation and a registered bank holding company.

     - Merger subsidiary is a recently-formed Tennessee corporation organized as a wholly-owned subsidiary of HFB Financial for the sole purpose of the merger.

     - The principal executive offices of both HFB Financial and merger subsidiary are located at 1602 Cumberland Avenue, Middlesboro, Kentucky 40965.

     - The telephone number for both HFB Financial and merger subsidiary is
       (606) 248-1095.

VOTE REQUIRED; RECORD DATE. (PAGE 44)



     Approval of the merger agreement requires the approval of the holders of at least a majority of the outstanding shares of HFB Financial common stock entitled to vote on the merger agreement at the special meeting. As of the close of business on January 14, 2004, there were 1,301,101 shares of our common stock entitled to notice of, and to vote at, the special meeting. All holders of record of our common stock as of January 14, 2004, will receive a copy of this proxy statement and are entitled to vote at the special meeting.



REASONS FOR THE MERGER. (PAGE 14)


     The board of directors of HFB Financial has determined that, for the reasons discussed in detail in the proxy statement, the transaction is in the best interests of HFB Financial and its shareholders including unaffiliated shareholders. HFB Financial believes the transaction would:

     - relieve HFB Financial of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the "Exchange Act"), by terminating the registration of its common stock under the Exchange Act;

     - eliminate the expense and burden of interacting with HFB Financial's high number of shareholders holding small positions in HFB Financial's stock;

     - afford shareholders who own fewer than 250 shares of HFB Financial immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 12.3% and 14.0% over the average 30 and 60 trading closing price before the public announcement of the proposed going private transaction and without having to pay brokerage commissions; and

     - increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.


BACKGROUND OF THE MERGER PROPOSAL. (PAGE 10)



     Please see "Special Factors -- Background of the Merger Proposal" on page 10 for a discussion of the events leading up to the signing of the merger agreement.



EFFECTS OF THE MERGER. (PAGE 24)


     As a result of the merger:

     - HFB Financial will terminate the registration of its common stock under the Exchange Act and will no longer be a public company subject to the reporting and other obligations of the Exchange Act;

     - HFB Financial common stock will no longer be traded on the NASDAQ SmallCap Market and price quotations for our common stock will no longer be available from NASDAQ -- any trading in our common stock after the transaction will only occur in privately negotiated sales or possibly in the "pink sheets";

     - HFB Financial will have the same board of directors and executive officers as it currently has;

     - cashed-out shareholders will no longer have voting rights or an ownership interest in, or be a shareholder of, HFB Financial and, therefore, they will not be able to participate in HFB Financial's future earnings and growth, if any;


     - management anticipates that the number of record shareholders will be reduced from approximately 372 to approximately 212, and the number of outstanding shares of HFB Financial common stock will decrease from 1,301,101 to approximately 1,280,512, assuming 20,589 shares are cashed-out in the merger;


     - management anticipates that the percentage of ownership of common stock of HFB Financial beneficially held by the current executive officers and directors of HFB Financial as a group will increase from 15.46% to approximately 17.20%, assuming the maximum of 131,868 shares are cashed-out in the merger;

     - aggregate shareholders' equity of HFB Financial as of September 30, 2003, will be reduced from approximately $24,015,700 on a historical basis to at least $21,875,759 on a pro forma basis, assuming the maximum of 131,868 shares are cashed-out in the merger;

     - the book value per share of common stock as of September 30, 2003, will be reduced from approximately $18.46 per share on a historical basis to at least $17.85 per share on a pro forma basis, assuming the maximum of 131,868 shares are cashed-out in the merger; and

     - HFB Financial's capital will be reduced, including a decrease in HFB Financial's Tier 1 capital as of September 30, 2003, from $23,099,262 on a historical basis to approximately $19,959,821 on a pro forma basis as of September 30, 2003 and a corresponding decrease in HFB Financial's Tier 1 risk based capital ratio from 14.20% on a historical basis to approximately 12.52% on a pro forma basis, a decrease in HFB Financial's total risk based capital ratio from 15.12% on a historical basis to approximately 13.32% on a pro forma basis and a decrease in HFB Financial's leverage ratio from 8.93% on a historical basis to approximately 7.82% on a pro forma basis, assuming the maximum of 131,868 shares are cashed-out in the merger and no shareholders perfect their dissenters' rights.


CONDITIONS TO THE COMPLETION OF THE MERGER. (PAGE 48)


     The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

     - approval of the merger agreement by the holders of at least a majority of our outstanding shares, which approval cannot be waived;

     - the aggregate cost of the shares to be converted into cash in the merger and dissenting shares does not exceed $3,000,000; and

     - no litigation is pending regarding the merger.


TERMINATION OF MERGER AGREEMENT. (PAGE 48)


     We may terminate the merger agreement at any time before the merger is effective.


U.S. FEDERAL INCOME TAX CONSEQUENCES. (PAGE 30)


     The receipt of cash in the merger will be taxable for federal income tax purposes. You will be treated as either having sold your shares of HFB Financial common stock for the cash received or as having received the cash as a dividend. In general, your receipt of cash in exchange for your shares of HFB Financial common stock will be treated as a sale or exchange and you will recognize gain or loss in an amount equal to the cash received less your adjusted tax basis of your shares exchanged for such cash if you actually and constructively own no shares of HFB Financial common stock immediately after the exchange. Shareholders who do not receive cash should not recognize any gain or loss on continuing to hold their shares of HFB Financial common stock as a result of the merger.

     For a more complete description of the federal income tax consequences to you as a result of the merger, please read the discussion under "Special Factors -- Certain U.S. Federal Income Tax Consequences."


DISSENTERS' AND APPRAISAL RIGHTS. (PAGE 32)



     Under Tennessee law, you are entitled to dissent from the merger and you may have appraisal rights in connection with the merger. To exercise your appraisal rights, you must comply with all procedural requirements of Tennessee law. A description of the relevant sections of Tennessee law is provided in "Dissenters' and Appraisal Rights" on page 32, and the full text of the applicable sections of the Tennessee General Corporation Act is attached as Appendix C to this proxy statement. FAILURE TO TAKE ANY STEPS REQUIRED BY TENNESSEE LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.



OPINION OF FINANCIAL ADVISOR. (PAGE 18)



     Professional Bank Services, Inc., financial advisor to HFB Financial, has delivered to the board of directors of HFB Financial its written opinion, dated January 12, 2004, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the cash consideration to be paid in the merger is fair, from a financial point of view, to our shareholders, including the unaffiliated shareholders who will receive cash in the merger and unaffiliated shareholders who will retain their shares in the merger. The full text of the written opinion of Professional Bank Services, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You should read the fairness opinion in its entirety, along with the discussion under "Special Factors -- Opinion of Financial Advisor."

     The opinion of Professional Bank Services is directed to the board of directors of HFB Financial, addresses only the fairness to holders of HFB Financial common stock from a financial point of view of the cash consideration to be paid in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting.


FINANCIAL EFFECTS OF THE MERGER; FINANCING OF THE MERGER. (PAGE 26)


     We estimate that $468,400 will be the total amount of cash required to fund the payment of the consideration to be paid to cashed-out shareholders, assuming 20,589 shares are cashed-out in the merger. We also estimate that the total funds to pay our fees and expenses relating to the merger will be approximately $125,000. We will fund the purchase of the cashed-out shares and any dissenting shares, as well as the fees and expenses relating to the merger through cash on hand or a dividend from our banking subsidiary.


RECOMMENDATION OF THE BOARD OF DIRECTORS. (PAGE 15)



     The board of directors of HFB Financial believes that the merger agreement is fair to, and in the best interests of, HFB Financial and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously recommends that shareholders of HFB Financial vote "FOR" the approval of the merger agreement. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of HFB Financial, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder. HFB Financial's directors have indicated that they will vote all of their shares of HFB Financial common stock in favor of the merger agreement. As of January 14, 2004, the directors and executive officers of HFB Financial beneficially owned a total of 201,163 shares of HFB Financial stock, or approximately 15.46% of the total shares entitled to vote at the annual meeting. See "The Parties -- Security Ownership of Management."

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q: WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at the special meeting.

   This proxy statement summarizes information that you need to know in order to cast an informed vote at the special meeting. However, you do not need to attend the special meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.


   We will begin sending this proxy statement, notice of special meeting and the enclosed proxy card on or about January 21, 2004, to all shareholders entitled to vote. Holders of our common stock are entitled to vote at the special meeting. The record date for those entitled to vote is January 14, 2004. On September 30, 2003, there were 1,301,101 shares of our common stock outstanding. Shareholders are entitled to the one vote for each share of common stock held as of the record date.


Q: WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?


A: The special meeting will be held at Pine Mountain State Resort Park,
   Pineville, Kentucky at 2:00 p.m., local time, on Tuesday, February 24, 2004.


Q: WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote on the approval of the merger agreement between HFB Financial and merger subsidiary, pursuant to which merger subsidiary will merge with and into HFB Financial.

Q: WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?


A: All holders of our common stock and other invitees of HFB Financial may attend the special meeting in person. However, only holders of our common stock of record as of January 14, 2004 may cast their votes in person or by proxy at the special meeting.


Q: WHAT IS THE VOTE REQUIRED?

A: The vote required to approve the merger agreement is the affirmative vote of the holders of at least a majority of the shares of HFB Financial common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal.

Q: WHO IS SOLICITING MY PROXY?

A: The board of directors of HFB Financial.

Q: WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE PROPOSAL
   TO APPROVE THE MERGER AGREEMENT?

A: Our board of directors has determined that the merger is advisable and in the best interests of HFB Financial and its shareholders. Our board of directors has therefore unanimously approved the merger agreement and recommends that you vote "FOR" approval of the merger agreement at the special meeting.

Q: WHAT DO I NEED TO DO NOW?

A: Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented and voted at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and notify the secretary of the special meeting that you want to vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T SEND BACK A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE
   SPECIAL MEETING?

A: If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the effect described above under "What is the vote required?"

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send instructions on how to receive any cash payments you may be entitled to receive. If you are not cashed-out in the merger, you will not receive a letter of transmittal and you do not need to send in your stock certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If you own fewer than 250 shares of HFB Financial common stock as of the effective time of the merger, you will receive $22.75 in cash for each share you own. If you own 250 or more shares of HFB Financial common stock as of the effective time of the merger, you will continue to own your shares of HFB Financial common stock. The merger agreement has specific provisions regarding the treatment of shares held in street name. Please read the discussion under "The Merger Agreement -- Conversion of Shares in the Merger" for a description of these provisions generally as well as the terms of the merger agreement.

Q: WHAT IF I HOLD SHARES IN STREET NAME?

A: HFB Financial intends for the transaction to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. However, nominees may have different procedures and shareholders holding common stock in street name should contact their nominees. Please read the discussion under "The Merger Agreement -- Conversion of Shares in the Merger" for a description of these provisions generally as well as the terms of the merger agreement.

Q: HOW WILL HFB FINANCIAL BE OPERATED AFTER THE MERGER?

A: After the merger, HFB Financial will no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. HFB Financial expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. Our board of directors believes the going-private transaction is consistent with HFB Financial's vision of maintaining an independent banking strategy. As a result of the merger, shareholders of HFB Financial who receive cash for their shares in the merger will no longer have a continuing interest as shareholders of HFB Financial and will not share in any future earnings and growth of HFB Financial.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible and we expect the merger to be completed shortly after the special meeting.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The receipt of cash in the merger will be taxable for federal income tax purposes. Shareholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the material tax consequences in greater detail, please read the discussion under "Special Factors -- Certain U.S. Federal Income Tax Consequences."

Q: MAY I BUY ADDITIONAL SHARES IN ORDER TO REMAIN A SHAREHOLDER OF HFB
   FINANCIAL?


A: Yes. The key date is how many shares of common stock you own at the effective time of the merger. So long as you are able to acquire a sufficient number of shares so that you own 250 or more shares at the effective time of the merger, which we anticipate to occur at 5:00 p.m. on February 24, 2004 or as soon as practicable thereafter, your shares of HFB Financial common stock will not be cashed-out in the transaction.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION OF HFB FINANCIAL


     The following summary unaudited pro forma consolidated income statement data and per share information of HFB Financial for the year ended December 31, 2002, gives effect to the merger as if it had occurred on January 1, 2002. The unaudited consolidated pro forma balance sheet of HFB Financial for the nine-month period ended September 30, 2003, gives effect to the merger as if it had occurred on September 30, 2003. The unaudited consolidated pro forma consolidated income statement date and per share information of HFB Financial for the nine months ended September 30, 2003, gives effect to the merger as if it had occurred on January 1, 2003. You should read the summary unaudited pro forma financial information in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. See "Pro Forma Financial Information" beginning on page 35.


     As described in such assumptions, the pro forma financial data assumes that 131,868 shares of HFB Financial common stock will receive cash in connection with the merger, which represents the maximum number of shares we are required to repurchase under the merger agreement. The actual number of shares of HFB Financial common stock that will receive cash in the merger may be significantly lower. Management anticipates that HFB Financial will purchase approximately 20,589 shares, although we cannot assure you of the number of shares that we will purchase. The pro forma information set forth below is not necessarily indicative of what HFB Financial's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by HFB Financial in the future.

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                    2003
                                                              -----------------
BALANCE SHEET DATA:
Total assets................................................    $253,548,588
Loans, net of allowance for loan losses and unearned
  interest unearned interest................................     187,799,158
Allowance for loan losses...................................       1,494,678
Total deposits..............................................     201,900,098
Other debt..................................................      28,084,688
Shareholders' equity........................................      20,875,759

                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,     SEPTEMBER 30,
                                                                  2002             2003
                                                              ------------   -----------------
INCOME STATEMENT DATA:
Interest income.............................................  $16,354,584(1)    $11,601,311
Interest expense............................................    6,817,396         4,359,854
                                                              -----------       -----------
Net interest income.........................................    9,537,188         7,246,727
Provision for credit losses.................................      468,554           315,000
                                                              -----------       -----------
Net interest income after provision for credit losses.......    9,068,634         6,931,727
Noninterest income..........................................    1,213,674           984,732
Noninterest expense.........................................    6,731,264         5,320,283
                                                              -----------       -----------
Income before income taxes..................................    3,551,044         2,596,176
Income tax expense..........................................    1,137,532(2)        778,510
                                                              -----------       -----------
Net income..................................................  $ 2,413,512       $ 1,817,606
                                                              ===========       ===========

                                                               YEAR ENDED    NINE MONTHS ENDED
                                                              DECEMBER 31,     SEPTEMBER 30,
                                                                  2002             2003
                                                              ------------   -----------------
PERFORMANCE DATA:
Return on average total assets..............................         1.02%             0.96%
Return on average shareholders' equity......................        12.60%            11.73%
Average shareholders' equity to average assets..............         8.11%             8.20%
Total gross loans to total deposits at year-end.............        84.06%            93.76%

---------------

(1) Assuming the opportunity cost of funding the $3,125,000 is 1% per annum.

(2) The income tax rate assumed for this transaction is 36.25%.

SELECTED PER SHARE FINANCIAL INFORMATION

     The following table sets forth selected historical per share financial information for HFB Financial and unaudited pro forma per share financial information for HFB Financial giving effect to the merger as if it had been consummated as of the end of each period presented, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of HFB Financial, including the related notes thereto, and (ii) the Unaudited Pro Forma Consolidated Financial Statements, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this table together with the Unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the Selected Historical Financial Data included elsewhere in this proxy statement and the consolidated financial statements of HFB Financial and the notes thereto included in our 2002 Annual Report of Form 10-KSB to shareholders, included in this proxy statement as Appendix D and our Quarterly Report on Form 10-QSB to shareholders for the quarter ended September 30, 2003, included in this proxy statement as Appendix E.

     As described in the assumptions to the Unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 131,868 shares of HFB Financial common stock are cashed-out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what HFB Financial's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by HFB Financial in the future.

                                                                           PRO FORMA
                                                              HISTORICAL   COMBINED
                                                              ----------   ---------
Earnings (loss) per common share from continuing operations:
  Basic
     Nine Months Ended September 30, 2003...................    $ 1.46      $ 1.61
     Year Ended December 31, 2002...........................      1.95        2.16
  Diluted
     Nine Months Ended September 30, 2003...................      1.45        1.60
     Year Ended December 31, 2002...........................      1.93        2.15
Book value per common share
     Nine Months Ended September 30, 2003...................     18.46       17.85
     Year Ended December 31, 2002...........................     18.12       17.48
Tier 1 leverage ratio
     Nine Months Ended September 30, 2003...................      8.93%       7.82%
     Year Ended December 31, 2002...........................      8.69%       7.55%
Tier 1 risk based capital ratio
     Nine Months Ended September 30, 2003...................     14.20%      12.52%
     Year Ended December 31, 2002...........................     15.07%      12.92%
Total risk based capital ratio
     Nine Months Ended September 30, 2003...................     15.12%      13.46%
     Year Ended December 31, 2002...........................     15.88%      13.73%

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER


     Overview. Of HFB Financial's approximately 372 current record shareholders, approximately 160 hold fewer than 250 shares (not including beneficial owners whose shares may be registered in "street name"). Collectively, these 160 record holders, who comprise approximately 44% of all record holders, own an aggregate of approximately 20,589 shares, representing approximately 1.6% of our outstanding shares.


     We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 250 shares of our common stock and hold the shares in street name. However, based on the number of sets of proxy materials that we are requested to provide to brokers, banks and other nominees, we estimate that there are at least 108 holders owning beneficially approximately 468,777 shares of HFB Financial common stock. Accordingly, HFB Financial estimates that there are approximately 2,470 shares of its common stock being held by shareholders holding fewer than 250 shares. In making the computations presented elsewhere in this proxy statement (including the preparation of the pro forma financial information included herein), HFB Financial has assumed that a substantial portion of the beneficial owners of shares held in nominee name hold 250 or more shares and will therefore remain shareholders of HFB Financial after the merger.

     As a public company, HFB Financial is required to prepare and file with the Securities and Exchange Commission (the "SEC"), among other items, the following:

     - Quarterly Reports on Form 10-QSB;

     - Annual Reports on Form 10-KSB;

     - Proxy Statements and annual shareholder reports as required by Regulation 14A under the Exchange Act; and

     - Current Reports on Form 8-K.

     The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

     Accordingly, the board of directors determined in the fourth quarter of 2002 that the recurring expense and burden of maintaining so many small shareholder accounts, coupled with the costs associated with maintaining the registration of HFB Financial's common stock under the Exchange Act, was not cost efficient for HFB Financial. Additionally, the board of directors determined that, even as a publicly traded company there is a very limited trading market in our common stock, especially for sales of larger blocks of our common stock, and that our shareholders derive little benefit from HFB Financial's status as a publicly-held corporation. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, the board asked our management to begin to explore the possibility of reducing the number of our shareholders of record to below 300 in order to suspend our periodic reporting obligations to the SEC.

     The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner HFB Financial will cease to incur the expenses and burdens associated with having our common stock registered under the Exchange Act and the sooner shareholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

     Alternatives Considered. In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the merger would be simpler and less costly. These alternatives were:

     - Tender Offer at a Similar Price Per Share. The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

     - Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by HFB Financial's shareholders. In a reverse stock split, HFB Financial would acquire the interests of the cashed-out shareholders pursuant to an amendment to HFB Financial's Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of HFB Financial common stock. HFB Financial would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record shareholders, assuming shareholder approval. Nonetheless, the board of directors chose the merger because the board concluded that a reverse stock split would cost HFB Financial more capital. In a reverse stock split, HFB Financial would have to pay cash to any large shareholders for their fractional shares, even though they would remain shareholders after the transaction.

     - Purchase of Shares in the Open Market. The board rejected this alternative because it concluded that it was highly unlikely that HFB Financial could acquire shares from a sufficient number of holders to accomplish the board's objectives. The board also concluded that such a repurchase program would provide arbitrage opportunities that would enable certain market makers to profit at the expense of HFB Financial, while failing to treat all of the shareholders uniformly.


     After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for the shareholders and HFB Financial. Significantly, HFB Financial estimates that, following the proposed merger, it should have approximately 212 shareholders of record, which will permit HFB Financial to terminate the registration of its common stock under the Exchange Act.


     Board of Directors. In late 2002, the board of directors began to consider the feasibility of terminating the registration of its common stock under the Exchange Act in what is commonly referred to as a "going private" transaction. Over the last few years, the board has made significant efforts to reduce HFB Financial's operating costs and continually evaluates the relative costs and benefits of additional cost cutting measures. HFB Financial incurs significant costs associated with having its shares being publicly traded on NASDAQ and the registration of its shares with the SEC. In evaluating the benefits of being publicly traded, the board concluded that HFB Financial was deriving limited benefit from its status as a public company: no analysts followed or reported on the Company, and shares of common stock traded in low volume. In addition, the board concluded that HFB Financial had limited access to the public debt or equity markets, in a cost effective manner, due to its size and market, and its common stock would not make an attractive form of currency in an acquisition of another financial institution. In addition, the costs associated with being a reporting company had been substantial and, especially in light of the passage of the Sarbanes-Oxley Act in 2001, continue to rise.

     At its meeting on July 15, 2003, management reported to the board that management had discussed the feasibility of going private with the HFB Financial's accountants and legal advisors and that our advisors believed the benefits of our engaging in a going private transaction exceeded the drawbacks. The board of directors also discussed the ongoing costs associated with HFB Financial's status as a public company. The board considered the impact of a going private transaction on our shareholders, our customers, our creditors and the communities in which we operate. The board also considered the impact that a going private transaction would have on our stock's liquidity.

     At its meeting on July 19, 2003, the board of directors continued to discuss the feasibility of a going private transaction and reviewed various share repurchase structures, including odd-lot share repurchases, tender offers and reverse stock splits. The board initially preferred a structure that would allow the shareholders to decide if they wanted to sell their shares, but recognized the uncertainty of having fewer than 300 shareholders of record at the consummation of such a transaction. In light of the potential savings from a going private transaction, the board invited its attorneys to attend the next board meeting to discuss the alternative structures, as well as their potential implications, for accomplishing a going private transaction. In particular, the board was concerned about the perception that a coercive going private transaction would have on shareholders who bought our common stock during our 1992 conversion from a mutual to a stock holding company. In addressing this concern, the board considered the $10.00 per share purchase price from the conversion, as well as the dividends of $4.95 that have been paid on a share of HFB Financial common stock since 1992. In addition, the board recognized the significant premium over $10.00 that HFB Financial would pay in the merger. The board determined that, even though some shareholders who purchased shares in the conversion would be cashed-out in the merger, those shareholders had received a good return on their investment.


     At a board meeting held on July 30, 2003, the board considered alternative structures for proceeding with a going private transaction, including a reverse stock split, a tender offer and a cash-out merger, as well as the board's fiduciary duties in connection with each transaction. In addition, management discussed the cost savings and benefits of proceeding with a going private transaction. The board decided to confer with HFB Financial's accountants before finally determining whether to initiate and, if so, by what structure to accomplish, a going private transaction.


     On July 31, 2003, the board held discussions with its accountants and, although the accountants did not have specific figures applicable to HFB Financial, they did advise the board that they believe the cost of being a public company would increase as a result of Sarbanes-Oxley. The board also reviewed the cost of remaining public versus the costs of the proposed transaction. In 2002, management estimated that it spent $125,000 associated with being a public company and estimated expenses of $149,300 in 2003. The board also discussed whether outside financing would be required to fund the repurchase of the shares in a going private transaction. The board did not make any final determinations regarding the going private transaction at this meeting.


     On August 19, 2003, the board met with its legal advisors and accountants and renewed its discussion on the prospect of going private. The board discussed the likelihood of having fewer than 300 shareholders of record under each of the going private transaction structures. After reconsidering all the alternatives that had been presented, the board determined that accomplishing the transaction through a cash-out merger would provide the greatest certainty that, after the merger, we would have fewer than 300 shareholders of record and would be able to terminate the registration of our common stock under the Exchange Act. After lengthy discussion, the board approved the structure of the going private transaction by means of the cash-out merger.

     Also at that meeting, the board authorized management to proceed with any additional steps necessary to bring the merger proposal to the point where its terms could be considered and voted upon. Specifically, the board authorized management to interview and engage an independent financial advisor to advise the board on the financial terms of the proposed transaction and, based on the terms selected, to render a fairness opinion on the terms of the proposed merger from a financial point of view to both the affiliated and unaffiliated shareholders. Additionally, the board authorized management to prepare and execute the documents necessary to incorporate the merger subsidiary.

     Between August 19, 2003 and September 26, 2003, management of HFB Financial interviewed several financial advisors. Based on its experience and familiarity with HFB Financial, management ultimately engaged Professional Bank Services, Inc. ("PBS") to act as financial advisor to the board.

     At a board meeting held on September 26, 2003, members of management of HFB Financial described to the board its meetings with PBS and the reasons for its engagement of PBS. Management stated that it had engaged legal counsel, developed the structure of the transaction, and reviewed the shareholder list to ascertain the effect of different minimum ownership levels since the August 19, 2003 meeting. The board ratified the appointment of PBS to serve as its financial advisor.

     Also at the September 26, 2003 board meeting, the board of directors discussed the different appraisal methods, including the judicial interpretation of "fair value" under the TBCA, and the board's fiduciary duties in establishing the price to be paid to cashed-out shareholders. The board discussed the Delaware Block Method, as the leading appraisal method under Tennessee law as well as valuation techniques currently utilized by Delaware courts. Based on these discussions, the board authorized management to send an instruction letter to PBS authorizing PBS to appraise the HFB Financial common stock under the Delaware Block Method as well as the appraisal techniques utilized by Delaware courts and to report its findings to the board.

     On October 21, 2003, PBS delivered to the board of directors its appraisal on the fair value of HFB Financial's common stock. PBS's valuation indicated that the fair value of HFB Financial common stock based on June 30, 2003 financial information under the Delaware Block Method was $21.00 per share and under a going concern valuation technique, which considered control value excluding synergies and costs savings as a result of the merger, was $22.75 per share. The report PBS provided to the board included a detailed explanation of the financial analyses supporting the range of values.

     After reviewing the valuation of PBS, the board at its October 21, 2003 meeting met with representatives of PBS to review its appraisals. The board discussed in detail the different appraisal techniques utilized by PBS and the assumptions underlying PBS's analysis. PBS described that, although HFB Financial's appraisal was based on financial information through June 30, 2003, PBS had reviewed our results for the third quarter of 2003 and its analysis had not changed. The board considered both the analyses and conclusions of PBS regarding the appraised value of the HFB Financial common stock under the Delaware Block Method and under the appraisal techniques utilized by Delaware courts. Although the board considered all of the valuations, it relied on and adopted the conclusions reached by PBS with respect to value under such appraisal techniques utilized by Delaware courts, also referred to as the going concern value. Ultimately, the board decided that going concern value was more appropriate for the valuation of HFB Financial common stock especially in light of the coercive nature of the merger to holders of fewer than 250 shares. After considerable discussion, the board of directors unanimously agreed that $22.75 was a fair value for the shares of common stock to be purchased by HFB Financial in the proposed merger and was a fair value to all of its shareholders, including unaffiliated shareholders who will receive cash and who will retain their shares. After the board had agreed to a price of $22.75 per share, it requested PBS to confirm that PBS would issue a fairness opinion at that price. In response, PBS orally confirmed to management that the price of $22.75 per share established by the board of directors is fair, from a financial point of view, to the shareholders of HFB Financial who own fewer than 250 shares of HFB Financial common stock, including unaffiliated shareholders

     Next, the board of directors discussed how many shares a shareholder must own in order to remain a shareholder after the merger. The discussion focused on two issues: ensuring that HFB Financial had fewer than 300 shareholders of record after the merger and the cost of cashing-out shareholders. The board of directors discussed several levels of share ownership and selected 250 shares as the ownership minimum because it represented a logical breakpoint among shareholders in order to enhance the likelihood that, after completion of the merger, the number of record shareholders would be fewer than the 300 shareholder limit necessary to terminate the registration of its common stock under the Exchange Act, while at the same time it involved a relatively small number of shares (estimated at that time to be approximately 20,589, or 1.6%, of HFB Financial's outstanding shares) that would be cashed-out in the proposed merger.

     Also at the October 21, 2003 meeting, the board of directors considered the merger agreement. The board also reviewed the terms of the proposed transaction, the related documentation and certain legal considerations with the HFB Financial's legal counsel. HFB Financial's management also made presentations to the board regarding various financial and other matters and answered questions of the board concerning the proposed transaction. Management's presentation to the board included a discussion of the terms of the merger agreement and how cashed-out shareholders would receive cash for their shares. In addition, management presented the proposed costs of the transaction and described how, if the amount to be paid to cashed-out shareholders in the merger would exceed $3.0 million, the board could terminate the merger agreement. The board discussed whether the termination right should be lower, but decided to keep it at

$3.0 million. Management also described other conditions under the merger agreement to HFB Financial's obligation to consummate the merger.

     Following the presentations described above at the October 21, 2003, meeting and a full discussion regarding the information presented, the directors unanimously determined, after giving careful consideration to a number of factors, that the merger agreement and the merger were fair to, and in the best interests of, HFB Financial and its shareholders, including unaffiliated shareholders, and unanimously approved the merger agreement and the merger.

     The board believes that the merger agreement is fair to and in the best interests of HFB Financial shareholders, including both unaffiliated shareholders who will receive cash in the merger and those who will retain their shares in the merger. In making this determination, the board did not utilize the following procedural safeguards:

     - the merger transaction was not structured to require separate approval by a majority of those shareholders who are not executive officers or directors of HFB Financial; and

     - the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the merger transaction or to prepare a report regarding the fairness of the transaction.

     The board did not consider a possible sale of HFB Financial. No offers were presented to the board, and no offers were solicited in keeping with the board of directors strategic determination to maintain HFB Financial's independence.

     On October 28, 2003, HFB Financial and the merger subsidiary entered into the merger agreement. On October 28, 2003, HFB Financial publicly announced the execution of the merger agreement and the proposed merger.

PURPOSE AND REASONS FOR THE MERGER

     For the past several years, there has been minimal trading activity in our common stock. As a result, our shareholders have limited options in selling their shares of common stock despite the fact that we are quoted on the NASDAQ SmallCap Market and our common stock is registered under the Exchange Act. In addition, we have never used our common stock as currency in an acquisition and the board has no current intent to do so. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long term benefits and growth, despite short term costs, without the pressure and expectation to produce quarterly earnings per share growth. As a result, our board of directors has determined that it is in the best interests of HFB Financial and its shareholders to go private by reducing the total number of shareholders to below 300.

     In addition, the board of directors noted that a relatively large number of shareholders who hold fewer than 250 shares own in the aggregate only about 1.6% of HFB Financial's outstanding shares. As a result, the board concluded the costs associated with reducing the number of shareholders of record below 300 was reasonable in view of the anticipated benefits of being privately held.


     The purpose of the proposed merger is to cash-out the equity interests in HFB Financial of the approximately 160 record holders of common stock that, at the effective time of the merger, own fewer than 250 shares of common stock at a price determined to be fair by the entire board of directors. The merger will allow HFB Financial to reduce the number of shareholders of record to fewer than 300 so as:


     - to permit cashed-out shareholders to receive cash for their shares without having to pay brokerage commissions at a price that represents a premium of 16% over the most recent sales price for the common stock prior to announcement of the merger agreement. If the merger is implemented, the officers and directors of HFB Financial (and all other holders of 250 or more shares) will benefit by a small increase in their percentage ownership of HFB Financial common stock. However, the net book value of their holdings will decrease;

     - to relieve HFB Financial of the administrative burden and cost associated with filing reports and otherwise complying with the reporting requirements of the Exchange Act by terminating the registration of our common stock under the Exchange Act;

     - to decrease the expense and burden of dealing with HFB Financial's high number of shareholders holding small positions in HFB Financial common stock; and

     - to increase management's flexibility to consider and initiate actions that may produce long-term benefits and growth, despite short-term costs, without the pressure and expectation to produce quarterly earnings per share growth.

     The board believes that the disadvantages of having HFB Financial continue to be a public company outweigh any advantages. The board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, HFB Financial is not likely to make use of any advantage (for raising capital, effecting acquisitions or other significant purposes) that HFB Financial's status as a public company may offer.

     HFB Financial incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. HFB Financial also incurs substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Because HFB Financial has relatively few executive personnel, these indirect costs can be substantial. HFB Financial's direct and indirect costs related to being a public company are estimated to approximate, on an annual basis, $149,300 as follows:

Independent auditors........................................  $ 30,000
NASDAQ Fee..................................................    15,000
SEC counsel.................................................    16,300
Printing and mailing........................................    10,000
EDGAR Consultants...........................................     5,000
Consulting for 302 & 906 Certification......................    12,000
Press Releases..............................................     1,000
Internal Compliance Costs...................................    60,000
                                                              --------
  Total.....................................................  $149,300
                                                              ========

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER PROPOSAL


     The board of directors unanimously determined that the merger is fair to, and in the best interests of, HFB Financial and its shareholders, including both unaffiliated shareholders who will receive cash and those who will retain their shares. The board of directors also believes that the process by which the transaction is to be approved is fair. The board of directors unanimously recommends that the shareholders vote "FOR" approval of the merger agreement. Each member of the board of directors and each executive officer of HFB Financial has advised HFB Financial that he or she intends to vote their shares in favor of the merger agreement for the reasons described below. As of January 14, 2004, the directors and executive officers of HFB Financial beneficially owned a total of 201,163 shares of HFB Financial common stock, or approximately 15.46% of the total shares entitled to vote at the special meeting.


     The board has the authority to reject (and not implement) the merger (even after approval thereof by shareholders).


     The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the merger to our shareholders, including both unaffiliated shareholders who will receive cash and those who will retain their shares of HFB financial common stock. In reviewing the factors below, the board considered the factors in the way that they affected the unaffiliated shareholders who will receive cash and the unaffiliated shareholders who will retain their shares of common stock. The board did not assign any specific weights to the factors listed below in determining the price to be paid to cashed-out shareholders. Moreover, in their considerations individual directors may have given differing weights to different factors.


     - Historical Market Prices of HFB Financial Common Stock. HFB Financial's common stock is quoted on the NASDAQ SmallCap Market and is thinly traded. The board reviewed high and low sales prices for the common stock from January 1, 2001 to September 30, 2003, which ranged from $11.00 to $20.50 per share. You should read the discussion under "Financial Information -- Per Share Market Prices and Dividend Information" for more information about our stock prices. The last sale price of HFB Financial common stock known to management that occurred prior to the public announcement of the merger agreement was $21.92 on October 28, 2003.



     - Going Concern Value. The board valued HFB Financial shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the board did consider the amount per share that might be realized in a sale of 100% of the stock of HFB Financial, but adjusted to eliminate the impact on value from costs savings and synergies that are unique to a third party purchaser. The board determined that consideration of a control value without adjusting for costs savings and synergies was inappropriate in the context of a transaction that would not result in the acquisition of HFB Financial by a third party financial institution. In determining the going concern value of HFB Financial's shares held by cashed-out shareholders, the board adopted the analyses and conclusions of its financial advisor with respect to its financial advisor's going concern value appraisal, which are described under "-- Opinion of the Financial Advisor" below.



     - Earnings. The board reviewed the earnings of HFB Financial for the previous three fiscal years and for the first three quarters of 2003. For the three years ended December 31, 2000, 2001 and 2002, adjusted to reflect HFB Financial's conversion in 2002 from a fiscal year ended June 30 to a calendar year, HFB Financial reported net income of approximately $2,063,731, $1,447,421 and $1,286,866, respectively. For the nine months ended September 30, 2003, HFB Financial reported net income of $1,817,606. The board believes that HFB Financial's earnings over the last three years provide a basis for reasonable expectation of further performance and an expectation of future benefits, if any. Based on its review of the earnings of HFB Financial, the board concluded that the price of $22.75 per share is fair when compared to comparable transactions reported on by its financial advisor. In its review of HFB Financial's earnings, the board adopted the analyses and conclusions of its financial advisor, which are described under "-- Opinion of Financial Advisor" below.



     - Opinion of the Financial Advisor. The board considered the valuation report prepared by PBS distributed to the board in advance of, and presented to the board at, the October 21, 2003 meeting. The board also considered the written fairness opinion prepared by PBS, dated January 12, 2004, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to HFB Financial shareholders, including unaffiliated who will be cashed-out in the merger and those who will retain their shares. The board also reviewed and considered the financial analyses supporting the opinion of the financial advisor. You should read the discussion under "-- Opinion of the Financial Advisor" below. A copy of the opinion of PBS is attached as Appendix B to this proxy statement.


     - Opportunity to Liquidate Shares of Common Stock. The board considered the opportunity the merger presents for shareholders owning fewer than 250 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of HFB Financial common stock, at a price that represents a premium over historical sales prices.

     The board also recognized that the merger consideration to be paid to the cashed-out shareholders in the merger reflected a premium over the trading prices for the HFB Financial common stock prior to the announcement of the merger.


     In determining how to value shares of HFB Financial common stock, the board of directors instructed PBS to appraise the HFB Financial common stock under the Delaware Block Method and the going concern value methodologies. The board asked its financial advisor to appraise the HFB Financial common stock under the Delaware Block Method because the courts of Tennessee favor the Delaware Block Method for determining the fair value of corporate stock being repurchased by corporations in conjunction with certain mergers and other corporate events. The board also required its financial advisor to appraise the HFB Financial common stock under the going concern value which represents the more modern valuation trend in states other than Tennessee.



     Under the Delaware Block Method three factors: (1) the earnings value, (2) the asset value (and its corollary, liquidation value) and (3) the market value of the stock, must be taken into account in determining fair value. In determining the value of the HFB Financial common stock, the board reviewed the report of PBS on fair value under the Delaware Block Method and adopted the findings of PBS's report as conclusive of the appraised value of HFB Financial common stock under the Delaware Block Method. However, the board ultimately chose not use the Delaware Block Method as a separate consideration because asset value was not relevant and the board separately reviewed the earnings and market values of HFB Financial common stock.


     In addition, the board did not separately consider the book value per share in reaching its conclusion as to fair value. In the experience of the board and its financial advisors, book value represents an historical cost and is not an accurate indication of value. Accordingly, the board determined that it was not directly relevant. The board did, however, acknowledge that the per share cash price of $22.75 payable in the merger reflected a multiple of 1.22 times HFB Financial's June 30, 2003, book value per share.

     In connection with its deliberations, the board did not consider, and did not request that its financial advisor evaluate, other than in the context of the Delaware Block Method, HFB Financial's liquidation value. The board did not view liquidation value as applicable to the valuation of HFB Financial's common stock in the merger. However, an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, HFB Financial can give no assurance that the liquidation value would not produce a higher valuation of HFB Financial than its value as a going concern.

     No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of HFB Financial into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of HFB Financial, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of HFB Financial.

     After consideration of all this information, the board determined that $22.75 per share is a fair price to be paid in the merger to shareholders owning fewer than 250 shares at the effective time of the merger to both affiliated and unaffiliated shareholders. The board also concluded that the price of $22.75 per share is fair to the unaffiliated shareholders who will retain their shares.

     The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of HFB Financial outstanding shares to consider and approve the merger agreement as provided under Tennessee law, HFB Financial's charter documents and the terms of the merger agreement. The board also considered such a provision unnecessary in light of the right of shareholders, whether affiliated or unaffiliated and regardless of the number of shares they own, to dissent from the merger. See "Dissenters' and Appraisal Rights."

     Because all of our directors own more than 250 shares, no independent committee of the board was convened to review the fairness of the merger proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal was retained by HFB Financial or by a majority of directors who are not employees of HFB Financial.

     HFB Financial has not made any provision in connection with the merger to grant unaffiliated shareholders access to HFB Financial's corporate files or to obtain counsel or appraisal services at HFB Financial's expense. With respect to unaffiliated shareholders' access to HFB Financial's corporate files, the board determined that this proxy statement, together with HFB Financial's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the merger. The board also considered the fact that under Tennessee corporate law, and subject to certain conditions set forth under Tennessee law, shareholders have the right to review HFB Financial's relevant books and records of account. The board did not consider these steps necessary to ensure the fairness of the merger proposal. The board determined that providing additional access to corporate files or obtaining counsel or financial advisor services for unaffiliated shareholders would be costly and would not provide any meaningful additional benefits. The board noted the fact that the financial advisor engaged by HFB Financial considered and rendered its opinion as to the fairness, from a financial point of view, of the consideration payable in the merger to HFB Financial's shareholders, including unaffiliated shareholders who will receive cash in the merger.


     After consideration of the factors described above, the board believes that the transaction is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The board believes that the transaction is procedurally fair because, after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of HFB Financial, approved the merger and the merger agreement. PBS delivered its written fairness opinion to board on January 12, 2004.


     HFB Financial has filed a copy of PBS's appraisal as an exhibit to the
Schedule 13E-3 that HFB Financial filed with the Securities and Exchange Commission and the appraisal is available for inspection on the SEC's website, www.sec.gov. In addition, HFB Financial will make the appraisal available at its main office during regular business hours for inspection and copying by shareholders.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     PBS was engaged by HFB Financial to advise HFB Financial's board of directors as to the fairness of the consideration, from a financial perspective, to the shareholders receiving cash in a proposed merger transaction whereby the merger subsidiary will be merged with and into HFB Financial, with HFB Financial being the survivor of the merger. Under the terms of the proposed merger, shareholders of HFB Financial owning fewer than 250 shares will receive $22.75 in cash per share at the effective time of the merger.

     PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution corporate transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in HFB Financial. PBS was selected to advise HFB Financial's board of directors based upon its familiarity with Kentucky and Tennessee financial institutions and knowledge of the banking industry as a whole. In addition, PBS has been engaged in the past to consult with HFB Financial's board of directors to advise on strategic planning issues. The board also considered PBS's familiarity with HFB Financial in selecting PBS as its financial advisor.

     PBS performed certain analyses described herein and presented the range of values for HFB Financial, resulting from such analyses, to the board of directors of HFB Financial in connection with its advice as to the fairness of the consideration to be paid.

     A Common Stock Fair Value Appraisal prepared by PBS was delivered to the board of directors of HFB Financial prior to its October 21, 2003 meeting. A copy of the Common Stock Fair Value Appraisal, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as an exhibit to the Schedule 13E-3 filed by the HFB Financial with the SEC and you are urged to read it in its entirety.

     In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to HFB Financial. PBS considered certain financial and stock market data of HFB Financial, and compared that data with similar data for certain other publicly-held bank and thrift holding companies. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of HFB Financial.

     For purposes of rendering its fairness opinion, PBS reviewed and analyzed the historical performance of HFB Financial and its wholly owned subsidiary, Home Federal Bank Corporation, including:

     - June 30, 1999, 2000, 2001, 2002 and December 31, 2002 audited financial statements and Forms 10-KSB of HFB Financial;

     - December 31, 2002, March 31, 2003 and June 30, 2003 Consolidated Reports of Condition and Income filed by Home Federal Bank Corporation;

     - March 31, 2003 and June 30, 2003 Forms 10-QSB filed by HFB Financial with the SEC;

     - April 9, 2003 Information Statement filed by HFB Financial;

     - June 30, 2003 Uniform Holding Company Performance Report of HFB
       Financial;

     - December 31, 2002, March 31, 2003 and June 30, 2003 FR Y-9C filed by HFB Financial with the Federal Reserve; and

     - the historical common stock trading activity of HFB Financial.

     PBS reviewed statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the opinion. In its review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the banking industry generally.

     In connection with rendering the fairness opinion and preparing its written and oral presentation to HFB Financial's board of directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond HFB Financial's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     As a part of its engagement of PBS, the board of directors instructed PBS to perform to separate appraisals. The board instructed PBS to evaluate the value of HFB Financial common stock under the Delaware Block Method, as the leading valuation techniques under Tennessee case law, and in conformance with more modern valuation trends in the leading corporate jurisdictions. With regard to the latter, the board of directors requested that PBS employ all of the evaluation methodologies and techniques that are appropriate considering the circumstances and purposes of PBS's evaluation, including net asset value, investment value and market value; but that it not employ a minority discount or a liquidity discount. Finally, the board of directors instructed PBS not to assume a pro forma sale of HFB Financial, but to assume the shareholders are willing to maintain their investment in HFB Financial as though the transaction in question had not occurred.

     The Delaware Block Method. Under the Delaware Block Method and current Tennessee case law, the concept of fair value requires explicit utilization and the appropriate weighting of three valuation methods normally considered by analysts and the courts to determine fair value: the Transaction Value Method, the Asset Value Method and the Earnings Value Method. The Transaction Value Method of valuing a share of common stock is determined by examining a number of transactions that are assumed to have occurred at arm's length. The Asset Value Method is based on adjusted value of net assets. The Earnings Value Method, as utilized under the Delaware Block Method and Tennessee case law, involves an estimation of the present value of a company's future earnings. Under that method, an estimate of a company's future earnings is derived by averaging the company's recent earnings over a relevant period and applying a capitalization rate or price to earnings ratio to this future earnings estimate. Following is a discussion of PBS's analysis under each of these valuation methodologies:

     - Transaction Value Method: The Transaction Value represents the price(s) at which shares of common stock in HFB Financial have exchanged hands between a willing buyer and seller. As of August 11, 2003, HFB Financial has 1,301,101 common shares outstanding. As of September 26, 2003, HFB Financial's common shares closed trading on the NASDAQ SmallCap Market at $19.91 per share. From June 25, 2003 to October 21, 2003, HFB Financial has had 28,826 of its common shares trade on the NASDAQ SmallCap Market between $18.35 and $20.50 per common share.

     - Asset Value Method: PBS analyzed and reviewed HFB Financial's balance sheet data in the June 30, 2003 FR Y-9C and Form 10-QSB to determine the amount of material adjustments required to the stockholders' equity of HFB Financial based on differences between the market value of HFB Financial's assets and their value reflected on HFB Financial's financial statements. PBS determined that one adjustment was warranted. The only adjustment that PBS deemed warranted was a $99,000 downward adjustment for intangibles assets. The adjusted net asset value of HFB Financial was determined to be $18.54 per share.

     - Earnings Value Method: The Earnings Value Method equates the fair value of a company to the present value of its anticipated future earnings. An estimate of HFB Financial's future earnings is derived utilizing an average of HFB Financial's reported earnings since 2001. HFB Financial's earnings over the last three years are a more accurate predictor of HFB Financial's future earnings than what would be attained by including more historic operating results. The following table presents HFB Financial's estimated future earnings to be utilized under the Earnings Value Method:

June 30, 2001 Company Net Income............................  $1,489,000
June 30, 2002 Company Net Income............................   1,589,000
June 30, 2003 Last Twelve Month Net Income..................   2,484,000
                                                              ----------
Average Company Net Income Since 2001.......................  $1,854,000
                                                              ==========

      Under the Earnings Value Method HFB Financial's estimated future earnings are multiplied by an appropriate price to earnings ratio in order to determine the fair value of HFB Financial's common shares. The price to earnings multiple utilized in determination of fair value under this methodology is 15.67 times earnings. The 15.67 times earnings ratio represents the median last twelve month price earnings ratio of a large subsection of publicly traded banks and thrifts. The composition of this group consists of all 292 exchange traded banks and thrifts, excluding mutual holding companies, in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, North Dakota, Ohio, Pennsylvania, South Carolina, South Dakota, Tennessee, Virginia, West Virginia and Wisconsin which are not currently being acquired and have total assets between $100.0 million and $5.0 billion and have a last twelve month return on average equity greater then 5.0%. This price to earnings multiple embodies a median of what community banks and thrifts currently trade for without significant consideration being given to the size, location, balance sheet structure or operating results of this group beyond a minimum level. The value determined under the Earnings Value Method was $22.33 per share.

     In determination of the fair value of HFB Financial's common shares under the Delaware Block Method, PBS concluded that the Asset Value Method represents more of an historical cost that does not reflect the going concern aspect of HFB Financial's business and is therefore not included in its opinion of value.

     PBS weighed the Transaction Value as 55% and the Earnings Value as 45% in determining the Delaware Block Method Value. In determining the weights to assign to the Transaction Value and the Earnings Value, PBS considered earnings growth prospects of HFB Financial and the price to earnings ratios of a comparable bank group. PBS felt that, although the average of HFB Financial's earnings over the last three years may somewhat understate HFB Financial's future earnings potential; the median price to earnings ratio of the comparable group was still higher than should be applicable to HFB Financial. PBS based this conclusion on its assessment that HFB Financial has lower potential long-term earnings growth prospects then the median of the comparable group. In addition, PBS judged that HFB Financial has significant reliance on interest sensitive non-core funding, which over the long-term, would curtail HFB Financial's earnings growth. PBS found that over twelve month period ended June 30, 2003, HFB Financial increased its deposit 1.19% compared to a median deposit growth of 9.14% for the comparable bank group utilized in the Earnings Value Method. In addition, PBS's analysis concluded that the core markets in which HFB Financial operates have exhibited an aggregate three-year compound rate of deposit growth of only 3.38%. Based on PBS's analysis, PBS weighted the Earnings Value less heavily than the Transaction Value.

     It was PBS's opinion that the fair value of HFB Financial's common stock utilizing the Delaware Block Method of determining fair value is $21.00 per common share without the application of any marketability or minority discounts.

     Consideration of Recent Fair Value Case Law. PBS reviewed recent rulings by courts in Delaware and a number of other states that have augmented the original Delaware Block Method with a number of additional valuation techniques in determining fair value. PBS determined that the most theoretically sound and fundamentally significant of these additional methods utilized in the determination of fair value are as follows:the Adjusted Book Value Method, the Investment Value Method, the Discounted Cashflow Method, and the Acquisition Comparable Method, each of which is described below:

     - Adjusted Book Value Method and Investment Value Method: The Adjusted Book Value Method evaluates prevailing market conditions for companies by comparing the market price to book value ratios of comparable publicly traded organizations to those of the subject company. The Investment Value Method analyzes comparable publicly traded organizations and then compares the market price to earnings per share of these organizations to the subject company's current earnings. PBS compiled a comparable peer group consisting of all banks and thrifts traded on the NASDAQ, AMEX or NYSE which are not currently under agreement to be acquired, have total assets between $150 million and $500 million, are headquartered in Alabama, Arkansas, Georgia, Indiana, Kentucky, Mississippi, North Carolina, Ohio, Tennessee or Virginia, have a core return on average equity between 8.00% and 12.00% over the most recently reported last twelve month period, have an equity to assets ratio between 8.50% and 10.50% and also regularly pay dividends to common shareholders (the "Comparable Bank Group"). PBS chose to use a smaller sample in creating the Comparable Bank Group than it had reviewed under the Delaware Block Method in order to provide a more financially comparable group in terms of performance and operating attributes.

      The following table provides a summary analysis of the Adjusted Book Value Method and the Investment Value Method of the Comparable Bank Group.

                 COMPARABLE BANK GROUP ADJUSTED BOOK VALUE AND
                   INVESTMENT VALUE METHOD SEPTEMBER 26, 2003

                                                               ADJUSTED
                                                              BOOK VALUE    INVESTMENT
BANK                                             CITY           METHOD     VALUE METHOD
----                                       ----------------   ----------   ------------
BOE Financial Services of Virginia.......  Tappahannock, VA      1.36X        13.27X
Classic Bancshares, Inc..................  Ashland, KY           1.40         13.53
Community Financial Corporation..........  Staunton, VA          1.36         11.25
FFW Corporation..........................  Wabash, IN            1.20         12.59
Shore Financial Corporation..............  Olney, VA             1.43         15.71
Logansport Financial Corporation.........  Logansport, IN        1.10         14.24
LSB Financial Corp.......................  Lafayette, IN         1.24         12.18
Pinnacle Bancshares, Inc.................  Jasper, AL            1.10         10.83
  MEDIAN.................................                        1.30X        12.93

---------------

Source: Financial information supplied by SNL Financial L.P. DataSource. Pricing as of September 26, 2003

       The application of the above median multiples to HFB Financial's book value and year-to-date earnings per share resulted in a value of $24.20 per common share under the Adjusted Book Value Method and $25.18 per common share under the Investment Value Method.

     - Discounted Cash Flow Analysis: The Discounted Cash Flow Method relates fair value to the future earnings and dividend capacity of a company. A discounted cash flow analysis was performed by PBS pursuant to which a range of values of HFB Financial was determined by adding (i) the present value of an estimated future dividend stream that HFB Financial could generate over a five-year period and (ii) the present value of the "terminal value" of HFB Financial's earnings at the end of the fifth year.

       The "terminal value" of HFB Financial's earnings at the end of the five-year period was determined by applying a multiple of 12.93 times HFB Financial's projected earnings. The 12.93 multiple represents the median multiple of core earnings at which the members of the Comparable Bank Group traded as of September 26, 2003. Dividend streams and terminal values were discounted to present values using a discount rate of 15.50%. This rate reflects assumptions regarding the rate of return sought by holders or buyers of HFB Financial's common stock. The value of HFB Financial's common stock determined in this manner was $22.05 per share.


       The following tables demonstrate the five-year summary financial data utilized in the determination of the Discounted Cash Flow Analysis:



                         5 YEAR SUMMARY PROJECTED DATA



    YEAR    ASSETS    NET INCOME   DIVIDENDS   EQUITY
    ----   --------   ----------   ---------   -------
     1     $274,326     $2,606      $  652     $26,171
     2      293,528      2,935         734      28,372
     3      314,075      3,298         824      30,845
     4      336,061      3,697         924      33,618
     5      359,585      4,135       1,034      36,719



                           PROJECTED FINANCIAL RATIOS



    YEAR   RETURN ON ASSETS   RETURN ON EQUITY   EQUITY/ASSETS
    ----   ----------------   ----------------   -------------
     1           0.95%              9.96%             9.54%
     2           1.00              10.35              9.67
     3           1.05              10.69              9.82
     4           1.10              11.00             10.00
     5           1.15              11.26             10.21


       In addition, using the five-year projection as a base, PBS calculated a twenty-year projection assuming an annual growth rate in assets of 7.0% in years one through five and 6.0% in years six through twenty. Return on assets was projected to increase from 0.95% in year one to 1.15% in year five and then increase to 1.25% by year seven and remain constant at that level for the remainder of the analysis. Dividends representing 25% of net income were assumed to be paid in years one through five and then increased to 60% of net income in years six through twenty. PBS used the same 15.50% discount rate. This long-term projection resulted in a value per share of $16.16.

     - Acquisition Comparable Method: PBS also considered an Acquisition Comparable Method in its determination as to the fairness of the proposed cash fair value of HFB Financial's common shares. PBS performed an analysis of bank and thrift acquisition transactions in which transactions that were deemed to be comparable to HFB Financial's proposed merger were analyzed. In the utilization of this method, PBS performed an analysis of acquisition transactions where the consideration received by the selling institution was cash and where the acquiror was a newly formed holding company created for the purpose of acquiring the seller. While none of the transactions analyzed involved a going private transaction similar to HFB Financial's proposed transaction, the rationale for the selection of these transactions as being comparable to HFB Financial's proposed transaction focuses on several similarities. First, all of the selected transactions were acquisitions in which the seller had a return on average equity greater than five percent and assets over $20 million. Second, all of the selected transactions had only cash as the merger consideration. Third, the acquirer was a newly formed holding company or an investor group and not a third party financial institution. As a result, the acquirors in the selected transactions would, in PBS's opinion, be unable to realize the degree of cost savings and synergies available in most acquisition transactions where the acquirer is an existing financial institution and it is unlikely that the acquisition pricing reflected any significant synergies or cost savings. Finally, PBS limited its search to transactions announced since June 30, 2001 when the acquisition accounting rules were changed.

       PBS's analysis under the Acquisition Comparable Method mitigated the synergies and cost savings present in most acquisition pricing. PBS is unaware of a method of completely isolating or excluding these effects from the overall price. PBS's analysis revealed that, without limiting the Comparable Bank Group, the cost savings and synergies in operations that allow third party acquirers to pay a higher price than would otherwise be possible would skew its analysis of a fair price for HFB Financial common stock.

       PBS determined that seven acquisition transactions were comparable to HFB Financial's proposed merger. The median multiples of book value and earnings of the comparable acquisition transactions were 1.55 and 11.66, respectively. The application of these multiples to HFB Financial resulted in values of $28.85 based on the multiple of book value and $22.71 based on the multiple of earnings. It is PBS's opinion that the majority of the premium paid in most financial institution acquisitions is attributable to the cost savings and synergies rather than simply control.

     Summary of Methodologies. The following table presents a summary of previously derived methodologies.

                                                         VALUE PER SHARE   MULTIPLE OF BOOK
                                                         ---------------   ----------------
Transaction Value......................................      $19.91              1.07X
Asset Value Method.....................................       18.54              1.00
Earnings Value Method..................................       22.33              1.20
Adjusted Book Value:
  Comparable Bank Group................................       24.20              1.30
Investment Value:
  Comparable Bank Group................................       25.18              1.35
Discounted Cash Flow Value:
  Short Term...........................................       22.05              1.18
  Long Term............................................       16.16              0.87
Acquisition Comparables:
  Multiple of Book Value...............................       28.85              1.55
  Multiple of Earnings.................................       22.71              1.22
AVERAGE................................................       22.21              1.19
MEDIAN.................................................       22.33              1.20

The average and median of the above values are $22.21 and $22.33, respectively, including the Asset Value Method. As mentioned previously, PBS believes that the Asset Value Method reflects historical cost and was not taken into consideration in determining fair value because it does not accurately reflect the going concern aspect of HFB Financial's business. The median and average of the above values excluding the Asset Value Method are $22.52 and $22.67, respectively.

     Implicit in several of the above described valuation methodologies is the assumption that HFB Financial's operating attributes equal the median of the Comparable Bank Group and that HFB Financial will meet PBS's financial projections. In determining the fair value of HFB Financial's common shares, PBS's analysis reflects the fact that HFB Financial's operating performance, dividends and other performance characteristics are distinguishable from the median of the Comparable Bank Group. PBS did not rely on the average or median values in its determination of fair value.

     - Slight premium for financial performance above the Comparable Bank
       Group. PBS adjusted its determination of fair value per share of HFB Financial common stock to reflect a slight premium on HFB Financial common stock attributable to its financial performance when compared to the Comparable Bank Group. PBS's analysis revealed a median return on average equity for the Comparable Bank Group over the last twelve months ending June 30, 2003 equal to 10.41% compared to 10.65% for HFB Financial. However, PBS also found that HFB Financial's last twelve month efficiency ratio of 61.66% is above the Comparable Bank Group median efficiency ratio of 57.92% and HFB Financial's last twelve months return on average assets of 0.98% is below the Comparable Bank Group median of 1.06%.

     - Slight discount for lower level of dividends compared to the Comparable Bank Group. PBS also adjusted its determination of fair value per share of HFB Financial common stock due to HFB Financial's lower dividend payout ratio when compared to the Comparable Bank Group. HFB Financial's semi-annual dividend payments equal 23.35% of its net income over the last twelve months ending June 30, 2003 compared to the Comparable Bank Group's median last twelve month dividend payout ratio of 26.64%

     - Discount for risks associated with rapid loan growth and asset quality issues. The premium which could be justified on HFB Financial's common shares relative to the Comparable Bank Group for financial performance is more than offset by risks associated with the adequacy of HFB Financial's allowance for loan and lease losses. As of June 30, 2003, HFB Financial's loan loss allowance equals 0.75% of total loans compared to the median of the Comparable Bank Group of 1.27%. As of June 30, 2003, HFB Financial's loan loss reserves equals 40.80% of non-accrual loans plus loans 90+ days past due and still accruing and other real estate owned compared to the median of the Comparable Bank Group of 110.77%. In addition, HFB Financial's non-accrual loans plus loans 90+ days past due and still accruing and other real estate owned equal 1.31% of assets at June 30, 2003 compared to the median of the Comparable Bank Group of 0.86%. Of further concern, as of June 30, 2003 HFB Financial has an additional $2.8 million in loans 30 to 89 days past due and still accruing.


     Based on the foregoing, the economic and demographic characteristics of the specific markets in which HFB Financial operates, as well as, all other factors deemed relevant and assuming accuracy and completeness of information provided by HFB Financial, it is PBS's opinion as an independent appraiser that the cash consideration of $22.75 per share to be paid to the shareholders of HFB Financial common stock who hold fewer than 250 shares of HFB Financial common stock, in accordance with the merger agreement, is fair, from a financial point of view, to all shareholders of HFB Financial including to all of the unaffiliated shareholders of HFB Financial whether they receive cash or remain shareholders following the merger.


     PBS will receive fees of $7,500 for all services performed in connection with rendering of the Common Stock Fair Value Appraisal and fairness opinion. In addition, HFB Financial has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' acts or decisions made in good faith and in the best interest of HFB Financial. As disclosed above, PBS has, in the past, been engaged by HFB Financial to provide consulting and strategic planning advice. Over the past two years, payments by HFB Financial to PBS have represented less than 1% of PBS's income during the same period.

CERTAIN EFFECTS OF THE MERGER

     The merger will have various effects on HFB Financial, as described below.


     Reduction in the Number of Shareholders. We believe that the merger will reduce the number of record shareholders from approximately 372 to approximately
212. As noted earlier, in addition to the approximately 20,589 shares held by shareholders of record with fewer than 250 shares in their account, HFB Financial assumes that beneficial owners of approximately 2,470 shares held in street name will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of common stock will decrease from 1,301,101, as of the record date, to approximately 1,280,512, after the merger.

     Decrease in Book Value. Because (i) the price to be paid to holders of fewer than 250 shares of common stock will be $22.75 per share, (ii) the maximum number of shares of common stock expected to be cashed-out as a result of the merger is 131,868, (iii) the total cost to HFB Financial (including expenses) of effecting the merger is expected to be approximately $3,134,961, and (iv) at September 30, 2003, aggregate shareholders' equity in HFB Financial was approximately $24,015,700, or $18.46 per share, HFB Financial expects that, as a result of the merger:

     - aggregate shareholders' equity of HFB Financial as of September 30, 2003, will be reduced from approximately $24,015,700 on a historical basis to approximately $20,875,759 on a pro forma basis;

     - the book value per share of common stock as of September 30, 2003, will be reduced from approximately $18.46 per share on a historical basis to approximately $17.85 per share on a pro forma basis; and

     - net income per share of common stock (including non-recurring income and expenses) for the year ended September 30, 2003, will increase from $1.46 on a historical basis to $1.61 on a pro forma basis.

     Decrease in Capital. As a result of the merger, HFB Financial's capital will be reduced. However, HFB Financial anticipates that it will remain "well capitalized" for bank regulatory purposes. HFB Financial's capital will be reduced, including a decrease in HFB Financial's Tier 1 capital as of September 30, 2003, from $23,099,262 on a historical basis to approximately $19,959,821 on a pro forma basis as of September 30, 2003 and a corresponding decrease in HFB Financial's Tier 1 risk-based capital ratio from 14.20% on a historical basis to approximately 12.52% on a pro forma basis, a decrease in HFB Financial's total risk based capital ratio from 15.12% on a historical basis to approximately 13.46% on a pro forma basis and a decrease in HFB Financial's leverage ratio from 8.93% on a historical basis to approximately 7.82% on a pro forma basis, assuming the maximum of 131,868 shares are cashed-out in the merger and no shareholders perfect their dissenters' rights.

     Termination of Exchange Act Registration. Our common stock is currently registered under the Exchange Act. We plan to terminate the registration of our common stock once our common stock is held by fewer than 300 shareholders of record. Termination of registration of our common stock under the Exchange Act will substantially reduce the information we are required to furnish to our shareholders and to the SEC. It would also make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to HFB Financial. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $149,300 per year. We intend to apply for such termination as soon as practicable following completion of the merger.

     In the event the registration of our common stock is terminated under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act including, but without limitation, the reporting and short swing profit provisions of Section 16.

     Effect on Market for Shares. Our common stock is currently traded on the NASDAQ SmallCap Market. After the merger and the subsequent termination of the registration of our common stock under the Exchange Act our common stock will be ineligible for listing on the NASDAQ SmallCap Market or on the OTC Bulletin Board. Any trading in our common stock after the transaction will only occur in the "pink sheets" or in privately negotiated sales. The "pink sheets" are maintained by Pink Sheets LLC (formerly The National Quotation Bureau, Inc.). Pink Sheets is a quotation service that collects and publishes market maker quotes for over-the-counter securities. The pink sheets are not a stock exchange or a self regulated entity. Price quotations are provided by the over-the-counter market makers and company information is provided by the over-the-counter companies. Although shares of our common stock may trade in the pink sheets, shareholders of HFB Financial will experience a significant reduction in the liquidity of the HFB Financial common stock.

     Dividend Policy. Given the relatively small percentage of shares of common stock being repurchased in the merger, we do not anticipate that the merger will have a material effect on our dividend policy.

     Financial Effects of the Merger; Financing of the Merger. We expect that the purchase of the cashed-out shares in the merger will cost not more than approximately $468,400, which does not include approximately $125,000 in professional fees and other expenses related to the transaction. In addition, we do not expect that the completion of the merger will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed-out in the merger, we do not know the exact amount of cash we will pay to shareholders in the merger. However, our obligation to consummate the merger under the merger agreement is conditioned on the total cost of paying for the shares cashed-out in the merger and dissenters' shares not exceeding $3.0 million. Accordingly, we do know that, unless we waive that condition, the maximum amount that we anticipate paying to shareholders in the merger is $3.0 million. You should read the discussion under "The Merger
Agreement -- Conditions to Completion of the Merger" for a description of conditions to the obligations of the parties to consummate the merger and "Special Factors -- Fees and Expenses" for a description of the fees and expenses that we expect to incur in connection with the merger.

     We expect to finance the merger, including the related costs and expenses, through cash at HFB Financial and, if necessary, a dividend from our subsidiary, Home Federal Bank Corporation.


     Increased Share Ownership of Officers and Directors. As a result of the merger, we expect that: (a) the percentage of ownership of common stock of HFB Financial held by current officers and directors of HFB Financial as a group will increase from 15.46% to approximately 17.20%, (b) the collective book value as of September 30, 2003, of the shares of our common stock held by our current officers and directors, as a group, will decrease from $3,713,469 on a historical basis to approximately $3,590,760 on a pro forma basis, and (c) the collective pro rata interest of our current officers and directors, as a group, in the net income of HFB Financial for the nine-month period ended September 30, 2003 will increase from $283,321 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $312,639 on a pro forma basis (based on the number of shares we anticipate such officers and directors to own beneficially immediately after the merger). For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be held by executive officers and directors immediately following the merger, please see footnotes (1) and (2) under "The Parties -- Security Ownership of Management."


     No Further Reporting Obligations under the Securities Exchange Act. Our common stock is currently registered under the Exchange Act. After the merger, we plan to terminate that registration if our common stock is no longer held by 300 or more shareholders of record. Termination of registration of our common stock under the Exchange Act would substantially reduce the information we are required to furnish to our shareholders and the SEC. It would also make certain provisions of the Exchange Act, such as the short saving profit recovery provisions of Section 16(b), proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to HFB Financial. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $149,300 a year. We intend to apply for such termination as soon as practicable following completion of the transaction. In the event the registration of our common stock is terminated under the Exchange Act, we will no longer file Forms 10-QSBs, 10-KSBs, 8-Ks or any other forms with the SEC.

EFFECT OF THE MERGER ON SHAREHOLDERS

     General. The merger will have same effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The determination of whether or not any particular shares of HFB Financial common stock will be cashed-out in the merger will be based on whether the holder of those shares holds either fewer than 250 shares or 250 or more shares. Since a shareholder may beneficially own shares held by more than one holder of record, a shareholder may beneficially own both shares that will be cashed-out in the merger and shares that will remain outstanding in the merger. We expect that our executive officers and directors will continue to own beneficially a total of approximately 201,163 shares, or 17.2% of the outstanding shares immediately after the merger. We do not anticipate any affiliated shareholder's shares being cashed-out in the merger. All of the effects to shareholders described below assume that the maximum of 131,868 shares are cashed-out in the merger, unless otherwise noted.

     - Cashed-Out Shareholders. Shareholders owning fewer than 250 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

      - receive $22.75 in cash, without interest, per share, and therefore will not participate in HFB Financial future potential earnings or growth, if any, as a shareholder;

      - no longer have any equity interest in HFB Financial and therefore will not participate in its future potential earnings or growth, if any, as a shareholder;

      - not be able to re-acquire an equity interest in HFB Financial unless they purchase shares from the remaining shareholders, although HFB Financial does not anticipate that the remaining shareholders will transfer their shares to third parties; and

      - be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger. See "Special
        Factors -- Certain U.S. Federal Income Tax Consequences."

     - Remaining Shareholders. The effects of the merger on shareholders owning 250 or more shares immediately prior to the effective time of the merger will upon consummation of the merger include:

      - shareholders who own 250 or more shares immediately prior to the effective time of the merger will continue to be shareholders of HFB Financial and will own the same number of shares after the merger as they owned immediately before the merger;

      - remaining shareholders will have an increased ownership percentage in HFB Financial as a result of the merger;

      - if the merger is effected, we intend to terminate the registration of our common stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act;

      - the directors and executive officers will no longer be subject to the reporting and short swing profit provisions under the Exchange Act with respect to charges in their beneficial ownership of HFB Financial common stock;

      - the liquidity of the shares of common stock held by remaining shareholders may be further reduced by the merger due to the termination of the registration of our common stock under the Exchange Act. Any trading in our common stock after the merger will only occur in the "pink sheets" or privately negotiated transactions;

      - HFB Financial's capital will be reduced, including a decrease in HFB Financial's Tier 1 capital as of September 30, 2003, from approximately $23,099,262 on a historical basis to approximately $19,959,821 on a pro forma basis, and a corresponding decrease in our leverage ratio of 8.93% on a historical basis to approximately 7.82% on a pro forma basis;

      - the book value per share of common stock as of September 30, 2003, will be reduced from $18.46 per share on a historical basis to approximately $17.85 per share on a pro forma basis for decrease of approximately 3.3%;

      - net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2002, will increase from $1.95 on a historical basis to approximately $2.16 on a pro forma basis for a increase of 10.77%. Net income per share for the nine months ended September 30, 2003 will increase from $1.46 on a historical basis to approximately $1.61 on a pro forma basis for an increase of 10.3%;

      - a result of the merger, we expect that: (a) the percentage of ownership of common stock of HFB Financial held by executive officers and directors of HFB Financial as a group will increase from 15.46%, as of the record date, to approximately 17.20%, and (b) the collective pro rata interest of HFB Financial's current executive officers and directors, as a group, in the net income of HFB Financial for the year ended December 31, 2002, will increase from $376,209 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $415,124 on a pro forma basis (based on the number of shares HFB Financial anticipates such executive officers and directors to own beneficially immediately after the merger) and for the nine months ended September 30, 2003, will increase from approximately $283,321 on a historical basis to approximately $312,639 on a pro forma basis.

     Examples. In general, the merger can be illustrated by the following examples:

          HYPOTHETICAL SCENARIO                              RESULT
          ---------------------                              ------
Ms. Smith owns 150 shares of HFB            Ms. Smith's 150 shares will be canceled
Financial common stock registered in her    and converted into the right to receive
own name at the effective time of the       cash in the amount of $22.75 per share.
merger. Ms. Smith holds no other shares
                                            If Ms. Smith wants to continue her
                                            investment in HFB Financial, she would
                                            need to buy at least 100 shares of HFB
                                            Financial common stock (such purchase
                                            must be in her own name so as to make it
                                            more readily apparent that she holds 250
                                            or more shares). Ms. Smith should act far
                                            enough in advance of the effective time
                                            of the merger so that the purchase is
                                            complete and registered on the books of
                                            HFB Financial before the merger.

Mr. Brown owns 200 shares of HFB            Mr. Brown's 200 shares will be converted
Financial that are held in a brokerage      into the right to receive cash in an
account at the effective time of the        amount equal to $22.75 per share. Mr.
merger. Mr. Brown owns no other shares      Brown will no longer be a shareholder of
                                            HFB Financial.

Mr. Jones owns 200 shares of HFB            If either HFB Financial or Mr. Jones can
Financial registered in his own name and    establish to HFB Financial's satisfaction
200 shares that are held in a brokerage     that he, in fact, holds greater than 250
account at the effective time of the        shares, Mr. Jones' 400 shares will remain
merger. Mr. Jones owns no other shares      outstanding after the merger. Otherwise,
                                            HFB Financial will presume that all of
                                            the shares are held by a holder of fewer
                                            than 250 shares and were therefore
                                            canceled in the merger and converted into
                                            the right to receive cash in an amount
                                            equal to $22.75 per share. Mr. Jones will
                                            be able to rebut the presumption that his
                                            shares were cashed-out in the merger by
                                            certifying in the letter of transmittal
                                            sent to him after the merger that he
                                            holds 250 or more shares and by providing
                                            HFB Financial such other information as
                                            it may request to verify that fact. HFB
                                            Financial has the sole discretion in
                                            rendering such a determination.

     As described in the section "The Merger Agreement -- Conversion of Shares in the Merger," the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or "street name." In determining the number of shares held beneficially in street name by any shareholder, HFB Financial may, in its discretion, rely on "no objection" lists provided by any nominee holder. Further, after the merger, HFB Financial will deliver to each shareholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually held, whether in registered form, or in street name. Letters of transmittal will be delivered to any shareholder who: (a) holds of record fewer than 250 shares, (b) according to records made available to HFB Financial from the nominee holder for any shares held in street name, holds fewer than 250 shares in street name or (c) holds shares in street name and with respect to which HFB Financial is not provided by the nominee holder the number of shares so held.

     If you want to continue to hold HFB Financial common stock after the merger, you may do so by purchasing a sufficient number of shares of HFB Financial Common stock on the NASDAQ SmallCap Market so that you hold at least 250 shares at the effective time of the merger.

MERGER SUBSIDIARY'S DETERMINATION OF FAIRNESS OF THE MERGER PROPOSAL

     Merger subsidiary and its board of directors believe that the merger is fair to, and in the best interests of, each of HFB Financial's shareholders, including unaffiliated shareholders, whether such shareholder will receive cash in the merger or will retain their shares of common stock after the merger. In reaching this conclusion, merger subsidiary relied upon the factors considered by, and the analysis and conclusions of, the board of directors of HFB Financial and adopted all of the analyses and conclusions of the board of directors of HFB Financial. See "Special Factors -- Recommendation of the Board of Directors; Fairness of the Merger Proposal." The merger agreement has been approved by merger subsidiary's board of directors and HFB Financial, as the sole shareholder of merger subsidiary.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     We refer you to the information under the heading "The Parties -- Security Ownership of Management" for information regarding our current executive officers and directors and their stock ownership in HFB Financial. As a result of the merger, HFB Financial expects that: (a) the beneficial ownership of common stock of HFB Financial held by current executive officers and directors of HFB Financial, as a group, will increase from 15.46% to approximately 17.20%,
(b) the collective book value as of September 30, 2003, of the shares of HFB Financial common stock held by HFB Financial's current executive officers and directors, as a group, will decrease from $3,713,469 on a historical basis to approximately $3,590,760 on a pro forma basis (based on the number of shares HFB Financial anticipates such executive officers and directors to own beneficially immediately before and after the merger, respectively), and (c) the collective pro rata interest of HFB Financial's current executive officers and directors, as a group, in the net income of HFB Financial for the year ended December 31, 2002 will increase from $376,209 on a historical basis (based on the number of shares beneficially owned by such executive officers and directors as of the record date) to approximately $415,124 on a pro forma basis (based on the number of shares HFB Financial anticipates such executive officers and directors to own beneficially immediately after the merger) and for the nine months ended September 30, 2003, will increase from approximately $283,321 on a historical basis to approximately $312,639 on a pro forma basis. For a description of the assumptions HFB Financial used in determining the numbers of shares and related percentages that HFB Financial expects to be held by current executive officers and directors immediately after the merger, please see footnotes (1) and (2) under "The Parties -- Security Ownership of Management."

CONDUCT OF HFB FINANCIAL'S BUSINESS AFTER THE MERGER

     Following the merger, HFB Financial and its subsidiaries, including Home Federal Bank Corporation, will continue to conduct their existing operations in the same manner as they are now conducted. The executive officers and directors of HFB Financial immediately prior to the merger will be the executive officers and directors of HFB Financial after the merger. The charter and bylaws of HFB Financial will remain in effect and unchanged by the merger. The deposits of Home Federal Bank Corporation will continue to be insured by the FDIC, and HFB Financial and Home Federal Bank Corporation will continue to be regulated by the same regulatory agencies as before the merger.

     HFB Financial believes that there are significant advantages in becoming a private company, and HFB Financial plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there exists the possibility that HFB Financial may enter into such an arrangement or transaction in the future and the remaining shareholders of HFB Financial may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out shareholders in the merger.

     Other than as described in this proxy statement, neither HFB Financial nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. The shares of HFB Financial common stock converted in the merger into the right to receive $22.75 in cash will, after the merger, be included in HFB Financial's authorized but unissued shares and would be available for issuance in the future.

FEES AND EXPENSES

     HFB Financial estimates that merger related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $125,000, assuming the merger is completed. This amount consists of the following estimated fees:

DESCRIPTION                                                    AMOUNT
-----------                                                   --------
Advisory fees and expenses..................................  $ 25,000
Legal fees and expenses.....................................    75,000
Accounting fees and expenses................................    15,000
SEC filing fee..............................................        38
Printing, solicitation and mailing costs....................    10,000
                                                              --------
  Total.....................................................  $125,038
                                                              ========

ANTICIPATED ACCOUNTING TREATMENT

     HFB Financial anticipates that it will account for the purchase of outstanding HFB Financial common stock in the merger from shareholders as a treasury stock transaction.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences to the shareholders of HFB Financial with respect to the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable U.S. Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any alternative minimum tax consequences or the tax consequences under state, local or foreign laws.

     The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this document, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. HFB Financial has not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below.

     This discussion assumes that you hold your shares of HFB Financial common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. This discussion summarizes the tax consequences that are generally applicable to shareholders of HFB Financial with respect to the merger but this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) under certain special rules. Special rules may apply to shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations and entities (including IRAs), insurance companies, dealers in securities, shareholders, who hold options to acquire shares of our common stock, and shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

     Federal income tax consequences to shareholders who do not receive cash in the merger. If you (1) continue to hold HFB Financial common stock immediately after the merger, and (2) you receive no cash as a result of the merger, then you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your HFB Financial common stock as you had in such stock immediately prior to the merger.

     Federal income tax consequences to shareholders who receive cash in the merger. An exchange of shares of HFB Financial common stock for cash pursuant to the merger will be a taxable transaction. If you receive cash in exchange for HFB Financial common stock as a result of the merger, the cash you received will be treated as a redemption of the shares of HFB Financial common stock exchanged therefor under Section 302 of the Internal Revenue Code. Under Section 302 of the Internal Revenue Code, a shareholder who exchanges his or her shares of HFB Financial common stock for cash will be treated as having sold his or her shares if the exchange meets one of the following three tests:

     - the exchange results in a "complete termination" of his or her equity interest in HFB Financial;

     - the exchange is "substantially disproportionate" with respect to the shareholder; or

     - the cash received is "not essentially equivalent to a dividend" with respect to the shareholder.

     For purposes of these tests, in addition to the shares you actually own, you will be deemed to own constructively certain shares under the constructive ownership rules of Section 318 of the Internal Revenue Code. Generally, the constructive ownership rules under Section 318 of the Internal Revenue Code treat a shareholder as owning:

     - shares of stock owned by certain relatives, related corporations, partnerships, estates or trusts, and

     - shares of stock the shareholder has an option to acquire.

     Because the constructive ownership rules are complex, each shareholder should consult his or her own tax advisor as to the applicability of these rules.

     Cashed-out shareholders who do not actually or constructively Own any shares of HFB Financial common stock after the merger. In general, if you receive cash in exchange for HFB Financial common stock as a result of the merger and do not own any shares of HFB Financial common stock immediately after the merger, you will be treated as having sold your shares of HFB Financial common stock for the cash received. You will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of HFB Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time change effective time of the merger.

     Shareholders receiving cash who actually or constructively continue to own any shares of HFB Financial common stock after the merger. If you receive cash in exchange for HFB Financial common stock as a result of the merger and are treated as directly or constructively owning shares of HFB Financial immediately after the merger, then you will be treated as having sold your shares for the cash received only if you meet one of the three tests mentioned above and described below.

     You will satisfy the "complete termination" test if you receive cash in exchange for your shares of HFB Financial common stock pursuant to the merger and you completely terminate your direct and constructive ownership interest in HFB Financial. If you would otherwise satisfy the complete termination requirement but for your constructive ownership of shares held by family members, you may, in certain circumstances, be entitled to disregard such constructive ownership. You should check with your own tax advisor as to whether you would be entitled to disregard such constructive ownership and the required filings with the Internal Revenue Service pursuant to such a decision.

     You will satisfy the "substantially disproportionate" test if immediately after the merger you actually and constructively own less than 50% of the total combined voting power of all classes of our stock entitled to vote and your percentage interest in HFB Financial (i.e., the number of voting shares actually and constructively owned by you divided by the number of voting shares outstanding) is less than 80% of your percentage interest in HFB Financial immediately prior to the merger.

     You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your percentage interest in HFB Financial, as described above, constitutes a "meaningful reduction of your proportionate interest" given your particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that a minority shareholder whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if the shareholder has some reduction in the shareholder's stock ownership percentage.

     If you satisfy one of these three tests, you will be treated as having sold your shares of HFB Financial common stock for the cash exchanged therefor and will recognize gain or loss on the exchange in an amount equal to the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock. Your gain will be a capital gain provided you held your shares of HFB Financial common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code as of the effective time of the merger.

     If you do not satisfy one of these three tests, you will be treated as having received a dividend to the extent of our current and accumulated earnings and profits, which we anticipate will be sufficient to cover the amount of any such dividend an will be includible in your gross income as ordinary income in its entirety, without reduction for the tax basis of the shares sold. No loss will be recognized. If the exchange is treated as a dividend, your tax basis in the shares sold generally will be added to your tax basis in your remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate shareholder, the shareholder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Internal Revenue Code. To the extent, if any, the cash received by you exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the shares surrendered and thereafter as a capital gain.

     Capital gain and loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

     Backup withholding. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the merger. Failure to provide such information may result in backup withholding.

     AS EXPLAINED ABOVE, THE AMOUNTS PAID TO YOU AS A RESULT OF THE MERGER MAY RESULT IN DIVIDEND INCOME, CAPITAL GAIN INCOME, OR SOME COMBINATION OF DIVIDEND AND CAPITAL GAIN INCOME TO YOU DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION THAT ARE APPLICABLE TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

DISSENTERS' AND APPRAISAL RIGHTS

     If you were a shareholder of HFB Financial as of the record date, you may exercise dissenters' rights in connection with the merger by complying with Chapter 23 of the Tennessee Business Corporation Act (the "TBCA"). By exercising dissenters' rights, you will be entitled to receive, if the merger is consummated, the "fair value" of the shares of HFB Financial common stock that you owned as of the time immediately before the effectuation of the merger. This value may differ from the value of the consideration that you would otherwise receive in the merger. The following is a summary of the statutory procedures that you must follow in the event you elect to exercise your dissenters' rights under the TBCA. This summary is not complete and is qualified in its entirety by reference to Chapter 23 of the TBCA, the text of which is set forth in full in Appendix C to this proxy statement.

     How to exercise and perfect your right to dissent. In order to be eligible to exercise your right to dissent from the merger and to receive, upon compliance with the statutory requirements summarized below, the fair value of your shares of HFB Financial common stock as of the time immediately before the completion of the merger, excluding any appreciation of depreciation in anticipation of the merger, you must:

     - deliver to HFB Financial, before the vote is taken at the special meeting, written notice of your objection and intent to demand payment of the fair value of your HFB Financial common stock if the merger is completed;

     - not vote your shares of HFB Financial common stock in favor of the merger agreement; and

     - address any written objection with notice of intent to exercise the right of dissent, as follows: HFB Financial Bancshares, Inc., Attention:
       Corporate Secretary, HFB Financial Corporation, 1602 Cumberland Ave, Middlesboro, KY 40965.

     In order to properly exercise dissenter's rights, you must refrain from voting by proxy or in person in favor of the merger agreement. Failure to vote against the merger agreement will not constitute a waiver of your right to dissent. A shareholder who executes and returns an unmarked proxy card will have his or her shares voted "FOR" the merger agreement and, as a consequence thereof, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

     Dissenter's Notice. If you perfect your right to dissent by complying with the requirements above, and if and the merger is completed, HFB Financial, as the surviving corporation, will within 10 days of the completion of the merger or the date of the special meeting, whichever is earlier, mail to you a written dissenters' notice. The dissenters' notice will include:

     - a statement that the merger has been completed;

     - directions and a form for demanding payment;

     - a statement of the of the date of the first announcement to news media or to shareholders of the principal terms of the merger; and

     - a date by which HFB Financial must receive the payment demand.

     Your demand for payment. Within one (1) month from the date the notice is sent to you by HFB Financial, you must return to HFB Financial, in compliance with the directions in the dissenters' notice, a demand for payment of the fair value of your shares of HFB Financial common stock. Such demand must include:

     - a written statement of demand for payment; and

     - a written certification concerning whether or not you acquired beneficial ownership of your shares before the date set forth in the dissenters' notice.

     In order to preserve your dissenters' rights, you must also submit your stock certificates to HFB Financial in accordance with the directions contained in the dissenters' notice. Once you have made a demand for payment in compliance with the requirements set forth above, your demand may not be withdrawn unless HFB Financial, as the surviving corporation to the merger, consents. The fair value of your shares of HFB Financial common stock will be the value of the shares immediately before the effectuation of the merger, excluding any appreciation or depreciation in anticipation of the merger.

     If you should fail to make such a demand within the one month period, you will lose the right to dissent and will be bound by the terms of the merger agreement unless a court of competent jurisdiction for good and sufficient cause shown directs otherwise. Any notice addressed to HFB Financial must be addressed to:

     HFB Financial Corporation
     Attn: Corporate Secretary
     1602 Cumberland Ave
     Middlesboro, KY 40965

     HFB Financial's action upon receipt of your demand for payment. Pursuant to Sections 48-23-206 and 48-23-208 of the TBCA, HFB Financial's action upon receipt of your demand for payment will depend on whether you were the beneficial owner of the HFB Financial shares before the date set forth in the dissenters' notice, or whether you acquired the shares acquired after this date ("after-acquired shares").

     - Election to withhold payment for after-acquired shares. If you are the holder of after-acquired shares, HFB Financial may elect to withhold immediate payment in response to your written payment demand. To the extent that HFB Financial elects to withhold payment, after completing the merger, HFB must estimate the fair value of the shares, plus any accrued interest, and must offer this amount to you. HFB Financial must pay you the offered amount if you agree to accept it in full satisfaction of your dissenters' demand. HFB Financial must include with its offer statement, an explanation of how the interest was calculated and a statement of your rights to demand payment under Chapter 23 of the TBCA.

     - Payment to all other dissenting shareholders. If you are not the owner of after-acquired shares, and if you have satisfied the requirements to demand payment, HFB Financial must pay you the amount it estimates to be the fair value of your shares, plus accrued interest, as soon as the merger completed, or upon receipt of your demand, whichever is earlier. The payment must be accompanied by the following:

      - a copy of HFB Financial's financial statements as of a fiscal year ending not more than sixteen (16) months before the date of the payment;

      - a statement of HFB Financial's estimate of fair value of the shares;

      - an explanation of how interest was calculated; and

      - a statement of your rights if you are dissatisfied with the payment.

     Commencement of legal proceedings if a demand for payment remains unsettled. If your demand for payment remains unsettled, HFB Financial must file a petition in a court of record having equity jurisdiction in Campbell County, Tennessee, asking for a finding and determination of the fair value of the shares. The proceeding must be filed within two (2) months from the time HFB Financial receives your payment demand. If HFB Financial does not commence the proceeding within the two month period, it must pay you the amount demanded.

     HFB Financial must make all dissenters (whether or not residents of Tennessee) whose demands remain unsettled, parties to the proceeding. As a party, you must be served with a copy of the petition. The court may appoint one
(1) or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have any powers described in the court order appointing them. As dissenters, you will be entitled to the same discovery rights as parties in other civil proceedings. You will also be entitled to judgment for (i) the amount, if any, by which the court finds the fair value of your shares, plus accrued interest, that exceeds any amount paid by the HFB Financial; or (ii) the fair value, plus accrued interest, of any after-acquired shares for which the HFB Financial elected to withhold payment.

REGULATORY REQUIREMENTS

     In connection with the merger, HFB Financial will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

     - filing of articles of merger with the Secretary of State of the State of Tennessee in accordance with the TBCA after the approval of the merger agreement by HFB Financial's shareholders; and

     - complying with federal and state securities laws, including HFB Financial's and merger subsidiary's filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

                        PRO FORMA FINANCIAL INFORMATION

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


     The following unaudited pro forma consolidated balance sheet as of September 30, 2003, and the unaudited pro forma consolidated income statement for the year ended December 31, 2002, and the nine months ended September 30, 2003 give effect to the following:


     - We have assumed that the merger occurred as of September 30, 2003, for purposes of the consolidated balance sheet, and as of January 1, 2002, with respect to the consolidated income statements for the year ended December 31, 2002, and as of January 1, 2003, with respect to the consolidated income statement for the nine-month period ended September 30, 2003.

     - We have assumed that a total of 131,868 shares are cashed-out in the merger at a price of $22.75 per share for a total of $3.0 million. Pursuant to the merger agreement, a condition to our obligation to complete the merger is that not more than 131,868 shares are either cashed-out or dissent. We estimate the actual number of shares to be cashed-out to be approximately 20,589 shares. Additionally, we have assumed that we have incurred or will incur $3,134,961 in costs and expenses relating to the merger.

     - We have assumed that the maximum amount of cash necessary to consummate the merger to be $3,000,000.

     - We have not reflected the anticipated special cost savings, estimated to be approximately $149,300 per year that we expect as a result of the merger.

     The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified, nor does such information purport to project the results of operations for any future date or period.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of HFB Financial included in our Annual Report on Form 10-KB for the year ended December 31, 2002, which is incorporated in this proxy statement by reference and attached hereto as Appendix D and our Quarterly Report on Form 10-QSB for the nine months ended September 30, 2003, which is incorporated by reference and attached hereto as Appendix E.


     The board of directors of HFB Financial believes, based on the information available to it on the date hereof, that approximately 160 shareholders of HFB Financial who own, in the aggregate, 20,589 shares will receive cash in the merger. Under the merger agreement, however, HFB Financial may acquire up to 131,868 shares costing $3.0 million in the aggregate. In order to show the full potential impact of the merger on HFB Financial, we have assumed that HFB Financial will acquire all 131,868 shares in the merger unless the we specifically state that we are assuming that 20,589 shares will be cashed-out in the merger.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2003

                                                                     PRO FORMA       PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS      COMBINED
                                                     ------------   -----------     -----------
                                            ASSETS
Cash and cash equivalents..........................  $   5,99,208   $(3,139,941)(1) $ 2,859,267
Available-for-sale securities......................    49,858,124                   $49,858,124
Loans, net of allowance for loan losses and
  unearned interest unearned interest..............   187,799,158                   187,799,158
Premises and equipment.............................     4,794,767                     4,794,767
Federal Home Loan Bank stock.......................     1,730,300                     1,730,300
Interest Receivable................................     1,446,375                     1,446,375
Assets held for sale...............................     1,224,079                     1,224,079
Other assets.......................................       925,303                       925,303
Cash surrender value of life insurance.............     2,911,215                     2,911,215
                                                     ------------   -----------     -----------
     Total assets..................................   256,688,529    (3,139,941)    253,548,588
                                                     ============   ===========     ===========

                                          LIABILITIES
Deposits
  Non-interest bearing demand......................     8,553,692                     8,553,692
  Savings, NOW and money market....................    28,751,087                    28,751,087
  Certificate of deposits..........................   164,595,319                   164,595,319
                                                     ------------                   -----------
     Total deposits................................   201,900,098                   201,900,098
                                                     ------------                   -----------
Long-term debt.....................................    28,084,688                    28,084,688
Interest payable...................................       842,656                       842,656
Other liabilities..................................     1,845,387                     1,845,387
                                                     ------------                   -----------
     Total liabilities.............................   232,672,829                   232,672,829
                                                     ------------                   -----------
STOCKHOLDERS' EQUITY
Issued and outstanding -- 1,589,303 shares.........     1,589,303                     1,589,303
Additional paid-in-capital.........................     8,768,874                     8,768,874
Less: Common stock acquired by Rabbi trusts for
  deferred compensation plans......................      (500,446)                     (500,446)
Retained earnings..................................    16,049,953       (14,941)     16,035,012
Accumulated other comprehensive income.............       670,014                       670,014
                                                     ------------   -----------     -----------
                                                       26,577,698       (14,941)     26,562,757
Treasury stock, at cost............................    (2,561,998)   (3,125,000)     (5,686,998)
                                                     ------------   -----------     -----------
     Total stockholders' equity....................    24,015,700    (3,139,941)     20,875,759
                                                     ------------   -----------     -----------
     Total liabilities and stockholders' equity....   256,688,529    (3,139,941)    253,548,588
                                                     ============   ===========     ===========
Outstanding common shares..........................     1,301,101                     1,169,233
Shareholders' equity per share.....................  $      18.46                   $     17.85

---------------

(1) Repurchase of approximately 131,868 shares of stock at $22.75 per share and associated fees of $125,000, and opportunity cost, net of taxes of $14,941

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2002

                                                                      PRO FORMA       PRO FORMA
                                                       HISTORICAL    ADJUSTMENTS      COMBINED
                                                       -----------   -----------     -----------
Interest income......................................  $16,385,834    $(31,250)(1)   $16,354,584
Interest expense.....................................    6,817,396                     6,817,396
                                                       -----------    --------       -----------
Net interest income..................................    9,568,438     (31,250)        9,537,188
  Provision for loan losses..........................      468,554                       468,554
                                                       -----------    --------       -----------
Net interest income after provision for loan
  losses.............................................    9,099,884     (31,250)        9,068,634
Noninterest income...................................    1,213,674                     1,213,674
Noninterest expenses.................................    6,731,264                     6,731,264
                                                       -----------    --------       -----------
Income before income tax expense.....................    3,582,294     (31,250)        3,551,044
Income tax expense...................................    1,148,860     (11,328)(2)     1,137,532
                                                       -----------    --------       -----------
Net income...........................................  $ 2,433,434    $(19,992)      $ 2,413,512
                                                       ===========    ========       ===========
Net income per share
  Basic..............................................         1.95                          2.16
  Fully diluted......................................         1.93                          2.15
Weighted average shares outstanding
  Basic..............................................    1,250,000                     1,118,132
  Fully diluted......................................    1,258,000                     1,124,132

---------------

(1) Assuming the opportunity cost of funding the $3,125,000 is 1% per annum.

(2) The income tax rate assumed for this transaction is 36.25%.

                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 2003

                                                                      PRO FORMA       PRO FORMA
                                                       HISTORICAL    ADJUSTMENTS      COMBINED
                                                       -----------   -----------     -----------
Interest income: ....................................  $11,624,748    $(23,437)(1)   $11,601,311
Interest expense: ...................................    4,354,584                     4,354,584
                                                       -----------    --------       -----------
Net interest income..................................    7,270,164     (23,437)        7,246,727
  Provision for loan losses..........................      315,000                       315,000
                                                       -----------    --------       -----------
Net interest income after provision for loan
  losses.............................................    6,955,164     (23,437)        6,931,727
Noninterest income...................................      984,732                       984,732
Noninterest expenses.................................    5,320,283                     5,320,283
                                                       -----------    --------       -----------
Income before income tax expense.....................    2,619,613     (23,437)        2,596,176
Income tax expense...................................      787,006      (8,496)(2)       778,510
                                                       -----------    --------       -----------
Net income...........................................    1,832,607     (14,941)        1,817,666
                                                       ===========    ========       ===========
Net income per share
  Basic..............................................         1.46                          1.61
  Fully diluted......................................         1.45                          1.60
Weighted average shares outstanding
  Basic..............................................    1,259,488                     1,127,620
  Fully diluted......................................    1,264,486                     1,132,618

---------------

(1) Assuming the opportunity cost of funding the $3,125,000 is 1% per annum

(2) The income tax rate assumed for this transaction is 36.25%.

                             FINANCIAL INFORMATION

PER SHARE MARKET PRICES AND DIVIDEND INFORMATION


     HFB Financial common stock is quoted on the NASDAQ SmallCap Market of the NASDAQ Stock Market, Inc. ("NASDAQ") under the symbol "HFBA." The table below sets forth the high and low sales prices for the common stock from January 1, 2001 through January 7, 2004, as reported by NASDAQ for the quarters indicated and the dividends declared for the same period. For the past two years, HFB Financial has paid dividends semi-annually in March and September.



                                                             MARKET PRICE       CASH
                                                            ---------------   DIVIDENDS
                                                             HIGH     LOW     DECLARED
                                                            ------   ------   ---------
2001
First Quarter.............................................  $12.00   $11.00     $0.19
Second Quarter............................................   12.88    11.00       N/A
Third Quarter.............................................   13.00    11.55      0.19
Fourth Quarter............................................   14.50    12.03       N/A
2002
First Quarter.............................................   14.60    13.75      0.20
Second Quarter............................................   14.75    13,99       N/A
Third Quarter.............................................   14.50    12.90      0.21
Fourth Quarter............................................   13.26    11.50       N/A
2003
First Quarter.............................................   17.00    13.79      0.25
Second Quarter............................................   18.50    15.09       N/A
Third Quarter.............................................   20.50    18.35      0.25
Fourth Quarter............................................   22.25    19.00       N/A
2004
First Quarter (through January 7, 2004)...................   21.90    21.26       N/A


     HFB Financial board of directors, in its discretion, will determine whether to declare and pay dividends in the future. Currently, the board of directors does not anticipate that the merger will have a material effect on our dividend policy. However, any future declaration and payment of dividends will depend upon, among other factors, our results of operations and financial condition, future prospects, regulatory capital requirements, and other factors deemed relevant by the board of directors.


     The last sale price of HFB Financial common stock known to management that occurred prior to the public announcement of the merger agreement was $21.92 on October 28, 2003. As of the record date (January 14, 2004), we had approximately 372 shareholders of record.


HFB FINANCIAL COMMON STOCK REPURCHASE INFORMATION

     Since January 1, 2001, HFB Financial has not repurchased any shares of its common stock.

                                  THE PARTIES

HFB FINANCIAL

     HFB Financial Corporation, a Tennessee Corporation, was formed in September 1992 at the direction of Home Federal Bank Corporation, for the purpose of becoming a holding company for Home Federal Bank Corporation as part of its conversion from mutual to stock form. HFB Financial currently owns one hundred percent (100%) of the issued and outstanding common stock of Home Federal Bank Corporation.

     HFB Financial's primary activity is its investment in Home Federal Bank Corporation. Home Federal Bank Corporation operates under the day-to-day management of its own officers, and each entities' individual boards of directors formulates its own policies. A number of directors of HFB Financial are also directors or officers of Home Federal Bank Corporation. HFB Financial conducts no activity other than the operation of Home Federal Bank Corporation. HFB Financial derives its revenues primarily from the operation of Home Federal Bank Corporation in the form of dividends paid by Home Federal Bank Corporation to HFB Financial.

     HFB Financial does not engage in any nonbanking activities at this time. If, in the future, HFB Financial proposes to engage in any nonbanking activities, it would be restricted to those nonbanking activities permitted under applicable law or regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

     As of September 30, 2003, HFB Financial had, on a consolidated basis, total assets of approximately $256,689,000, total deposits of approximately $201,900,000, total loans (net of unearned income and allowance for loan and lease losses) of approximately $187,799,000, and total shareholders' equity of approximately $24,016,000.

     Home Federal Bank Corporation. Home Federal Bank Corporation is a Kentucky-chartered commercial banking corporation. The bank traces its origins back to 1920 when it first opened for business as Peoples Building and Loan Association. In the last quarter of 2001, the bank converted from a federal thrift charter to a state chartered commercial bank as a means for management to focus more on commercial lending and other activities permissible. Home Federal Bank Corporation operates through three full-service offices in the southeastern Kentucky communities of Middlesboro and Harlan and one full-service office in the eastern Tennessee community of New Tazewell. Additionally, in January of 2003, Home Federal Bank Corporation opened a temporary office in the East Tennessee community of Jacksboro.


     At September 30, 2003, Home Federal Bank Corporation had approximately $257,013,000 in assets, $203,380,000 in deposits, $187,799,000 in loans (net of unearned income and allowance for loan and lease losses), and $23,772,000 in shareholder's equity. Home Federal Bank Corporation is regulated and supervised by Kentucky Department of Financial Institutions and its deposits are insured by the Federal Deposit Insurance Corporation.


     Home Federal Bank Corporation is principally engaged in the business of accepting deposits from the general public and originating permanent loans, which are secured by one-to-four family residential properties located in its market area. Home Federal Bank Corporation also originates consumer loans and commercial real estate loans, and maintains a substantial investment portfolio of mortgage-backed and other investment securities.

     Home Federal Bank Corporation operates Home Service Corporation as its only subsidiary. Home Service Corporation engages in the ownership and rental of the Home Federal Bank Corporation's main office building and operations center in Middlesboro, Kentucky and a branch office in New Tazewell, Tennessee. Home Service Corporation also owns and rents other properties to unrelated parties.

PRINCIPAL SHAREHOLDERS


     At January 14, 2004, HFB financial had 372 shareholders of record. The following table sets forth information concerning the securities of HFB Financial owned beneficially at such time by each person, group or entity known by management of the Company to own beneficially more than 5% of the shares of any class of such securities.



                                              AMOUNT AND NATURE                  PERCENTAGE
NAME AND ADDRESS OF                             OF BENEFICIAL      PERCENTAGE     OF CLASS
BENEFICIAL OWNER                              OWNERSHIP(1)(2)(3)   OF CLASS(4)   (PRO FORMA)
-------------------                           ------------------   -----------   -----------
David B. Cook...............................       108,334            8.33%        9.27%
3226 W. Cumberland Avenue
Middlesboro, KY 40965


---------------

(1)(2)(3)(4) See corresponding footnotes in table below.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth the number of shares of HFB Financial common stock beneficially owned (i) by each director of HFB Financial (ii) by the executive officer of HFB Financial and (iii) by the directors and executive officers of HFB Financial as a group as of January 14, 2004. Unless otherwise stated below, the business address and telephone number of each shareholder listed below is c/o HFB Financial Corporation, 1602 Cumberland Ave, Middlesboro, KY 40965 (606) 248-1095.



                                              NUMBER OF SHARES
                                             BENEFICIALLY OWNED                       PERCENTAGE
                                             AS OF JANUARY 14,          PERCENTAGE     OF CLASS
NAME                                           2004(1)(2)(3)            OF CLASS(4)   (PRO FORMA)
----                                   ------------------------------   -----------   -----------
Robert V. Costanzo...................              18,665                   1.43%         1.60%
Frances Coffey Rasnic................               8,643                      *             *
David B. Cook........................             108,334                   8.33%         9.27%
Earl Burchfield......................              34,610                   2.66%         2.96%
Kenneth V. Jones.....................               4,867                      *             *
Roger Roper..........................              12,434                      *             *
Stanley Alexander, Jr. ..............              13,610                   1.05%         1.06%
All Directors and Executive Officers
  as a group (7 persons).............             201,163                  15.46%        17.20%


---------------

 *  Represents ownership of less than 1%.


(1) HFB Financial's directors and executive officers, includes 4,767 shares, 7,225 shares, and 11,992 shares which may be acquired by Mr. Jones, Ms. Rasnic and all directors and executive officers as a group, respectively, upon the exercise of stock options granted under the HFB Financial Corporation 1992 Stock Option Plan (the "1992 Stock Option Plan"). In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from the record date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting and investment power over the shares of the common stock.


(2) Includes 4,660 shares, 11,695 shares, 5,617 shares and 21,969 shares held for the benefit of Directors Cook, Burchfield, Costanzo and all directors and executive officers as a group, respectively, through trusts established under Home Federal Bank Corporation's discontinued and current deferred compensation plans for directors.

(3) Includes shares held by certain directors and executive officers as custodians under Uniform Transfers to Minors Acts, by their spouses and children and for the benefit of certain directors and executive officers under individual retirement accounts ("IRAs").

(4) Unless otherwise indicated, all shares listed are held of record by the individual indicated with sole power to vote and to dispose of such shares. Percentages are based on 1,301,101 shares outstanding on a historical basis and 1,169,233 shares outstanding on a pro forma basis assuming the acquisition 131,868 shares in the merger.

DIRECTORS AND EXECUTIVE OFFICERS OF HFB FINANCIAL

     The following table sets forth information concerning the executive officers and directors of HFB Financial. Directors serve for staggered 3-year terms ending at the third succeeding annual meeting of shareholders after election, or until their successors are elected and qualified. Executive officers serve at the pleasure of HFB Financial's board of directors. Included in the following table are the names , ages and positions held by each person with HFB Financial.

NAME                                                 POSITIONS HELD WITH HFB FINANCIAL
----                                                 ---------------------------------
Robert V. Costanzo (47)...........................  Chairman and Director
Frances Coffey Rasnic (55)........................  Director
David B. Cook (53)................................  President and CEO, Director
Earl Burchfield (73)..............................  Secretary-Treasurer and Director
Kenneth V. Jones (46).............................  Chief Operating Officer and Director
Roger Roper (59)..................................  Vice President and Director
Stanley Alexander, Jr. (54).......................  Chief Financial Officer

     The principal occupation of each director, and each executive officer of the HFB Financial during the last five years is set forth below.

     Robert V. Costanzo is Chairman of the Board of HFB Financial. A 1989 graduate of Salmon P. Chase College of Law, Mr. Costanzo serves as District Judge of Bell County, Kentucky. He is a member of the Kentucky Bar Association and presently serves on the Kentucky Bar Association's House of Delegates. He is a member of the Kiwanis International and St. Julian Catholic Church in Middlesboro.

     Frances Coffey Rasnic has been a lifelong resident of Claiborne County. She graduated from the University of Tennessee and holds 45 hours above her Masters in Education. She has served her community in various civic and school groups. She has been self-employed in real estate development and in her previously owned family business, Coffey Funeral Home, in New Tazewell and Harrogate, Tennessee where she is currently employed. She is a businesswoman who remains active in the Claiborne County Chamber of Commerce and serves as Memorial Secretary of the American Cancer Society and Chairperson of the Tourism Committee and Board Member of the Clinch-Powell Enterprise Community. She is a member of the New Tazewell United Methodist Church.

     David B. Cook currently serves as president and chief executive officer of HFB Financial and Home Federal Bank Corporation. A graduate of Western Kentucky University and a member of First Baptist Church in Middlesboro, Mr. Cook has served as president of both the Lexington Chapter of the Society of Real Estate Appraisers and the ROHO Club of Middlesboro. He has previously served as a board member on the Bell County Chamber of Commerce, the Board of Housing Appeals for the City of Middlesboro and as a member of the "Advisory Group" of the Middlesboro City Council's Finance Committee. He is a past board member of the Bluegrass Council of Boy Scouts of America, Lexington, Kentucky. Mr. Cook has also served as president of the Kentucky Thrift Foundation, board member of the Central Kentucky League of Savings Associations and board member of the Kentucky Bankers Association. Mr. Cook is currently president of the Bell County Industrial Foundation and Revolving Loan Committee.

     Earl Burchfield is retired as a newspaper publisher. Mr. Burchfield is a past member of the Middlesboro Rotary Club, a past trustee of Appalachian Hospitals, a past member of Bell County and Claiborne County Chambers of Commerce and active in the area Gideons organization. He serves as a Nursing Home Volunteer, as well as church treasurer and Deacon.

     Kenneth V. Jones joined Home Federal Bank Corporation in October of 1999 and was appointed Chief Operations Officer on May 15, 2000. Prior to joining Home Federal Bank Corporation, Mr. Jones served as Executive Vice President, Chief Financial Officer and Director of Citizens Bank, New Tazewell, TN, with

24 years of experience in both operations and lending. He received his Bachelor of Science Degree in Business Administration from the University of Tennessee and graduated with honors from the American Bankers Association Graduate School of Banking. Mr. Jones serves as director and secretary of the Bell County Chamber of Commerce and director of the Bell County Industrial Foundation. Mr. Jones also served as past president and director of the Claiborne County Chamber of Commerce.

     Roger Roper is currently the manager of Home Federal Bank Corporation's branch in Harlan, Kentucky. Mr. Roper has over 29 years of banking experience. Prior to joining Home Federal Bank Corporation in 1996, Mr. Roper was serving as President, CEO of Harlan Federal Bank Corporation. He began his banking career in the early 1960s as a trainee at Harlan National Bank while still in college. Active in local civic affairs, Mr. Roper has served on numerous boards and committees. He has been a member of the CVADD Loan Review Committee for over 15 years, a member and past president of the Harlan Kiwanis Club, a member of the first Harlan County Industrial Development Board, former member of the Board of Christian Outreach for Appalachian People, and a 32nd Degree Mason for over 25 years.

     Stanley Alexander, Jr. is currently Home Federal Bank Corporation's and HFB Financial's Chief Financial Officer. Mr. Alexander received Bachelor of Science Degree in Accounting from Lincoln Memorial University, graduated from the Graduate School of Banking at the University of Wisconsin in 1984 and had 17 years of banking experience prior to joining Home Federal Bank Corporation in 1991. He has served as treasurer of the Middlesboro-Bell County Airport Board, Secretary of the ROHO Club, Adjutant for American Legion Dewey Guy Post 14 and as a member of the "Advisory Group" to the Middlesboro City Council's Finance Committee. Mr. Alexander currently serves as Finance Officer for American Legion Dewey Guy Post 14 and is a member of the Middlesboro-Bell County 4 H Advisory Council.


     There are no family relationships among any of the directors or principal officers. None of the directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. The business address and telephone number of each director and executive officer is c/o HFB Financial Corporation, 1602 Cumberland Ave, Middlesboro, KY 40965 (606) 248-1095.


HCB MERGER CORP.

     HCB Merger Corp. is a recently-formed Tennessee corporation. It was organized for the sole purpose of facilitating the merger. It has engaged in no business activities and has no assets or liabilities of any kind, other than those incident to its formation. HCB Merger Corp. does not own any shares of HFB Financial common stock, nor will it acquire any such shares before the merger. Its existence will cease upon consummation of the merger. The address and telephone number of principal offices of HCB Merger Corp. are the same as HFB Financial.

                              THE SPECIAL MEETING

GENERAL


     We are providing this proxy statement to HFB Financial shareholders of record as of January 14, 2004, along with proxy card that the HFB Financial board of directors is soliciting for use at the special meeting of shareholders of HFB Financial to be held on Tuesday, February 24, 2004, at the time and place and for the purposes set forth in the accompanying notice and at any recess or adjournments thereof. At the special meeting, shareholders of HFB Financial will vote to approve the Agreement and Plan of Merger, dated as of October 28, 2003, providing for the merger of merger HFB Merger Corp. with and into HFB Financial. A copy of the merger agreement is attached as Appendix A.


WHO CAN VOTE AT THE SPECIAL MEETING


     You are entitled to vote your HFB Financial common stock if our records show that you held your shares as of the record date, which is January 14, 2004. On the record date, we had 1,301,101 shares of common stock outstanding, held by approximately 372 holders of record. Each share of HFB Financial common stock is entitled to one vote on each matter submitted at the special meeting.

ATTENDING THE SPECIAL MEETING

     All of our shareholders are invited to attend the special meeting. If you are a beneficial owner of HFB Financial common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of HFB Financial common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

ANNUAL REPORT AND QUARTERLY REPORT

     HFB Financial Annual Report to Shareholders for the fiscal year ended December 31, 2002 on Form 10-KSB is attached to this proxy statement as Appendix D and incorporated by reference in this proxy statement. HFB Financial Quarterly Report to Shareholders for the quarter ended September 30, 2003 on Form 10-QSB is attached to this proxy statement as Appendix E and incorporated by reference in this proxy statement. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

VOTE REQUIRED

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the HFB Financial common stock issued and outstanding as of the record date. IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT. Accordingly, the board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, self-addressed, prepaid envelope.

     The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal will not be counted as votes cast on the proposal. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

     The board of directors is not aware of any other business to be presented at the special meeting other than matters incidental to the conduct of the special meeting.


     As of the record date, the directors and executive officers of HFB Financial beneficially owned a total of approximately 201,163 of the outstanding shares of HFB Financial common stock or 15.46% of the shares entitled to vote at the special meeting.


     The original solicitation will be made by mail. The total expense of such solicitation will be borne by HFB Financial and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners. Further solicitation of proxies may be made personally, electronically or by telephone following the original solicitation. All further solicitation will be by regular employees of HFB Financial, who will not be additionally compensated therefor.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the special meeting. Proxies may be revoked by delivering to the Secretary of HFB Financial, Earl Burchfield, HFB Financial Corporation, 1602 Cumberland Ave, Middlesboro, Kentucky 40965, a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequently dated proxy relating to the same shares or by attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute revocation of a proxy).

     All shares entitled to vote represented by a properly executed and unrevoked proxy received in time for the special meeting will be voted at the special meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted "FOR" approval of the merger agreement. Persons empowered as proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment thereof, except that discretionary authority on the part of the proxies will be limited to matters of which we did not have notice a reasonable time before our mailing of this proxy statement and the proxy. The proxy statement and the proxy card are being mailed to shareholders on or about January 21, 2004.


SOLICITATION OF PROXIES

     Directors, officers and other employees of HFB Financial or its subsidiaries may solicit proxies personally, by telephone or by facsimile. None of these people will receive any special compensation for solicitation activities. HFB Financial will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and HFB Financial will reimburse these record holders for their reasonable out-of-pocket expenses.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of HFB Financial has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of HFB Financial and its shareholders including its unaffiliated shareholders. The board of directors unanimously recommends that the HFB Financial shareholders vote "FOR" approval of the merger agreement.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this proxy statement and related appendices before deciding how to vote at the special meeting.

STRUCTURE OF THE MERGER

     The merger subsidiary will be merged with and into HFB Financial, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the shareholders of HFB Financial and the satisfaction of other conditions to the merger set forth in the merger agreement.

CONVERSION OF SHARES IN THE MERGER

     The merger agreement provides that, at the effective time of the merger:

     - all outstanding shares of HFB Financial common stock, whether record shares (as defined below) or street shares (as defined below), held of record by a holder (as defined below) holding fewer than 250 shares of HFB Financial common stock immediately prior to the effective time will, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $22.75 per share (the "merger consideration"). HFB Financial may presume that all street shares are held by holders holding fewer than 250 shares immediately prior to the effective time unless a beneficial owner of street shares is able to demonstrate to HFB Financial's satisfaction that such shares are held beneficially by a holder holding 250 or more shares immediately prior to the merger date. In that case, such shares will remain outstanding with all rights, privileges, and powers existing immediately before the merger;

     - all outstanding shares of HFB Financial common stock other than those described above as being converted into the right to receive the merger consideration or shares for which dissenters' rights are perfected will remain outstanding with all rights, privileges, and powers existing immediately before the merger; and

     - the outstanding shares of the merger subsidiary will, without any action on the part of the holder thereof, be canceled.

     The merger agreement further provides that:

     - no holder holding, of record or beneficially, immediately prior to the merger 250 or more shares (including any combination of record shares or street shares) in the aggregate will be entitled to receive any merger consideration with respect to the shares so held other than by exercising his or her dissenter's rights; and

     - it is a condition precedent to the right of any holder to receive the merger consideration, if any, payable with respect to the shares held by such holder that such holder certify to HFB Financial in the letter of transmittal delivered by HFB Financial as described below that such holder held of record and beneficially, immediately prior to the merger, fewer than 250 shares (including any combination of record shares and street shares) in the aggregate.

     For purposes of the merger agreement:

     - the term "record shares" means shares of HFB Financial common stock other than street shares, and any record shares will be deemed to be held by the registered holder thereof as reflected on the books of HFB Financial;

     - the term "street shares" means shares of HFB Financial common stock held of record in street name, and any street shares will be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

     - the term "holder" means

      - any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record shareholders of HFB Financial, and

      - any other person or persons who would be deemed to be a "holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

     The merger agreement provides that HFB Financial (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) will have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

     - make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of confirming the above provisions, and

     - resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the merger. All such determinations by HFB Financial will be final and binding on all parties, and no person or entity will have any recourse against HFB Financial or any other person or entity with respect thereto.

     For purposes of the above provisions, HFB Financial may in its sole discretion, but will not have any obligation to do so,

     - presume that any shares of HFB Financial common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

     - aggregate the shares held (whether of record or beneficially) by any person or persons that HFB Financial determines to constitute a single holder for purposes of determining the number of shares held by such holder.

     Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities will be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issuer, subject to the following:

     - In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice will be included as a holder of record.

     - Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization will be included as so held by one person.

     - Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account will be included as held of record by one person.

     - Securities held by two or more persons as co-owners will be included as held by one person.

     - Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

EXCHANGE OF CERTIFICATES

     The merger agreement provides that promptly after the merger, HFB Financial will mail a letter of transmittal to each shareholder, who based on information available to HFB Financial, appears to have their shares converted into the right to receive the merger consideration (other than shares as to which dissenters' rights have been perfected). The letter of transmittal will contain a certification as to the number of shares held and such other matters as HFB Financial may determine and will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of HFB Financial common stock ("Certificates") will pass, only upon delivery of the Certificates to Registrar and Transfer Company, as HFB Financial's transfer agent, and instructions to effect the surrender of the Certificates in exchange for the merger consideration, if any, payable with respect to such Certificates.

     Upon surrender of a Certificate for cancellation to HFB Financial, together with a letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 250 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will, subject to the above provisions of the merger agreement, be entitled to receive the merger consideration. In the event of a transfer of ownership of shares which is not registered in the share transfer records of HFB Financial, the merger consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to HFB Financial, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM HFB FINANCIAL. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

     Soon after the merger becomes effective, HFB Financial will mail to each shareholder who appears may be entitled to a cash payment pursuant to the merger agreement two items:

     - a letter of transmittal and instructions explaining how to exchange their stock certificates for cash; and

     - a certification and instructions explaining how shareholders who own more than 250 shares of HFB Financial common stock can certify their ownership to HFB Financial.

     If a shareholder owns fewer than 250 shares, he should follow the instructions accompanying the letter of transmittal and submit the duly completed letter of transmittal together with the Certificates to Registrar and Transfer Company, as exchange agent. The letter of transmittal will contain a certification that the shareholder owns fewer than 250 shares of HFB Financial common stock. Upon surrender to HFB Financial of valid Certificates and properly completed letters of transmittal, along with such other documents as HFB Financial may reasonably require, cashed-out shareholders will be entitled to receive $22.75 in cash per share. Until surrendered in this manner, each Certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the merger. No service charges will be payable by shareholders in connection with the exchange of Certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by HFB Financial.

     If a shareholder receives a letter of transmittal from HFB Financial but owns more than 250 shares, as a result of owning some or all of his shares in street name, he should follow the instructions accompanying the certification and submit the duly completed certification along with such other documents as required by the certification or that HFB Financial may reasonably require. Until a certification is received and approved by HFB Financial, all shares held by a shareholder who received a letter of transmittal and has not returned either a duly completed letter of transmittal or certification shall be deemed cashed-out shares and will represent only the right to receive the cash consideration payable in the merger. We encourage any shareholder intending to complete a certification to have returned it to HFB Financial no later than March 5, 2004. If you have not returned a certification by March 19, 2004, HFB Financial will presume that you own less than 250 shares of HFB Financial common stock and your shares will be converted into the right to receive $22.75 per share pursuant to the merger agreement.


     YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM HFB FINANCIAL. LETTERS OF TRANSMITTAL AND CERTIFICATIONS WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

TIMING OF THE MERGER

     If the merger agreement is approved by the HFB Financial shareholders, the merger closing will take place as soon as practicable after the special meeting, provided that all other conditions to the merger have been satisfied or waived. On the date of the merger closing, articles of merger will be filed with the Secretary of State of the State of Tennessee. The merger will become effective on the date the articles of merger are filed with the Secretary of State of Tennessee.

DIRECTORS AND OFFICERS

     The merger agreement provides that the directors and executive officers of HFB Financial immediately prior to the merger will be the directors and executive officers of HFB Financial, as the surviving corporation, immediately after the merger.

CHARTER AND BYLAWS

     The merger agreement provides that the charter and bylaws of HFB Financial in effect immediately prior to the merger will be the charter and bylaws of HFB Financial, as the surviving corporation, immediately after the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by HFB Financial and HFB Merger Corp. regarding various matters, including representations by them as to the enforceability of the merger agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The obligations of HFB Financial and HFB Merger Corp. to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

     - approval of the merger agreement by the holders of at least a majority of our outstanding shares, which cannot be waived;

     - all of the representations and warranties made in the merger agreement must be true and correct in all material respects as of the effective time of the merger;

     - the aggregate cost of the shares to be converted into cash in the merger and dissenting shares does not exceed $3.0 million; and

     - no litigation is pending regarding the merger.

TERMINATION OF MERGER AGREEMENT

     The merger agreement may be terminated by either HFB Financial or HFB Merger Corp. at any time prior to the effective time of the merger.

                                 OTHER MATTERS

     Management of HFB Financial knows of no other business to be presented at the special meeting, other than procedural matters relating to the conduct of the special meeting, but if other matters do properly come before the special meeting, unless otherwise instructed, it is intended that the persons named in the proxy card will vote shares according to their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

     HFB Financial files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including HFB Financial, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     HFB Financial and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows HFB Financial to "incorporate by reference" information into this document. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

     This document incorporates by reference the documents listed below that HFB Financial has filed previously with the SEC. They contain important information about HFB Financial and its financial condition.

     - HFB Financial's Annual Report on Form 10-KSB for the year ended December 31, 2002.

     - HFB Financial's Quarterly Report on Form 10-QSB for the nine months ended September 30, 2003.

     We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of HFB Financial's special meeting.

     We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Earl Burchfield, Secretary, at the following address: HFB Financial Corporation, 1602 Cumberland Avenue, Middlesboro, Kentucky 40965, telephone number (606) 248-1095.

     These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.
                             ---------------------

     We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                                                             APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of this 28th day of October 2003, by and between HFB Financial Corporation, a Tennessee corporation (the "Company"), and HFB Merger Corp., a Tennessee corporation ("Newco").

                                   WITNESSETH

     WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee, with authorized capital stock consisting of 6,000,000 total shares consisting of 5,000,000 shares are common stock, par value of $1.00 per share, and $1,000,000 shares are preferred stock, par value of $1.00 per share, of which 1,301,101 shares of common stock and no shares of preferred stock are issued and outstanding as of the date hereof, and 288,202 shares are held as treasury stock; and

     WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Tennessee, with authorized capital stock consisting of 1,000 shares of common stock, no par value per share (the "Newco Stock"), of which 1,000 shares are issued and outstanding; and

     WHEREAS, the boards of directors of each of the Company and Newco, pursuant to the authority given by and in accordance with the provisions of the Tennessee Business Corporation Act (the "TBCA"), have approved this Agreement under which Newco will be merged with and into the Company (the "Merger") with the Company surviving the Merger and have authorized the execution hereof; and

     WHEREAS, as and when required by the provisions of this Agreement, all such actions as may be necessary or appropriate shall be taken by the Company and Newco to consummate the Merger;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                     MERGER

     1.01. General. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Newco will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Newco and the Company.

     1.02. Name and Organization. The name of the Surviving Corporation shall remain and thereafter be "HFB Financial Corporation" The Charter and Bylaws of the Company in effect at the Effective Time shall remain the Charter and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

     1.03. Rights and Interests. At the Effective Time, all rights, franchises, titles and interests of the Company and Newco, respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, titles and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Newco, respectively, immediately prior to the Effective Time.

     1.04. Liabilities and Obligations. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Newco. All debts, liabilities, obligations, and contracts of the Company and Newco, matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Newco, as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Newco shall be preserved unimpaired. At the Effective Time, a proceeding pending by or against either Newco or the Company may be continued as if the Merger did not occur, or the Surviving Corporation may be substituted by the proceedings.

     1.05. Directors and Officers. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

     1.06. Adoption. Unless contrary to the laws of the State of Tennessee or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Newco, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Newco immediately before the Effective Time.

                                   ARTICLE II

                              TERMS OF THE MERGER

     2.01 General. The manner of exchanging and converting the issued and outstanding shares of Company Stock and Newco Stock shall be as hereinafter provided in this Article II.

     2.02  Conversion and Cancellation of Stock.  At the Effective Time,

          (a) all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 250 shares of Company Stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $22.75 per share of Company Stock (the "Cash Merger Consideration") other than shares for which dissenters' rights have been perfected; provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 250 shares of Company Stock immediately prior to the Effective Time unless the Holder or a beneficial owner of Street Shares is able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 250 or more shares of Company Stock immediately prior to the Effective Time, in which event such shares of Company Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

          (b) all outstanding shares of Company Stock other than those described in Section 2.02 (a) hereof as being converted into the right to receive the Cash Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

          (c) the outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.

          (d) Except as provided in Section 2.04, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 250 or more shares of Company Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Cash Merger Consideration with respect to the shares of Company Stock so held. It shall be a condition precedent to the right of any Holder to receive the Cash Merger Consideration, if any, payable with respect to the shares of Company Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in
     Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 250 shares of Company Stock (including any combination of Record Shares and Street Shares) in the aggregate.

     For purposes hereof,

          (1) the term "Record Shares" shall mean shares of Company Stock other than Street Shares and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

          (2) the term "Street Shares" shall mean shares of Company Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

          (3) the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Company Stock such person holds beneficially either in street name were held of record by such person or persons; and

          (4) the term "Cash-Out Shares" shall mean any shares of Company Stock that are converted into the right to receive the Cash Merger Consideration pursuant to this Section 2.02.

     The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this
Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Company Stock held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

     For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Company Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Company Stock held by such Holder.

     2.03  Exchange of Certificates.

     (a) Payment Procedure. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Stock that appear, based on information available to the Company, may have been converted into the right to receive the Cash Merger Consideration (other than shares of Company Stock as to which rights of dissent have been perfected as provided in Section 2.04) (the "Certificates"), a letter of transmittal (which shall include the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Cash Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of
Section 2.02, be entitled to receive in exchange therefor the Cash Merger Consideration payable with respect to the shares of Company Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the share transfer records of the Company, the Cash Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares of Company Stock is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     (b) Abandoned Property Laws. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.04. Appraisal Rights of Shareholders. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Chapter 23 of the Tennessee Business Corporation Act.

                                  ARTICLE III

           REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE COMPANY

     The Company hereby represents, warrants, and covenants to and with Newco as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

     3.01. Organization. The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. The Company has full corporate power and authority to conduct its business as is now conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The Company has full corporate power and authority to make this Agreement and, subject to the requisite approval of the shareholders to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company as, subject to such shareholder approval, is a valid and binding agreement of the Company in accordance with the its terms and subject to laws relating to Creditors' rights generally.

     3.02. Authorized and Outstanding Stock. The authorized capital stock of the Company consists of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, 1,301,101 shares of Company common stock are fully paid, validly issued, nonassessable and outstanding, and 288,202 shares of common stock are held as treasury stock. No shares of preferred stock are issued or outstanding.

     3.03.  Consents, Approvals, Filings, etc. of Governmental
Authorities. Neither the business nor operations of the Company requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, except for (i) such filings with the Securities and Exchange Commission required for "going private" transactions; (ii) filings and approvals required by the Federal Reserve Board, if any, and; (iii) the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF NEWCO

     Newco hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

     4.01. Organization. Newco is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Newco has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its sole shareholder, to consummate the transactions contemplated herein. Newco has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification. This Agreement has been duly executed and delivered by Newco and, subject to such shareholder approval, is a valid and binding agreement of Newco in accordance with the its terms and subject to laws relating to creditors' rights generally.

     4.02. Capital Stock. The authorized capital stock of Newco consists of 1,000 shares of common stock, no par value per share. As of the date hereof, 1,000 shares of Newco are fully paid, validly issued, nonassessable and outstanding.

     4.03.  Consents, Approvals, Filings, etc. of Governmental
Authorities. Neither the business nor operations of Newco requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, except for the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

                                   ARTICLE V

                       CONDITIONS TO OBLIGATIONS OF NEWCO

     The obligations of Newco to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Newco may waive such conditions in writing:

     5.01. Shareholder Approval. This Agreement shall have been approved by the sole shareholder of Newco, which cannot be waived.

     5.02. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

     5.03. Representations and Warranties. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

     6.01. Litigation. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

     6.02. Representations and Warranties. All representations and warranties of Newco contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Newco shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

     6.03. Shareholder Approval. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Company Stock, which cannot be waived.

     6.04. Dissenting and Cash-Out Shares. The aggregate number of Cash-Out Shares and shares of Company Stock held by shareholders who shall have delivered notice of their intent to exercise their dissenters' rights with respect to the Merger shall not exceed 131,868.

                                  ARTICLE VII

                                    EXPENSES

     Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII

                        CLOSING DATE AND EFFECTIVE TIME

     The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Newco, respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Newco shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date the articles of merger are filed with the Secretary of State of Tennessee.

                                   ARTICLE IX

                                   AMENDMENTS

     This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date.

                                   ARTICLE X

                                  TERMINATION

     This Agreement may be terminated by either the Company or Newco at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XI

                                    NOTICES

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company, at                       1602 Cumberland Avenue
                                            Middlesboro, KY 40965
If to Newco, at                             1602 Cumberland Avenue
                                            Middlesboro, KY 40965

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.01. Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

     12.02. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

     12.03. Construction. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

     12.04. Gender. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

     12.05. Headings. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

     12.06. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     12.07. Governing Law. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE. ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OF THE SUBJECT MATTER HEREOF SHALL BE BROUGHT AND ENFORCED EXCLUSIVELY IN COMPETENT COURTS OF CAMPBELL COUNTY, TENNESSEE AND THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN RESPECT OF SUCH ACTION OR PROCEEDING.

     12.08. Court Costs and Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

     12.09. Inurement. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

     12.10. Waivers. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

     12.11. Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

                                          HFB FINANCIAL CORPORATION

                                          By: /s/ DAVID B. COOK
                                            ------------------------------------
                                            David B. Cook
                                            Its: President

                                          HFB MERGER CORP.

                                          By: /s/ DAVID B. COOK
                                            ------------------------------------
                                            David B. Cook
                                            Its: President

(PROFESSIONALBANKSERVICES LOGO)                                       APPENDIX B

                                                     Professional Bank Services,
                                                     Incorporated
                                                     Atlanta, Chicago, Louisville,
                                                     Nashville, Ocala
                                                     Consultants to the Financial
                                                     Industry
                                                     ProfessionalBANKServices

                                                     Professional Bank Services,           The 1000 Building
                                                     Incorporated                          6300 Dutchman's Lane, Suite 305
                                                                                           Louisville, Kentucky 40205
                                                     Atlanta, Chicago, Louisville,         502 451-6633
                                                     Nashville, Ocala                      502 451-6755 (FAX)
                                                                                           800-523-4778 (WATS)
                                                     Consultants to the Financial
                                                     Industry
                                                     ProfessionalBANKServices


January 12, 2004


Board of Directors
HFB Financial Corporation
1602 Cumberland Avenue
Middlesboro, Kentucky 40965

To The Directorate:

     You have requested our opinion as investment bankers as to the fairness of the cash value to be paid to Company common shareholders owning less than 250 Company common shares of the Company's common shares in a proposed merger transaction, as well as to the unaffiliated shareholders from a financial point of view. In the proposed merger transaction, a new Tennessee corporation will be merged with and into the Company with the Company being the survivor of the merger (the "Merger"). Under the terms of the proposed Merger, Company common shareholders owning less than 250 Company common shares will receive fair value in cash in exchange for their shares of Company common stock. This opinion is based on a review of the financial condition and history of the Company and its wholly owned subsidiary, Home Federal Bank Corporation, Middlesboro, Kentucky (the "Bank"), regulatory and audit reports, and other such summary information available and deemed appropriate.

     Professional Bank Services, Inc. ("PBS") has performed stock appraisals for numerous financial institutions in Kentucky and throughout the United States. Our knowledge of the financial industry evolves from an experienced staff and a history as consultants and financial advisors to the banking industry. PBS' wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker/Dealer with the Securities and Exchange Commission ("SEC").

     For purposes of this fairness opinion, we have reviewed and analyzed the historical performance of the Company and the Bank, including: (i) June 30, 1999, 2000, 2001, 2002 and December 31, 2002 audited financial statements and Forms 10-KSB of the Company; (ii) December 31, 2002, March 31, 2003 and June 30, 2003 Consolidated Reports of Condition and Income filed by the Bank; (iii) March 31, 2003 and June 30, 2003 forms 10-QSB filed by the Company with the SEC; (iv) April 9, 2003 Form DEF 14C Proxy Statement filed by the Company; (v) June 30, 2003 Uniform Bank Performance Report of the Company; (v) December 31, 2002, March 31, 2003 and June 30, 2003 FR Y-9C filed by the Company with the Federal Reserve, and (vi) the historical common stock trading activity of the Company.

     We have reviewed statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections have been prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this appraisal. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

     We have not compiled, reviewed or audited the financial statements of the Company or the Bank, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Company or the Bank.

Board of Directors
HFB Financial Corporation
Page  2

     PBS, its officers, and its staff have no present business interest in the Company. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Company. Fees paid to PBS for the preparation of this fairness opinion are neither dependent or contingent upon any transaction or upon the results of the review.

     Based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion, as investment bankers, that the $22.75 per common share to be paid to Company common shareholders owning less then 250 Company common shares under the terms of the proposed Merger is fair to the those shareholders as well as to the unaffiliated shareholders from a financial perspective.

                                    Very truly yours,


                                    /s/ PROFESSIONAL BANK SERVICES, INC.

                                    PROFESSIONAL BANK SERVICES, INC.

                                                                      APPENDIX C

              CHAPTER 23 OF THE TENNESSEE BUSINESS CORPORATION ACT

                      TITLE 48, TENNESSEE CODE, CHAPTER 23
                               DISSENTERS' RIGHTS

                                     PART 1

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101.  CHAPTER DEFINITIONS.

     As used in this chapter, unless the context otherwise requires:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

          (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

          (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

[Acts 1986, ch. 887, sec. 13.01.]

48-23-102.  RIGHT TO DISSENT.

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If shareholder approval is required for the merger by sec. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-105;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

[Acts 1986, ch. 887, sec. 13.02.]

48-23-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

          (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

[Acts 1986, ch. 887, sec. 13.03.]

                                     PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

[Acts 1986, ch. 887, sec. 13.20.]

48-23-202.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

          (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

[Acts 1986, ch. 887, sec. 13.21.]

48-23-203.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201.

48-23-204.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

[Acts 1986, ch. 887, sec. 13.23.]

48-23-205.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

[Acts 1986, ch. 887, sec. 13.24.]

48-23-206.  PAYMENT.

     (a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203.

[Acts 1986, ch. 887, sec. 13.25.]

48-23-207.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure.

[Acts 1986, ch. 887, sec. 13.26.]

48-23-208.  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209.

[Acts 1986, ch. 887, sec. 13.27.]

48-23-209.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

          (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under sec. 48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

[Acts 1986, ch. 887, sec. 13.28.]

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

48-23-301.  COURT ACTION.

     (a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.

[Acts 1986, ch. 887, sec. 13.30.]

48-23-302.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

          (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

[Acts 1986, ch. 887, sec. 13.31.]

                                                                      APPENDIX D
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                  FORM 10-KSB

(Mark One)
   [ ]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
           1934

           FOR THE FISCAL YEAR ENDED JUNE 30, 2002


   [X]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
           OF 1934

           FOR THE TRANSITION PERIOD FROM JULY 1, 2002 TO DECEMBER 31, 2002

                          COMMISSION FILE NO. 0-20956

                           HFB FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                  TENNESSEE                                      61-1228266
       (State or other jurisdiction of                        (I.R.S. employer
        incorporation or organization)                      Identification No.)




1602 CUMBERLAND AVENUE, MIDDLESBORO, KENTUCKY                      40965
   (Address of principal executive offices)                      (Zip Code)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (606) 248-1095

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                 NOT APPLICABLE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK (PAR VALUE $1.00 PER SHARE)
                                 TITLE OF CLASS

     Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for
the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     Registrant's revenues for the fiscal year ended December 31, 2002:
$8,799,754.

     The registrant's voting stock is listed on the Nasdaq SmallCap Market. The aggregate market value of the voting stock held by nonaffiliates of the registrant, based on the $16.50 per share closing sales price of the registrant's common stock as quoted on the Nasdaq SmallCap Market on March 25, 2002, was $18,328,695. For purposes of this calculation, it is assumed that directors and officers of the registrant are affiliates. As of March 2002, the registrant had 1,301,101 shares of common stock outstanding, of which 190,271 were held by affiliates.

     Transitional Small Business Disclosure Format  Yes [ ]     No [X]

                      DOCUMENTS INCORPORATED BY REFERENCE

(1) Portions of Information Statement for the 2003 Annual Meeting of Stockholders. (Part III)

                                     PART I

ITEM 1.  BUSINESS.

GENERAL

     HFB Financial Corporation (the "Company") is the sole stockholder of, and acts as the holding company for, Home Federal Bank Corporation ("Home Federal" or the "Bank"). The Company was organized at the direction of the Bank in September 1992 to acquire all of the capital stock issued by the Bank in its conversion from a mutual to stock form. The Company has no significant assets other than capital stock of the Bank and a portfolio of trading account equity securities. The Company qualifies as a bank holding company and is subject to regulation by the Federal Reserve Board ("FRB"). The Company's principal business is the business of the Bank and its subsidiary. Therefore, references to the "Company" in this Form 10-KSB are to both the Company and the Bank. The Bank operates through three full-service offices in the southeastern Kentucky communities of Middlesboro and Harlan and two full-service offices in the eastern Tennessee communities of New Tazewell and Jacksboro. At December 31, 2002, the Company had total assets of $253.5 million, deposits of $199.3 million, net loans receivable of $166.3 million and stockholders' equity of $23.6 million.

     The executive offices of the Company are located at 1602 Cumberland Avenue, Middlesboro, Kentucky 40965, and the telephone number is (606) 248-1095.

     The Company is engaged principally in the business of accepting deposits from the general public and originating permanent loans that are secured by one-to-four-family residential properties located in its market area. The Company also originates consumer loans and commercial real estate loans and maintains a substantial investment portfolio of mortgage-backed and other investment securities.

CHANGE IN FISCAL YEAR

     On February 19, 2002, the board of directors of the Company made a determination to change the registrant's fiscal year-end from June 30 to December 31, effective July 1, 2002. The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission for its fiscal year ended June 30, 2002. Pursuant to the change in fiscal year, the Company has filed this Form 10-K transition report with the Securities and Exchange Commission for the six-month period ending December 31, 2002. Audited financial statements covering the six-month period ending December 31, 2002 are part of this 10-K transition filing.

     The Company changed its fiscal year in order to facilitate the comparability of the Company to other bank holding companies, which have historically utilized a December 31 year-end. Moving to a December 31 year-end has aligned the Company's financial reporting with its peer group and with publicly held bank holding companies in the United States.

APPROVAL FOR NEW BRANCH OFFICE

     On July 8, 2002, the Bank received regulatory approval to establish a branch office in the City of Jacksboro, Tennessee. Jacksboro is county seat for Campbell County and is located in the northeastern portion of Tennessee. The Bank has originated loans in this market over the last 20 years and presently has a portfolio of loans in excess of $50.0 million within this market. Management believes that the Bank's presence in Jacksboro through an office will assist in increasing the Bank's loan portfolio and obtaining new deposits. The new branch was opened during January 2003 in a temporary location. The Company's wholly owned subsidiary, Home Service Corporation, has paid $510,000 for a commercial lot in Jacksboro. Home Service Corporation will build the branch office and lease it to the Bank. The total cost of the land and building is estimated at $1.5 million. The new branch office building is expected to be ready for occupancy in approximately 18 months.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this document are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Legislation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or "estimates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this report. Shareholders, potential investors and other readers are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

LENDING ACTIVITIES

     General. The Company originates loans primarily through its main office located in Middlesboro, Kentucky. The principal lending activity of the Company is the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties in its primary market areas. Conventional mortgage loans are primarily adjustable-rate mortgage loans with a smaller amount of fixed-rate mortgage loans which are not insured or guaranteed by federal agencies. The Company does not originate Federal Housing Administration-insured or Veterans Administration-insured loans. The Company does originate consumer loans on a direct basis. In addition, the Company also makes conventional mortgage loans for the purpose of constructing one- to four-family residences and loans to construct commercial and multifamily real estate.

     The Company emphasizes the origination of adjustable-rate loans and short-term loans in order to increase the interest rate sensitivity of its loan portfolio. However, the Company also continues to offer long-term, fixed-rate conventional mortgage loans (30-year terms or less), originated for its portfolio. The ratio of fixed-rate loans to adjustable-rate loans has increased significantly during the last six months due to the current low-interest-rate environment.

     Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of the Company's loan portfolio at the dates indicated. As of December 31, 2002, the Company had no concentrations of loans exceeding 10% of total loans other than as disclosed below.

                                         AT                             AT JUNE 30,
                                    DECEMBER 31,    ----------------------------------------------------
                                        2002          2002       2001       2000       1999       1998
                                   --------------   --------   --------   --------   --------   --------
                                   (IN THOUSANDS)                      (IN THOUSANDS)
Real estate loans:
Single and multifamily mortgage
  loans..........................     $126,571      $125,901   $114,442   $111,157   $ 95,294   $ 94,153
Commercial real estate loans.....       25,211        19,409     14,295     11,478     10,745     10,411
Real estate construction loans...       13,871         6,231      4,721      6,690     12,996      8,636
                                      --------      --------   --------   --------   --------   --------
Total real estate loans..........      165,653       151,541    133,458    129,325    119,035    113,200
                                      --------      --------   --------   --------   --------   --------
Consumer loans(1)................        5,971         7,409      6,276      5,286      5,912      6,473
                                      --------      --------   --------   --------   --------   --------
Commercial loans.................        2,195         1,973        506        193         98        353
                                      --------      --------   --------   --------   --------   --------
Total gross loans................      173,819       160,923    140,240    134,804    125,045    120,026
Less:
Undisbursed portion of mortgage
  loans..........................        5,566         4,843      2,311      2,529      2,931      2,757
Allowances for loan losses.......        1,192           975        718        645      1,212        973
Unamortized discount and deferred
  loan fees, net.................          726           655        348        236        160        125
                                      --------      --------   --------   --------   --------   --------
Total............................     $166,335      $154,450   $136,863   $131,394   $120,742   $116,171
                                      ========      ========   ========   ========   ========   ========

---------------

(1) Includes loans on deposits, home improvement loans, automobile loans and other loans.

     The following table sets forth certain information as of December 31, 2002 the regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. Demand loans, loans having no schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table below does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause the Company's actual repayment experience to differ from that shown below.

                                                        DUE AFTER ONE
                                          DUE IN ONE    YEAR THROUGH    DUE AFTER
                                         YEAR OR LESS    FIVE YEARS     FIVE YEARS    TOTAL
                                         ------------   -------------   ----------   --------
                                                            (IN THOUSANDS)
Real estate mortgage loans.............     $4,746         $22,684       $124,352    $151,782
Real estate construction loans.........        379           1,816         11,676      13,871
Consumer loans.........................      1,765           4,179             27       5,971
Commercial loans.......................        612           1,583             --       2,195
                                            ------         -------       --------    --------
Total gross loans......................     $7,502         $30,262       $136,055    $173,819
                                            ======         =======       ========    ========

     The following table sets forth as of December 31, 2002 the dollar amount of all the loans due after one year ending December 31, 2002 and distinguishes between those with predetermined (i.e., fixed) interest rates and those with floating or adjustable interest rates.

                                                 PREDETERMINED     FLOATING OR
                                                     RATE        ADJUSTABLE RATES    TOTAL
                                                 -------------   ----------------   --------
                                                               (IN THOUSANDS)
Real estate mortgage loans.....................     $34,276          $112,760       $147,036
Real estate construction loans.................      10,119             3,373         13,492
Consumer loans(1)..............................       4,158                48          4,206
Commercial loans...............................       1,069               514          1,583
                                                    -------          --------       --------
Total gross loans..............................     $49,622          $116,695       $166,317
                                                    =======          ========       ========

---------------

(1) Includes loans on deposits, home improvement loans, automobile loans and other loans.

     The primary emphasis of the Company's lending activity is the origination of conventional loans secured by owner-occupied, one- to four-family residential properties. The Company's conventional mortgage loan originations are generally for terms of 10 to 30 years, amortized on a monthly basis, with principal and interest due each month. Borrowers may refinance or prepay loans at their option without penalty. Conventional residential mortgage loans granted by the Company customarily contain "due-on-sale" clauses which permit the Company to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.

     The Company's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 81% and 95% of the lesser of the appraised value or purchase price. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties and/or used for refinancing purposes is also 80%. The Company does originate some 81% to 95% loan-to-value ratio loans. The Company requires private mortgage insurance on loans with loan-to-value ratios of 91% and over and charges a higher effective interest rate on such loans to account for the additional risk these loans carry.

     The Company also originates conventional fixed-rate mortgage loans on one-to four-family residential properties, the majority of which have a maximum term to maturity of 30 years. The Company originates and holds its fixed-rate mortgage loans in its portfolio as long-term investments.

     In addition, the Company engages in a limited but increasing amount of construction lending involving loans to qualified borrowers for construction of one- to four-family residential properties. These properties are primarily located in the Company's market area. All construction loans are secured by a first lien on the property under construction. Construction/permanent loans generally have adjustable interest rates and are underwritten in accordance with the same terms and requirements as the Company's permanent mortgages, except the loans generally provide for disbursement in stages during a construction period of up to 12 months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. Interim construction loans generally have fixed interest rates, terms of up to 12 months and a maximum loan-to-value ratio of 80%. Borrowers must satisfy all credit requirements which would apply to the Company's permanent mortgage loan financing for the subject property.

     The Company also originates consumer loans, primarily savings account loans, automobile loans, home equity loans and lines of credit, second mortgage loans and other consumer loans secured by mortgages on residences. The Company also makes a limited amount of unsecured loans.

     The Company has historically engaged in a limited amount of commercial and multifamily real estate lending but has increased originations of such loans over the past 12 months. The Company generally makes commercial and multifamily real estate loans available on properties in its market area, with terms of 20 years or less, loan-to-value ratios of 80% or less and adjustable rates of interest. In addition, the Company, from time to time, purchases whole loans or participation interests in loans on commercial and multifamily real estate located in Kentucky and eastern Tennessee.

     Asset Classification and Allowance for Loan Losses. The Company classifies its loan assets as a "substandard," "doubtful" or "loss," if warranted. Assets classified as substandard or doubtful require a general allowance for loan losses. If an asset is classified as loss, the loan must be charged off. An asset which does not currently warrant classification but which possesses weaknesses or deficiencies deserving close attention is required to be designated as "special mention." Currently, general loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. The Company has determined that at December 31, 2002 it had $2.2 million in assets classified as substandard, $688,000 in assets classified as doubtful and no assets classified as loss. In addition, the Company had $1.6 million in assets designated as special mention. Depending on their future performance, it is possible that these loans might be required to be classified in future periods.

     The following table sets forth an analysis of the Company's allowance for loan losses for the periods indicated.

                                         SIX MONTHS ENDED              YEAR ENDED JUNE 30,
                                           DECEMBER 31,        ------------------------------------
                                               2002            2002   2001    2000     1999    1998
                                      ----------------------   ----   ----   ------   ------   ----
                                      (DOLLARS IN THOUSANDS)          (DOLLARS IN THOUSANDS)
Balance at Beginning of Period......          $  975           $718   $645   $1,212   $  973   $710
                                              ------           ----   ----   ------   ------   ----
Loan charge-offs:
  Real estate:
     Residential....................               6             20     24       87       --     --
     Commercial.....................              31             38      9       --       --     --
  Consumer..........................              --              9     10       12       16     11
  Commercial........................              --             --     --       34       --     --
                                              ------           ----   ----   ------   ------   ----
Total charge-offs...................              37             67     43      133       16     11
Recoveries:
  Real estate:
     Residential....................              20              8      9       --       --     --
     Consumer.......................              --             --      2        3        2     --
  Commercial........................              --              9     --       --       --     --
                                              ------           ----   ----   ------   ------   ----
Total Recoveries....................              20             17     11        3        2     --
Net loan recoveries (charge-offs)...             (17)           (50)   (32)    (130)     (14)   (11)
                                              ------           ----   ----   ------   ------   ----
Provision (Adjustment) for Loan
  Losses............................             234            307    105     (437)     253    274
                                              ------           ----   ----   ------   ------   ----
Balance at end of period............          $1,192           $975   $718   $  645   $1,212   $973
                                              ======           ====   ====   ======   ======   ====
Ratio of allowance for losses to
  gross loans receivable............            0.71%          0.63%  0.52%    0.49%    0.97%  0.81%
                                              ======           ====   ====   ======   ======   ====
Ratio of net loan charge-offs to
  average loans outstanding during
  the period........................             .01%           .03%   .02%    0.10%    0.01%  0.01%
                                              ======           ====   ====   ======   ======   ====

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                  JUNE 30,
                                     DECEMBER 31,     ---------------------------------
                                         2002              2002              2001
                                    ---------------   ---------------   ---------------
                                    AMOUNT     %      AMOUNT     %      AMOUNT     %
                                    ------   ------   ------   ------   ------   ------
                                      (DOLLARS IN          (DOLLARS IN THOUSANDS)
                                      THOUSANDS)
Residential and commercial real
  estate loans....................  $1,156    96.97%   $946     96.97%   $714     99.44%
Consumer loans....................       4      .34       4       .41       4       .56
Commercial loans..................      32     2.69      25      2.64      --        --
                                    ------   ------    ----    ------    ----    ------
  Total allowance for loan
     losses.......................  $1,192   100.00%   $975    100.00%   $718    100.00%
                                    ======   ======    ====    ======    ====    ======

                                                         JUNE 30,
                                    ---------------------------------------------------
                                         2000              1999              1998
                                    ---------------   ---------------   ---------------
                                    AMOUNT     %      AMOUNT     %      AMOUNT     %
                                    ------   ------   ------   ------   ------   ------
                                                  (DOLLARS IN THOUSANDS)
Residential and commercial real
  estate loans....................   $618     95.94%  $1,210    95.19%   $970     94.31%
Consumer loans....................     27      3.92        2     4.72       3      5.39
Commercial loans..................     --      0.14       --     0.09      --      0.30
                                     ----    ------   ------   ------    ----    ------
  Total allowance for loan
     losses.......................   $645    100.00%  $1,212   100.00%   $973    100.00%
                                     ====    ======   ======   ======    ====    ======

     Nonperforming Loans and Other Problem Assets. Management reviews the credit quality of the Company's loans on a regular basis. After residential mortgage loans become past due more than 90 days, the Company generally establishes an allowance for uncollectible interest for the amount by which the principal balance and uncollected interest exceeds 90% of the appraised value of the property. Commercial and multifamily real estate loans generally are placed on nonaccrual status if the borrower is placed in bankruptcy proceedings or management concludes that payment in full is not likely. Consumer and commercial loans generally are charged off, or any expected loss is reserved for, after they become more than 90 days past due. The Company accrues interest on delinquent loans past due more than 90 days without establishing a reserve when management concludes such action is warranted, such as in the event the loan is exceptionally well collateralized or the borrower establishes the temporary nature of the delinquency. Loans are charged off when management concludes that they are uncollectible.

     Real estate acquired by the Company as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair market value (less estimated selling cost at the date of foreclosure). Any required write-down of the loan to its fair market value upon foreclosure is charged against the allowance for loan losses.

     The following table sets forth information with respect to the Company's nonperforming assets at the dates indicated. The Company has no restructured loans.

                                                                        JUNE 30,
                                         DECEMBER 31,   ----------------------------------------
                                             2002        2002     2001     2000     1999    1998
                                         ------------   ------   ------   ------   ------   ----
                                         (DOLLARS IN             (DOLLARS IN THOUSANDS)
                                          THOUSANDS)
Loans accounted for on a nonaccrual
  basis(1).............................     $2,376      $2,110   $2,231   $1,613   $1,416   $ --
                                            ------      ------   ------   ------   ------   ----
Accruing loans which are contractually
  past due 90 days or more(1):
     Real estate.......................     $   --      $   --   $  134   $  614   $  521   $677
     Consumer..........................         --          --       --       15        5     40
                                            ------      ------   ------   ------   ------   ----
  Total of nonaccrual and 90 days or
     more past due loans...............     $2,376      $2,110   $2,365   $2,242   $1,942   $717
                                            ------      ------   ------   ------   ------   ----
Real estate owned......................      1,674       1,559      105      333       --     --
                                            ------      ------   ------   ------   ------   ----
Total nonperforming assets.............     $4,050      $3,669   $2,470   $2,575   $1,942   $717
                                            ======      ======   ======   ======   ======   ====
  Nonaccrual and 90 days or more past
     due loans as a percentage of total
     loans, net........................       1.43%       2.38%    1.73%    1.96%    1.96%  0.62%
                                            ======      ======   ======   ======   ======   ====
  Nonaccrual and 90 days or more past
     due loans as a percentage of total
     assets, net.......................       0.94%        .86%    1.09%    1.10%    1.02%  0.41%
                                            ======      ======   ======   ======   ======   ====
Nonperforming assets as a percentage of
  total assets.........................       1.60%       1.49%    1.14%    1.25%    1.02%  0.41%
                                            ======      ======   ======   ======   ======   ====

---------------

(1) Interest on delinquent loans is accrued to income to the extent considered collectible.

     As of December 31, 2002, the Company had a total of $1.1 million in 22 single-family loans classified as "substandard." As of December 31, 2002, the Company had $1.0 million in commercial real estate loans and $588,000 in single-family residential loans classified as "special mention."

     In addition, the Company had two commercial real estate loans totaling $643,000 which had been classified as "substandard" and one real estate development loan in the amount of $563,000 had been classified as "doubtful." The property securing these loans is single-family and multifamily residential and commercial real estate. Management believes that these loans have been adequately classified and reserved for, but continues to monitor them as to their collectibility and as to any possible losses the Company could incur, or additional reserves that may need to be established.

     As of December 31, 2002, the Company had a total of $1.7 million in real estate owned.

     At December 31, 2002, the Company had no other loans of a material amount which were not classified as nonaccrual, past due 90 days or more or restructured but where known information about possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and could result in future disclosure as nonaccrual, 90 days past due or restructured.

INVESTMENT ACTIVITIES

     The Company is required under federal regulations to maintain a minimum amount of liquid assets, which can be invested in specified short-term securities, and is also permitted to make certain other investments. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, its expectations of the level of yield that will be available in the future and its projections as to the short-term demand for funds to be used in the Company's loan origination and other activities.

     The general objectives of the Company's investment policy are to (i) protect the Company's depositor resources, (ii) maintain liquidity levels to meet the operational needs of the Company and applicable regulatory requirements, (iii) reduce credit risk by investing in high-quality, diverse investments, (iv) serve as a hedge against significant interest rate shifts, (v) contribute to earnings in a stable and dependable manner without compromising the goals of liquidity and safety, and (vi) provide collateral for pledging needs. The Company's investment activities are managed by Chief Financial Officer, Stanley Alexander, Jr., with oversight by the Investment Committee and under the supervision of the Board of Directors. An investment policy has been adopted by the Board which provides for maintenance of the investment portfolio for the purpose of providing earnings and ensuring a minimum liquidity reserve. In accordance with the investment policy, management has primarily invested in U.S. Treasury securities backed by the full faith and credit of the United States and government agency securities, mortgage-backed securities issued by FHLMC, FNMA or GNMA, federal funds sold, and federally insured interest-bearing deposits in other financial institutions. General obligation and bank qualified bonds of municipalities within the market areas served by the Company and which are considered to possess acceptable credit and limited default risk are also considered for investment.

     The Board of Directors of the Company has authorized the existence of a trading account in an amount not to exceed 8% of total assets for the purpose of taking advantage of favorable short-term market conditions. The Company's investment policy specifies that securities traded within this account must be U.S. Treasury or agency obligations. Securities in the trading account are marked to market on a monthly basis. During the six months ended December 31, 2002, there was no trading activity. At December 31, 2002, there were no securities held in the Company's trading account.

     The Board of Directors of the Company had authorized a trading account of up to $1.0 million for investing in common stocks of publicly traded thrifts which are considered to be previously undervalued.

Management decided to cease trading account activity and had previously completely liquidated the Company's trading account.

     The Company, in accordance with generally accepted accounting principles, reports its investment securities available for sale, at current market value, with unrealized gains or losses, net of tax effect, adjusted through equity and realized gains or losses in income when securities are sold. Investment securities held to maturity are reported at cost as adjusted for unaccredited discounts and unamortized premiums.

     The following table sets forth the carrying value of the Company's investment securities at the dates indicated.

                                                                      AT JUNE 30,
                                            AT DECEMBER 31,   ---------------------------
                                                 2002          2002      2001      2000
                                            ---------------   -------   -------   -------
                                            (IN THOUSANDS)          (IN THOUSANDS)
Investment securities, available for sale:
U.S. Treasury, Federal Agency obligations,
  Corporate bonds and municipal
  obligations.............................      $22,663       $22,618   $32,855   $23,736
Investment and Securities held to
  maturity, U.S. Treasury and Federal
  Agency obligations......................           --            --        --    13,201
                                                -------       -------   -------   -------
Total investment securities, available for
  sale....................................      $22,663       $22,618   $32,855   $36,937
                                                =======       =======   =======   =======

     The following table sets forth the maturities and Weighted Average Yields of securities at December 31, 2002.

                                                          AT DECEMBER 31, 2002
                                    ----------------------------------------------------------------
                                    ONE YEAR     ONE TO      FIVE TO    MORE THAN   TOTAL INVESTMENT
                                    OR LESS    FIVE YEARS   TEN YEARS   TEN YEARS      PORTFOLIO
                                    --------   ----------   ---------   ---------   ----------------
                                                         (DOLLARS IN THOUSANDS)
Investment securities, available
  for sale:
  U.S. Treasury, Federal Agency
     obligations, corporate bonds
     and municipal obligations....   $2,213     $12,113      $1,755      $6,582         $22,663
Total investment securities,
  available for sale..............   $2,213     $12,113      $1,755      $6,582         $22,663
                                     ======     =======      ======      ======         =======
Weighted average yield............     5.05%       5.64%       5.45%       4.62%           5.28%
                                     ======     =======      ======      ======         =======

MORTGAGE-BACKED SECURITIES ACTIVITIES

     In accordance with the Company's investment policy, management invests in mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. In addition, the Company's investment policy permits investment in collateralized mortgage obligations.

     The following table sets forth the composition of the Company's mortgage-backed securities portfolio at the dates indicated.

                                                                              AT JUNE 30,
                                      AT DECEMBER 31,    ------------------------------------------------------
                                            2002               2002               2001               2000
                                      ----------------   ----------------   ----------------   ----------------
                                      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %
                                      -------   ------   -------   ------   -------   ------   -------   ------
                                                               (DOLLARS IN THOUSANDS)
Mortgage-backed securities,
  available for sale:
Freddie Mac.........................  $ 7,519    15.75%  $ 9,462    18.20%  $ 5,569    22.96%  $ 3,311    13.55%
Fannie Mae..........................   16,754    35.08    19,610    37.72     8,955    36.92     3,678    15.05
Ginnie Mae..........................    6,414    13.43     7,611    14.64        --       --        --       --
Collateralized mortgage
  obligations.......................   17,068    35.74    15,307    29.44     9,731    40.12     5,947    24.34
                                      -------   ------   -------   ------   -------   ------   -------   ------
Total mortgage-backed securities
  available for sale................   47,755   100.00    51,990   100.00    24,255   100.00    12,936    52.94
                                      -------   ------   -------   ------   -------   ------   -------   ------
Mortgage-backed securities, held to
  maturity:
Freddie Mac.........................       --       --        --       --        --       --     1,658     6.79
Fannie Mae..........................       --       --        --       --        --       --     6,727    27.54
Ginnie Mae..........................       --       --        --       --        --       --     3,111    12.73
                                      -------   ------   -------   ------   -------   ------   -------   ------
Total mortgage-backed securities,
  held to maturity..................       --       --        --       --        --       --    11,496    47.06
                                      -------   ------   -------   ------   -------   ------   -------   ------
Total mortgage-backed securities,
  available for sale and held to
  maturity..........................  $47,755   100.00%  $51,990   100.00%  $24,255   100.00%  $24,432   100.00%
                                      =======   ======   =======   ======   =======   ======   =======   ======

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are a significant source of the Company's funds for lending and other investment purposes. In addition to deposits, the Company derives funds from loan principal repayments and interest payments and maturing investment securities. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes.

     Deposits. Deposits are attracted principally from within the Company's primary market area through the offering of a variety of deposit instruments, including passbook and statement accounts and certificates of deposit. Deposit account terms vary, principally on the basis of the minimum balance required, the time periods the funds must remain on deposit and the interest rate. The Company also offers individual retirement accounts ("IRAs") and Keogh Plans.

     The Company's policies are designed primarily to attract deposits from local residents through its branch network rather than to solicit deposits from areas outside its primary market. The Company does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Company on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     The following table sets forth the average balances and interest rates for the Company's deposit accounts by type of deposit for the periods indicated.

                                FOR THE
                            SIX MONTHS ENDED                    FOR THE YEAR ENDED JUNE 30,
                              DECEMBER 31,      ------------------------------------------------------------
                                  2002                 2002                 2001                 2000
                           ------------------   ------------------   ------------------   ------------------
                           AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE
                            AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                           --------   -------   --------   -------   --------   -------   --------   -------
NOW and money market
  deposit accounts.......  $ 22,681    0.90%    $ 19,206     .76%    $ 17,708    0.95%    $ 15,702    1.69%
Passbook accounts........     8,182    0.82        7,590    1.16        7,357    1.31        7,604    2.22
Certificates.............   168,921    3.32      163,144    4.44      156,883    5.48      140,019    5.08
                           --------    ----     --------    ----     --------    ----     --------    ----
Total....................  $199,784    2.86%    $189,940    3.93%    $181,948    4.87%    $163,325    4.62%
                           ========    ====     ========    ====     ========    ====     ========    ====

     The following table indicates the amount of the Company's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2002. Most of the Company's deposits of over $100,000 come from individual depositors in the Company's market area.

MATURITY PERIOD                                               CERTIFICATES OF DEPOSIT
---------------                                               -----------------------
                                                                  (IN THOUSANDS)
Three months or less........................................          $12,748
Over three through six months...............................            7,289
Over six through 12 months..................................           25,272
Over 12 months..............................................           17,832
                                                                      -------
Total.......................................................          $63,141
                                                                      =======

     Management attributes the net decrease in deposits for the six months ended December 31, 2002 to general economic conditions and competition in the local market. The Company does not offer premiums for deposits and in the past has not offered interest rates on deposits which exceed the average rates paid by other financial institutions in its market area.

     Borrowings. Savings deposits historically have been the primary source of funds for the Company's lending and investment activities and for its general business activities. The Company is authorized, however, to use advances from the FHLB of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. All of the advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances. The FHLB of Cincinnati functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member, the Company is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. The Company had $1.4 million in short-term borrowings outstanding at December 31, 2002. The average balance of short-term borrowings during the six months ended December 31, 2002 was $1.5 million with a weighted average rate of 1.7%. The maximum balance of short-term borrowings during the six months ended December 31, 2002 was $7.7 million.

     At December 31, 2002, the Company had $26.3 million in long-term advances at an average rate of 4.46% outstanding with the Federal Home Loan Bank. The average balance of these advances for the six months ended December 31, 2002 was $22.4 million at a weighted-average rate of 5.5%. At December 31, 2002, the Company had sufficient collateral to borrow another $77 million, including a $13.6 million unexercised line of credit, from the Federal Home Loan Bank.

SUBSIDIARY ACTIVITIES

     The Company's only subsidiary other than the Bank is Home Service Corporation, which engages in the ownership and rental of the Company's main office building and operations center in Middlesboro, Kentucky and a branch office in New Tazewell, Tennessee. Home Service Corporation also owns and rents other properties to unrelated parties.

COMPETITION

     The Company experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans.

     Direct competition for savings deposits comes from other savings institutions, credit unions, regional bank holding companies and commercial banks located in its primary market area. Significant competition for the Company's other deposit products and services comes from money market mutual funds, brokerage firms, insurance companies and retail stores. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by various financial institutions. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage bankers, mortgage brokers and insurance companies.

     The Company's primary competition comprises the commercial banks near each of the Company's branch offices. In Middlesboro, where the Company's main office is located, primary competition consists of four banks. In Harlan, Kentucky, where two branch offices are located, the Company's primary competition is two banks. In New Tazewell, Tennessee, where a branch office is located, the Bank's primary competition is three banks.

     The Company is able to compete effectively in its primary market area by offering competitive interest rates and loan fees, and a wide variety of deposit products, and by emphasizing personal customer service. Management believes that, as a result of the Company's commitment to competitive pricing, varied products and personal service, the Company has developed a solid base of core deposits and the loan origination quality and volume are among the leaders in the Company's market area.

EMPLOYEES

     As of December 31, 2002, the Company and its subsidiary had 70 full-time employees, none of whom was represented by a collective bargaining agreement. The Company believes that it enjoys excellent relations with its personnel.

                                   REGULATION

GENERAL

     The Company and the Bank are subject to the policies of various regulatory authorities. In particular, bank holding companies and their subsidiaries are affected by the credit and monetary policies of the Federal Reserve Board (the "FRB"). The Company and the Bank are subject to numerous federal and state laws and regulations affecting their business and also must undergo periodic examination by federal and state financial institution examiners. The earnings of the Bank, and the earnings of the Company, are affected not only by the laws and regulations applicable to the banking business, but also by the policies and interpretations of regulatory authorities.

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company shareholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks, including the power to impose substantial fines and other penalties for violations of laws and regulations, to issue cease and desist or removal orders, to seek injunctions and publicly disclose such actions, and extensive authority to police unsafe or unsound practices.

     The following description summarizes some of the laws to which the Company and the Bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes and regulations.

REGULATION OF THE BANK

     Home Federal is a Kentucky-chartered commercial banking corporation the deposits of which are insured by the FDIC. Prior to the Bank's conversion from a federally chartered savings bank to a Kentucky-chartered commercial bank, the Bank was subject to regulation by the Office of Thrift Supervision (the "OTS"). The Bank is not a member of the Federal Reserve System. The Bank is subject to supervision and regulation by the FDIC and the Kentucky Department of Financial Institutions. Such supervision and regulation subjects the Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Kentucky Department of Financial Institutions. Because the FRB regulates the bank holding company parent of the Bank, the FRB also has supervisory authority that directly affects the Bank.

     The Kentucky banking statutes prescribe the permissible activities in which a Kentucky bank may engage and where those activities may be conducted. Kentucky's statutes contain a "super-parity" provision that permits a well-rated Kentucky banking corporation (such as the Bank) to engage in any banking activity in which a national or state bank operating in any other state or a federal savings association meeting the qualified thrift lender test and operating in any state could engage, provided it first obtains a legal opinion specifying the statutory or regulatory provisions that permit the activity.

     Branching. Kentucky law currently expressly permits a Kentucky-chartered bank to establish a branch office in any county in Kentucky. Kentucky banking statutes also permit a Kentucky bank, with prior regulatory approval, to establish a branch office outside of Kentucky. Well-capitalized Kentucky banks that have been in operation at least three years and that satisfy certain criteria relating to, among other things, their composite and management ratings, may establish a branch without the approval of the Commissioner of the Department of Financial Institutions upon notice to the Department and any other state bank with its main office located in the county where the new branch will be located. Branching by all other banks requires the approval of the Commissioner, who must ascertain and determine that the public convenience and advantage will be served and promoted and that there is reasonable probability of the successful operation of the branch. In any case, the transaction must also be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. An out-of-state bank is permitted to establish branch offices in Kentucky by merging with a Kentucky bank. De novo branching into Kentucky by an out-of-state bank is not permitted by the Kentucky banking statutes.

     Restrictions on Affiliate Transactions. Transactions between the Bank and its nonbanking affiliates, including the Company, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of the Company or its subsidiary.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act, which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The Bank's regulatory lending limit to one borrower was $3.6 million at December 31, 2002. Currently, the Bank has only one borrower, a real estate developer, that approaches that limit, with a balance of $2.7 million. The Bank imposes the same limits to affiliates and insiders. At December 31, 2002, loans to directors, executive officers and control persons totaled $634,000 in aggregate.

     Restrictions on Distribution of Subsidiary Bank Dividends and
Assets. Dividends paid by the Bank have provided substantially all of the Company's operating funds, and for the foreseeable future it is anticipated that dividends paid by the Bank to the Company will continue to be the Company's principal source of operating funds. Capital adequacy requirements and state law serve to limit the amount of dividends that may be paid by the Bank. Under federal law, the Bank cannot pay a dividend if, after paying the dividend, the Bank will be "undercapitalized." The FDIC may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend. Under Kentucky banking law, the dividends the Bank can pay during any calendar year are generally limited to its profits for that year, plus its retained net profits for the two preceding years, less any required transfers to surplus or to fund the retirement of preferred stock or debt, absent approval of the Commissioner of the Kentucky Department of Financial Institutions.

     Because the Company is a legal entity separate and distinct from its subsidiary, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as the Company) or any shareholder or creditor thereof.

     Deposit Insurance Assessments. Currently, the FDIC maintains two funds for the insurance of deposits of financial institutions: the Bank Insurance Fund ("BIF") for deposits originated by banks and the Savings Association Insurance Fund ("SAIF") for deposits originated by savings associations, including savings association deposits acquired by banks. The Bank must pay assessments to the FDIC for federal deposit insurance protection based on a risk-based assessment system. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher-risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF and SAIF assessments is between 0% and .27% of deposits.

     The Deposit Insurance Funds Act of 1996 requires both BIF and SAIF insured institutions to share the cost of the Financing Corporation bonds, which were issued to initially fund the SAIF, through additional assessments on insured deposits.

     Cross-guarantee Provisions. The Federal Deposit Insurance Act contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with clients when taking deposits or making loans. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing business operations.

REGULATION OF THE COMPANY

     Prior to the Company's conversion from a savings and loan holding company to a bank holding company, the Company was subject to regulation by the OTS. As a bank holding company, the Company is subject to supervision, regulation and examination by the FRB. The Bank Holding Company Act of 1956, as amended (the "BHCA"), and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     Bank Acquisitions by Bank Holding Companies. The Company is required to obtain the prior approval of the FRB under the BHCA before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the FRB is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors. Consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977, as amended ("CRA"). Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with safe and sound operation to help meet the credit needs of their entire communities, including low- to moderate-income neighborhoods. By virtue of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the geographic location of the bank is no longer a factor. Under that Act, a well-capitalized and well-managed bank holding company may acquire a bank located in any state, subject to certain deposit percentage limitations and age requirements.

     Gramm-Leach-Bliley Act. On November 12, 1999, the Gramm-Leach-Bliley Act was signed into law, eliminating many of the remaining barriers to full convergence of the banking, securities and insurance industries. The major provisions of the Act took effect March 12, 2000.

     The Gramm-Leach-Bliley Act enables a broad-scale consolidation among banks, securities firms and insurance companies by creating a new type of financial services company called a "financial holding company," a bank holding company with dramatically expanded powers. Financial holding companies can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. In addition, the Act permits the FRB and the Treasury Department to authorize additional activities for financial holding companies, but only if they jointly determine that such activities are "financial in nature" or "complementary to financial activities."

     The FRB serves as the primary "umbrella" regulator of financial holding companies, with jurisdiction over the parent company and more limited oversight over its subsidiaries. The primary regulator of each subsidiary of a financial holding company depends on the activities conducted by the subsidiary. A financial holding company need not obtain FRB approval prior to engaging, either de novo or through acquisitions, in financial activities previously determined to be permissible by the FRB. Instead, a financial holding company need only provide notice to the FRB within 30 days after commencing the new activity or consummating the acquisition.

     The Gramm-Leach-Bliley Act includes consumer privacy protections and CRA "sunshine" rules, "modernizes" various other banking-related statutes, permits mutual bank holding companies and requires a number of studies and reports to Congress.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The FRB may prohibit a bank holding company from engaging in an activity if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. The FDIC and the Kentucky Department of Financial Institutions have similar authority with respect to the Company's bank subsidiary.

     Source of Strength. Under FRB policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and to commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As noted below, a bank holding company may also be required to guarantee the capital restoration plan of an undercapitalized banking subsidiary.

CAPITAL ADEQUACY REQUIREMENTS

     Capital Guidelines. The FRB and FDIC have substantially similar risk-based and leverage ratio guidelines for banking organizations, which are intended to ensure that banking organizations have adequate capital related to the risk levels of assets and off-balance-sheet instruments. Under the risk-based guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0%, of which at least 4.0% is required to consist of Tier 1 capital elements (generally, common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, less goodwill and certain other intangible assets). Total capital is the sum of Tier 1 and Tier 2 capital. Tier 2 capital generally may consist of limited amounts of subordinated debt, qualifying hybrid capital instruments, other preferred stock, loan loss reserves and unrealized gains on certain equity securities. As of December 31, 2002, the Company's ratio of Tier 1 capital to total risk-weighted assets was 15.0% and its ratio of total capital to total risk-weighted assets was 15.8%. As of December 31, 2002, the Bank's ratio of Tier 1 capital to total risk-weighted assets was 14.5% and its ratio of total capital to total risk-weighted assets was 15.3%.

     In addition to the risk-based capital guidelines, the FRB uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets (less goodwill and certain other intangible assets). Certain highly rated bank holding companies may maintain a minimum leverage ratio of 3.0%, but other bank holding companies may be required to maintain a leverage ratio of up to 200 basis points above the regulatory minimum. As of December 31, 2002, the Company's leverage ratio was 8.7%. The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5% of average total assets, except in the case of certain highly rated banks for which the requirement is 3% of average total assets. As of December 31, 2002, the Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 8.4%. [See Note 11 in Item 7.]

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The FDIC may establish higher minimum capital adequacy requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under these regulations, a "well capitalized" bank has a total risk-based capital ratio of 10% or higher; a Tier 1 risk-based capital ratio of 6% or higher; and a leverage ratio of 5% or higher and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8% or higher; a Tier 1 risk-based capital ratio of 4% or higher; and a leverage ratio of 4% or higher (3% or higher if the bank was rated a CAMEL 1 in its most recent examination report and is not experiencing significant growth) and does not meet the criteria for a well capitalized bank. A bank is "undercapitalized" if it fails to meet any one of the ratios required to be adequately capitalized.

     Undercapitalized institutions are required to submit a capital restoration plan, which must be guaranteed by any holding company of the institution. In addition, agency regulations contain broad restrictions on certain activities of undercapitalized institutions, including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment. A bank's capital classification will also affect its ability to accept brokered deposits. Under the FDIC regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless either it is well capitalized or it is adequately capitalized and receives a waiver from the FDIC.

     As an institution's capital decreases, the FDIC's enforcement powers become more enhanced. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

ITEM 2.  DESCRIPTION OF PROPERTY.

     (a) Properties. The Company's principal executive offices are located at 1602 Cumberland Avenue, Middlesboro, Kentucky, in facilities leased to the Bank by its wholly owned subsidiary, Home Service Corporation. The Company also maintains operations offices at 1608 Cumberland Avenue, Middlesboro, Kentucky, and has branch offices located at 600 Fifth Avenue, New Tazewell, Tennessee, and 102 Cumberland Avenue, Harlan, Kentucky, which are all leased from Home Service Corporation. In addition, the Company has one other branch office located at Village Center, Harlan, Kentucky, which is leased from a third party. The Bank's wholly owned subsidiary, Home Service Corporation, also has purchased property for the construction of a new branch office in Jacksboro, Tennessee. Management believes that each of the properties is suitable for its purpose and anticipated need.

     (b) Investment Policies. See "Item 1. Business" above for a general description of the Bank's investment policies and any regulatory or Board of Directors' percentage of assets limitations regarding certain investments. All of the Bank's investment policies are reviewed and approved by the Board of Directors of the Bank, and the policies, subject to any regulatory restrictions, can be changed without a vote of stockholders. The Bank's investments are primarily acquired to produce income, and, to a lesser extent, possible capital gains.

          (1) Investments in Real Estate or Interests in Real Estate.  See "Item
     1. Business -- Lending Activities," "Item 1. Business -- Regulation of the Bank," and "Item 2. Description of Property -- (a) Properties" above.

          (2) Investments in Real Estate Mortgages.  See "Item 1.
     Business -- Lending Activities" and "Item 1. Business -- Regulation of the Bank."

          (3) Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. See "Item 1. Business -- Investment Activities" and "Item 1. Business -- Subsidiary Activities."

     (c) Description of Real Estate and Operating Data.  Not applicable.

ITEM 3.  LEGAL PROCEEDINGS.

     From time to time, the Company is a party to various routine legal proceedings incident to its business, including loan foreclosure actions. There are currently no material legal proceedings to which the Company, the Bank or its subsidiary is a party or to which any of their property is subject.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matters were submitted to a vote of security holders.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS.

     The Company's common stock is listed on the NASDAQ small cap market under the symbol "HFBA". There are currently 1,301,101 shares of the common stock outstanding and approximately 390 holders of record of the common stock (not including shares held in "street name").

     The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                                                                                 DIVIDENDS
                                                      HIGH BID(1)   LOW BID(1)     PAID
                                                      -----------   ----------   ---------
2001
  First quarter.....................................    $12.000      $11.000       $.19
  Second quarter....................................     12.880       11.000
  Third quarter.....................................     13.000       11.450        .19
  Fourth quarter....................................     14.150       12.030
2002
  First quarter.....................................    $14.600      $13.450       $.20
  Second quarter....................................     14.750       13.000
  Third quarter.....................................     14.500       12.900        .21
  Fourth quarter....................................     14.500       13.260

---------------

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     The latest bid price as of March 25, 2003 was $16.50.

     The Company's primary source of funds for the payment of dividends is dividends from the Bank.

     For information regarding restrictions on the payment of dividends see "Item 1, Business -- Regulation -- Regulation of Home Federal -- Restrictions on Distribution of Subsidiary Bank Dividends and Assets."

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     HFB Financial Corporation, a Tennessee corporation, was organized by Home Federal to be a savings institution holding company. The Company was organized at the direction of the Bank in September 1992 to acquire all of the capital stock issued by the Bank upon the conversion of the Bank from mutual to stock form. The Company has no significant assets other than capital stock of the Bank. The Company's principal business is the business of the Bank and its subsidiary. Therefore, the discussion in this Management's Discussion and Analysis relates to the Bank and its operations.

     Home Federal's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic and competitive environment in which banks operate. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and the yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. The Bank also generates non-interest income, such as service charges on transaction accounts and other fees. Net income is further affected by the level of non-interest expenses, such as personnel expenses, occupancy and equipment expenses, federal deposit insurance premiums and other expenses.

     The operations of Home Federal and banks generally are significantly influenced by general economic conditions and the monetary and fiscal policies of governmental regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which, in turn, is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds. Just as the Bank's operations are influenced by regulatory authorities, so are its liquidity levels and capital resources.

RESULTS OF OPERATIONS

                                                    SIX-MONTH PERIOD
                                                          ENDED
                                                      DECEMBER 31,           CHANGE
                                                    -----------------   -----------------
                                                     2002      2001     AMOUNT    PERCENT
                                                    -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Interest income...................................  $8,193    $7,789    $   404     5.19%
Interest expense..................................   3,409     4,461     (1,052)  (23.58)
                                                    ------    ------    -------
Net interest income...............................   4,784     3,328      1,456    43.75
Provision for loan losses.........................     234        85        149   175.29
                                                    ------    ------    -------
Net interest income after provision for loan
  losses..........................................   4,550     3,243      1,307    16.30
Other income......................................     607       489        118    24.13
Other expenses....................................   3,366     2,633        733    27.84
Income taxes......................................     574       356        218    61.23
                                                    ------    ------    -------
Net income........................................   1,217       743        474    63.80

ASSET/LIABILITY MANAGEMENT

     Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one to four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At December 31, 2002, approximately 72% of the loans in the Bank's mortgage loan portfolio were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with a weighted-average life of seven years or less, U.S. Government Treasury and agency securities with terms of seven years or less and other short-term investments.

     Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates.

INTEREST RATE SENSITIVITY

     Net portfolio value (NPV) analysis provides a quantification of interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flow from off-balance-sheet contracts.

     The following table sets forth, as of December 31, 2002, the estimated changes in the Bank's NPV, i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts, assuming immediate and permanent changes in interest rates up 200 and down 100 basis points.

                              NET PORTFOLIO EQUITY
                             (DOLLARS IN THOUSANDS)

  CHANGE IN
INTEREST RATES
(BASIS POINTS)  ESTIMATED NPV   AMOUNT OF CHANGE   PERCENT OF CHANGE
--------------  -------------   ----------------   -----------------
     +200          $21,970          $12,737              (36.7)%
     +100           26,898            7,809              (22.5)
        0           34,707              -0-                -0-
     -100           44,234            9,527               27.5

     As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $12.7 million, or 37%. Conversely, a 100 basis point decrease in interest rates is anticipated to cause a $9.5 million, or 28% increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

     Certain assumptions utilized in assessing the interest rate risk of the Bank were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do not change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

FINANCIAL CONDITION

     The Corporation's assets increased by 3.0% to $253.5 million at December 31, 2002 compared to $246.2 million at June 30, 2002. The majority of this increase is reflected in loans, which was primarily funded by a decrease in cash and cash equivalents and investments and an increase in borrowings.

     Cash and cash equivalents decreased by $255,000 to $4.97 million at December 31, 2002 from $5.225 million at June 30, 2001, primarily due to increases in the loan portfolio.

     The Bank augments its lending activities and increases its asset yields to a significant extent by investing in investment securities such as mortgage-backed securities "MBSs", U.S. Government securities, municipal securities and corporate securities. During the six months ended December 31, 2002, investments decreased $4.2 million to $70.4 million at December 31, 2002 compared to $74.6 million at June 30, 2002, primarily due to growth in the Bank's loan portfolio. Also, during the six months ended December 31, 2002, Management purchased $10.8 million in investment securities. These purchases were mostly funded from proceeds from called and maturing investment securities, principal collected on MBSs and the sale of investment securities. At December 31, 2002, the balance of investment securities available for sale (AFS) was $70.4 million with a net unrealized gain of $2.2 million.

     During the six months ended December 31, 2002, total loans receivable, net increased 7.7% to $166.3 million compared to $154.4 million at June 30, 2002. Management has taken a more aggressive stance in growing the loan portfolio since the Bank's conversion to a commercial bank charter in December 2001. A substantial portion of this growth was in commercial real estate loans.

     At June 30, 2002, allowance for loan losses was $1.192 million, or 0.71%, of loans receivable compared to $975,000, or 0.63%, of loans receivable at June 30, 2002.

     Premises and equipment increased by $588,000 to $4.455 million at December 31, 2002 from $3.867 million at June 30, 2002. Most of this increase was related to the purchase of land for construction of the new branch office in Jacksboro, Tennessee.

     Total deposits decreased $2.0 million to $199.3 million at June 30, 2002 from $201.3 million at June 30, 2002. During the six months ended December 31, 2002, CDs decreased $3.0 million while non-interest-bearing, savings and NOW accounts increased $1.0 million. During the six months ended December 31, 2002, competition for deposits in local markets has been intense with several institutions offering deposit rates well above national averages. In response, Management took the position to fairly price deposits and not to match these excessively priced promotions.

     Total borrowings increased $7.8 million to $27.7 million at December 31, 2002 from $19.9 million at June 30, 2002, primarily as the result of a leveraging strategy implemented during the six months ended December 31, 2002. The Bank borrowed $7.5 million with an average maturity of three years and used the proceeds to purchase securities with similar maturities.

     At December 31, 2002, the Bank met all regulatory capital requirements. Tier I capital to averaged assets was 8.4%, tier I capital to risk-weighted assets was 14.5% and total capital to risk-weighted assets was 15.3% at December 31, 2002 compared to 8.2%, 14.8% and 15.6%, respectively, at June 30, 2002.

     The following table sets forth the financial position of the Corporation on the dates indicated.

                                                                             CHANGE
                                              DECEMBER 31,   JUNE 30,   -----------------
                                                  2002         2002     AMOUNT    PERCENT
                                              ------------   --------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Total assets................................    $253,535     $246,164   $ 7,371     3.00%
Net loans...................................     166,335      154,450    11,885     7.70
Investment securities -- available for
  sale......................................      70,418       74,637    (4,219)   (5.65)
Deposits....................................     199,285      201,323    (2,038)   (1.01)
Stockholders' equity........................      23,580       22,141     1,439     6.50
Number of shares outstanding................       1,301        1,296

  COMPARISON OF SIX-MONTH PERIOD ENDED DECEMBER 31, 2002 TO SIX-MONTH PERIOD ENDED DECEMBER 31, 2001

     General. Net income increased by $474,000 to $1.217 million for the six months ended December 31, 2002 as compared to $743,000 for the six months ended December 31, 2001. The primary reasons for the increase were a $1,456 million increase in net interest income and a $118,000 increase in non-interest income offset by a $218,000 increase in income tax expense, a $149,000 increase in provision for loan losses and a $733,000 increase in non-interest expense.

     Net Interest Income. Net interest income increased to $4.784 million for the six months ended December 31, 2002 from $3.328 million for the six months ended December 31, 2001. The increase was primarily due to an increase in the net interest margin. The net interest margin increased by 85 basis points to 4.09% for the six months ended December 31, 2002 compared to 3.24% for the six months ended December 31, 2001. Most of this increase was attributable to a lower weighted-average cost of funds.

     Interest Income. Interest income for the six months ended December 31, 2002 and 2001 was $8.193 million and $7.789 million, respectively. The increase for the six months ended December 31, 2002 over the six months ended December 31, 2001 was due primarily to an increase in the average balance of interest-earning assets, as the yields declined in the six months ended December 31, 2002. Yields on such assets were 7.01% for the six months ended December 31, 2002 compared to 7.57% for the six months ended December 31, 2001.

     Average interest-earning assets were $233.7 million and $205.7 million for the six months ended December 31, 2002 and 2001, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations.

     Interest Expense. Interest expense for the six months ended December 31, 2002 and 2001 was $3.409 million and $4.461 million, respectively. The decrease in interest expense of $1.052 million for the six months ended December 31, 2002 over the six months ended December 31, 2001 was primarily due to a decrease in the rate of interest paid on deposits. The cost of interest-bearing liabilities decreased to 3.08% for the six months ended December 31, 2002 compared to 4.55% for the six months ended December 31, 2001. In addition, the average balance of interest-bearing liabilities increased by $25.6 million due to increased deposits and borrowings, which was primarily used to fund loan demand.

     Provision for Loan Losses. The provision for loan losses for the six months ended December 31, 2002 and 2001 was $234,000 and $85,000, respectively. The increase of $149,000 was primarily due to an increase in commercial loan originations. The provision was determined by management's evaluation of the adequacy of the allowance for loan losses, including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates and current economic conditions.

     Other Income. Other income for the six months ended December 31, 2002 was $607,000 compared to $489,000 for the six months ended December 31, 2001, an increase of $118,000. The increase was primarily the result of an $89,000 increase in service charges on deposits, a $27,000 decrease in gains on trading account securities, a $5,000 increase in other fees, a $16,000 decrease in gain on the sale of real estate and an increase of $76,000 in the increase in cash surrender value of bank-owned life insurance.

     Other Expenses. Other expenses increased $733,000 to $3.366 million for the six months ended December 31, 2002 from $2.633 million for the six months ended December 31, 2001. Compensation and benefits increased by $464,000, primarily the result of a $398,000 increase in general compensation expense and an increase of $66,000 in the cost of funding the Bank's employee retirement fund. Since December 31, 2001 to December 31, 2002, the Bank has increased its full time equivalent employees from 63 to 70 due to growth and staffing for the new Jacksboro, Tennessee branch which opened in January 2003.

     Legal and professional fees increased $114,000 to $263,000 for the six months ended December 31, 2002 compared to $149,000 for the six months ended December 31, 2001. Legal expenses increased $76,000 primarily due to expenses related to foreclosures and corporate matters. Consulting fees increased $50,000 as the result of payment for services for the development and implementation of new procedures for loan operations.

     Other expenses increased $186,000 to $655,000 for the six months ended December 31, 2002 compared to $442,000 for December 31, 2001, primarily due to an increase of $118,000 in other real estate owned expenses. The increase included the write down of two foreclosed real estate development properties recently reappraised. All other categories of other expense increased $95,000 with no substantial increase or decrease in any one category.

     Income Tax Expense. Income tax expense increased $218,000 to $574,000 for the six months ended December 31, 2002 compared to $356,000 for the six months ended December 31, 2001 due to increased earnings for the six months ended December 31, 2002.

  COMPARISON OF YEAR ENDED JUNE 30, 2002 TO YEAR ENDED JUNE 30, 2001

     General. Net income increased by $100,000 to $1.589 million for the fiscal year ended June 30, 2002. The primary reasons for the increase were a $1.222 million increase in net interest income, a $107,000 increase in non-interest income and a $21,000 decrease in income tax expense offset by a $202,000 increase in provision for loan losses and a $1.048 million increase in non-interest expense.

     Net Interest Income. Net interest income increased to $7.440 million for fiscal 2002 from $6.218 million for fiscal 2001. The increase was primarily due to an increase in the net interest margin. The net interest margin increased by 34 basis points to 3.42% for the year ended June 30, 2002 compared to 3.08% for the year ended June 30, 2001. Most of this increase was attributable to a lower weighted-average cost of funds.

     Interest Income. Interest income for the fiscal years ended June 30, 2002 and 2001 was $15.716 million and $15.713 million, respectively. This modest increase for fiscal 2002 over fiscal 2001 was due primarily to an increase in the average balance of interest-earning assets, as the yields declined in fiscal 2002. Yields on such assets were 7.23% in fiscal 2002 compared to 7.77% in fiscal 2001.

     Average interest-earning assets were $217.2 million and $202.2 million for the fiscal years ended June 30, 2002 and 2001, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations and purchases of investment securities.

     Interest Expense. Interest expense for fiscal 2002 and 2001 was $8.276 million and $9.495 million, respectively. The decrease in interest expense of $1.219 million in fiscal 2002 over fiscal 2001 was primarily due to a decrease in the rate of interest paid on deposits. The cost of interest-bearing liabilities decreased to 4.03% for fiscal 2002 compared to 5.08% for fiscal 2001. In addition, the average balance of interest-bearing liabilities increased by $18.43 million due to increased deposits, which was primarily used to fund loan demand.

     Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 2002 and 2001 was $307,000 and $105,000, respectively. The increase of $202,000 was primarily due to increase in commercial loan originations. The provision was determined by management's evaluation of the adequacy of the allowance for loan losses, including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates and current economic conditions.

     Other Income. Other income for fiscal 2002 was $1.106 million compared to $999,000 for fiscal 2001, an increase of $107,000. The increase was primarily the result of a $108,000 increase in service charges on deposits, a $238,000 decrease in gains on trading account securities, a $21,000 increase in other fees, a $101,000 increase in gain on the sale of real estate and an increase of $76,000 in the increase in cash surrender value of bank-owned life insurance.

     Other Expenses. Other expenses increased $1.048 million to $5.903 million for fiscal 2002 from $4.855 million for fiscal 2001. Compensation and benefits increased by $499,000, primarily the result of a $300,000 increase in general compensation expense and an increase of $199,000 in the cost of funding the Bank's employee retirement fund.

     Occupancy expense increased $54,000 to $379,000 for fiscal 2002 compared to $325,000 for fiscal 2001. This increase was primarily due to increased depreciation, taxes and utilities resulting from the addition of the Bank's new annex building in Middlesboro, Kentucky and the purchase of the new branch building in Harlan, Kentucky.

     Equipment expense increased $84,000 to $516,000 for fiscal 2002 compared to $432,000 for fiscal 2001, primarily the result of higher depreciation and maintenance fees associated with the purchase of new computer and communications equipment.

     Data processing expense decreased $21,000 to $239,000 for fiscal 2002 compared to $260,000 for 2001 primarily due to the elimination of some services with the Bank's data processor.

     Legal and professional fees increased $238,000 to $457,000 for fiscal 2002 compared to $219,000 for 2001. Legal expenses increased $119,000 primarily due to foreclosure expenses. Consulting fees increased $139,000 as the result of payment for services for the implementation of new operating procedures.

     Other expenses increased $203,000 to $1.240 million for fiscal 2002 compared to $1.037 million for 2001, primarily due to the write down of other real estate owned by $272,000. The write down primarily involved two foreclosed real estate development properties recently reappraised. All other categories of other expense decreased $70,000 with no substantial increase or decrease in any one category.

     Income Tax Expense. Income tax expense decreased $21,000 to $746,000 for fiscal 2002 compared to $767,000 for fiscal 2001 due to a greater amount of tax-exempt income in fiscal 2002.

  COMPARISON OF YEAR ENDED JUNE 30, 2001 TO YEAR ENDED JUNE 30, 2000

     General. Net income increased by $48,000 to $1.489 million for the fiscal year ended June 30, 2001. The primary reasons for the increase were an $87,000 increase in net interest income, a $638,000 increase in non-interest income and a $21,000 decrease in income tax expense offset by a $542,000 increase in provision for loan losses and a $156,000 increase in non-interest expense.

     Net Interest Income. Net interest income increased to $6.218 million for fiscal 2001 from $6.131 million for fiscal 2000. The increase was primarily due to an increase in volume. Even though net income increased, the net interest margin decreased by 16 basis points to 3.08% for the year ended June 30, 2001 compared to 3.24% for the year ended June 30, 2000. Most of this decrease was attributable to a higher weighted average cost of funds.

     Interest Income. Interest income for fiscal years ended June 30, 2001 and June 30, 2000 was $15.713 million and $14.396 million, respectively. The increase in fiscal 2001 over fiscal 2000 was due primarily to an increase in the average balance of interest-earning assets. Yields on such assets were 7.77% in fiscal 2001 compared to 7.60% in fiscal 2000.

     Average interest-earning assets were $202.2 million and $189.4 million for the fiscal years ended June 30, 2001 and June 30, 2000, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations.

     Interest Expense. Interest expense for fiscal 2001 and 2000 was $9.495 million and $8.265 million, respectively. The increase in interest expense of $1.230 million in fiscal 2001 over fiscal 2000 was primarily due to an increase in the rate of interest paid on deposits. The cost of interest-bearing liabilities increased to 5.08% for fiscal 2001 compared to 4.68% for fiscal 2000. In addition, the average balance of interest-bearing liabilities increased by $10.5 million due to increased deposits, which was used to fund loan demand.

     Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 2001 and June 30, 2000 was $105,000 and ($437,000),
respectively. The increase of $542,000 was primarily due to unanticipated collections on loans that, during the fiscal year ended June 30, 1999, were impaired with specific allowances included in the allowance for loan losses. The provision was determined by management's evaluation of the adequacy of the allowance for loan losses, including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates and current economic conditions.

     Other Income. Other income for fiscal 2001 was $998,000 compared to $361,000 for fiscal 2000, an increase of $637,000. The increase is primarily the result of a $254,000 increase in service charges on deposits, a $421,000 increase in gains on trading account securities and a $22,000 increase in other fees. During fiscal 2001, management instituted a new overdraft privilege product, which increased deposit service charge income significantly.

     Other Expenses. Other expenses increased $156,000 to $4.855 million for fiscal 2001 from $4.699 million for fiscal 2000. Compensation and benefits increased by $86,000, primarily the result of a $77,000 decrease in the amount of loan origination fees deferred related to compensation expense net of the amount amortized in the current period.

     Occupancy expense increased $29,000 to $325,000 for fiscal 2001 compared to $296,000 for fiscal 2000. This increase was primarily due to increased depreciation, taxes and utilities resulting from the addition of the

Bank's new annex building in Middlesboro, Kentucky and the purchase of the new branch building in Harlan, Kentucky.

     Equipment expense increased $152,000 to $432,000 for fiscal 2001 compared to $280,000 for fiscal 2000, primarily the result of higher depreciation and maintenance fees associated with the purchase of new computer and communications equipment.

     Data processing expense decreased $17,000 to $260,000 for fiscal 2001 compared to $277,000 for 2000 primarily due to one-time expenses associated with the conversion and addition of the new Harlan branch in fiscal 2000.

     Professional services decreased $163,000 due to the fees paid to consultants for assistance in developing a sales culture for the Bank in fiscal 2000.

     State deposit and franchise taxes increased $11,000 primarily due to a benefit received with the Bank's purchase of the new Harlan branch, which was realized in fiscal 2000 that was not available to the Bank in 2001.

     Other expense increased $58,000, primarily due to a $36,000 increase in telephone expense. All other categories of other expense increased $50,000 with no substantial increase or decrease in any one category.

     Income Tax Expense. Income tax expense decreased $21,000 to $767,000 for fiscal 2001 compared to $788,000 for fiscal 2000 due to a greater amount of tax-exempt income in fiscal 2001.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods and dates indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material difference in the information presented.

                                           SIX MONTHS ENDED
                                          DECEMBER 31, 2002               YEAR ENDED JUNE 30, 2002
                                   --------------------------------   --------------------------------
                                   AVERAGE                AVERAGE     AVERAGE                AVERAGE
                                   BALANCE    INTEREST   YIELD/COST   BALANCE    INTEREST   YIELD/COST
                                   --------   --------   ----------   --------   --------   ----------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets
  Loans, net(1)..................  $159,328    $6,241       7.83%     $145,034   $11,801       8.14%
  Investment securities..........  $ 72,248     1,906       5.28%       66,578     3,759       5.65%
  Federal Home Loan Bank stock
     and deposits with financial
     institutions................  $  2,425        46       4.33%        5,617       156       2.78%
                                   --------    ------                 --------   -------
     Total interest-earning
       assets....................  $233,701    $8,193       7.01%     $217,229   $15,716       7.23%
                                   ========    ======                 ========   =======
Interest-bearing liabilities
  Deposits.......................  $199,784    $2,853       2.86%     $189,940   $ 7,458       3.93%
  Short-term borrowings and long-
     term debt...................  $ 21,770    $  556       5.10%       15,582       818       5.25%
                                   --------    ------                 --------   -------
     Total interest-bearing
       liabilities...............  $221,554    $3,409       3.08%     $205,522   $ 8,276       4.03%
                                   ========    ======                 ========   =======
Net interest income..............              $4,784                            $ 7,440
                                               ======                            =======
Interest rate spread.............                           3.93%                              3.20%
                                                          =======                            =======
Net yield on interest-earning
  assets.........................                           4.09%                              3.42%
                                                          =======                            =======
Ratio of average interest-earning
  assets to average
  interest-bearing liabilities...                         105.48%                            105.70%
                                                          =======                            =======

---------------

(1) Includes nonaccrual loans.

                                      YEAR ENDED JUNE 30, 2001           YEAR ENDED JUNE 30, 2000
                                  --------------------------------   --------------------------------
                                  AVERAGE                AVERAGE     AVERAGE                AVERAGE
                                  BALANCE    INTEREST   YIELD/COST   BALANCE    INTEREST   YIELD/COST
                                  --------   --------   ----------   --------   --------   ----------
                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets
  Loans, net(1).................  $137,874   $11,655       8.45%     $124,003   $10,218       8.24%
  Investment securities.........    61,243     3,885        6.34       62,882     4,062        6.46
  Federal Home Loan Bank stock
     and deposits with financial
     institutions...............     3,038       173        5.69        2,538       116        4.57
                                  --------   -------                 --------   -------
     Total interest-earning
       assets...................  $202,155   $15,713       7.77%     $189,423   $14,396       7.60%
                                  ========   =======                 ========   =======
Interest-bearing liabilities
  Deposits......................  $174,532   $ 8,807       5.05%     $163,325   $ 7,549       4.62%
  Short-term borrowings and
     long-term debt.............    12,559       688        5.48       13,196       716        5.43
                                  --------   -------                 --------   -------
     Total interest-bearing
       liabilities..............  $187,091   $ 9,495       5.08%     $176,521   $ 8,265       4.68%
                                  ========   =======     =======     ========   =======     =======
Net interest income.............             $ 6,218                            $ 6,131
                                             =======                            =======
Interest rate spread............                           2.69%                              2.92%
                                                         =======                            =======
Net yield on interest-earning
  assets........................                           3.08%                              3.24%
                                                         =======                            =======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities...................                         108.72%                            107.31%
                                                         =======                            =======

---------------

(1) Includes nonaccrual loans.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume). Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material differences in the information presented.

                                                SIX MONTHS ENDED DECEMBER 31, 2002 VS.
                                                  SIX MONTHS ENDED DECEMBER 31, 2001
                                               ----------------------------------------
                                                      INCREASE (DECREASE) DUE TO
                                               ----------------------------------------
                                               VOLUME    RATE     RATE/VOLUME    TOTAL
                                               ------   -------   -----------   -------
                                                            (IN THOUSANDS)
Interest income
  Loans receivable(1)........................  $  828   $  (414)     $ (58)     $   356
  Investment securities......................     286      (144)       (23)         119
  Other dividend income and deposits with
     financial institutions..................     (49)      (37)        16          (70)
                                               ------   -------      -----      -------
     Total interest-earning assets...........   1,065      (595)       (65)         405
                                               ------   -------      -----      -------
Interest expense
  Deposits...................................     364    (1,496)      (132)      (1,264)
  Short-term borrowings and long-term debt...     257       (25)       (19)         213
                                               ------   -------      -----      -------
     Total interest-bearing liabilities......     621    (1,521)      (151)      (1,051)
                                               ------   -------      -----      -------
Change in net interest income................  $  444   $   926      $  86      $ 1,456
                                               ======   =======      =====      =======

                                                  YEAR ENDED JUNE 30, 2002 VS. 2001
                                               ----------------------------------------
                                                      INCREASE (DECREASE) DUE TO
                                               ----------------------------------------
                                               VOLUME    RATE     RATE/VOLUME    TOTAL
                                               ------   -------   -----------   -------
                                                            (IN THOUSANDS)
Interest income
  Loans receivable(1)........................  $  606   $  (437)     $ (23)     $   146
  Investment securities......................     338      (427)       (37)        (126)
  Other dividend income and deposits with
     financial institutions..................     147       (89)       (75)         (17)
                                               ------   -------      -----      -------
     Total interest-earning assets...........   1,091      (953)      (135)           3
                                               ------   -------      -----      -------
Interest expense
  Deposits...................................     777    (1,953)      (173)      (1,349)
  Short-term borrowings and long-term debt...     166       (29)        (7)         130
                                               ------   -------      -----      -------
     Total interest-bearing liabilities......     943    (1,982)      (180)      (1,219)
                                               ------   -------      -----      -------
Change in net interest income................  $  148   $ 1,029      $  45      $ 1,222
                                               ======   =======      =====      =======

---------------

(1) For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

                                                   YEAR ENDED JUNE 30, 2001 VS. 2000
                                                 -------------------------------------
                                                      INCREASE (DECREASE) DUE TO
                                                 -------------------------------------
                                                 VOLUME   RATE    RATE/VOLUME   TOTAL
                                                 ------   -----   -----------   ------
                                                            (IN THOUSANDS)
Interest income
  Loans receivable(1)..........................  $1,143   $ 264      $ 30       $1,437
  Investment securities........................    (106)    (73)        2         (177)
  Other dividend income and deposits with
     financial institutions....................      23      29         6           58
                                                 ------   -----      ----       ------
     Total interest-earning assets.............   1,060     220        38        1,318
                                                 ------   -----      ----       ------
Interest expense
  Deposits.....................................     518     693        48        1,259
  Short-term borrowings and long-term debt.....     (35)      7        --          (28)
                                                 ------   -----      ----       ------
     Total interest-bearing liabilities........     483     700        48        1,231
                                                 ------   -----      ----       ------
Change in net interest income..................  $  577   $(480)     $(10)      $   87
                                                 ======   =====      ====       ======

---------------

(1) For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary source of liquidity is dividends paid by the Bank. The Company repurchases shares of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 288,202 of its shares (as restated for a 20% stock dividend on June 14, 2000 and a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $8.7 million.

     Home Federal's capital ratios are substantially in excess of regulatory minimum capital requirements. At December 31, 2002, the Bank's Tier I capital to averaged assets ratio was 8.4% or 4.4% in excess of the Bank's current 4.0% Tier I to averaged capital ratio requirement. Additionally, the Bank's Tier I capital to risk-weighted assets ratio was 14.5% and total capital to risk-weighted assets was 15.3% or 6.5% and 7.3%, respectively, in excess of the minimum regulatory requirements of 4.0% and 8.0%, respectively.

     Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances. At December 31, 2002, the Bank had $27.7 million outstanding in advances and an unexercised credit line of $13.6 million at the FHLB. The Bank also had sufficient collateral to borrow an additional $63.4 million from the FHLB at December 31, 2002.

     Investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations.

     The primary source of cash from operating activities is net earnings. The primary uses of funds are lending activities and investments in mortgage-backed and investment securities. Cash received from net loan repayments and other sources is used to purchase investment and mortgage-backed securities. Financing sources consist principally of net increases in deposits. Other financing sources include short and long-term borrowings.

RECENT ACCOUNTING DEVELOPMENTS

     There has been an ongoing review over many years of the accounting principles and practices used by financial institutions. This review is expected to continue by the banking regulators, the Securities and Exchange Commission ("SEC"), the Financial Accounting Standards Board ("FASB"), the American Institute of Certified Public Accountants ("AICPA") and other organizations. As a result of this process, there have been new accounting pronouncements which have had an impact on the Company and the Bank. Further developments may be forthcoming in light of this ongoing review process.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective January 1, 2003, with early adoption permitted. The Company plans to adopt SFAS No. 143 effective January 1, 2003 and does not expect the adoption of the statement to have a material effect on the financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities. Under SFAS No. 146, such costs will be recognized when the liability is incurred, rather than at the date of commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application permitted. Management is currently evaluating the impact of the adoption of SFAS No. 146 on its financial statements.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which addresses accounting for purchases of certain financial institutions. SFAS No. 147 is effective October 1, 2002, with early application permitted. The Company does not have any goodwill that was subject to Statement No. 72 and therefore the provisions of Statement No. 147 required no change in classification or treatment of recorded goodwill.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123," which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the requirements of SFAS No. 123 in January 2000 and SFAS No. 148 effective December 31, 2002 with no material effect on its financial statements.

LEGISLATIVE, LEGAL AND REGULATORY DEVELOPMENTS

     The banking industry is generally subject to extensive regulatory oversight. The Company, as a publicly held bank holding company, and the Bank, as a Kentucky-chartered commercial bank with deposits insured by the FDIC, are subject to a number of laws and regulations. Many of these laws and regulations have undergone significant change in recent years. These laws and regulations impose restrictions on activities, minimum capital requirements, lending and deposit restrictions and numerous other requirements. Future changes to these laws and regulations, and other new financial services laws and regulations, are likely and cannot be predicted with certainty. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on the Company and its bank and other subsidiaries.

     FDIC. The FDIC and members of the United States Congress have recently proposed new legislation that would reform the bank deposit insurance system. This reform could merge BIF and SAIF insurance funds, increase the deposit insurance coverage limits and index future coverage limitations, among other changes. Most significantly, reform proposals could allow the FDIC to raise or lower (within certain limits) the currently mandated designated reserve ratio requiring the FDIC to maintain a 1.25% reserve ratio ($1.25 against $100 of insured deposits), and require certain changes in the calculation methodology. Although it is too early to predict the ultimate impact of such proposals, they could, if adopted, result in the imposition of deposit insurance premium costs on the Company.

     Sarbanes Oxley Act. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the S-O Act) implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards, and will be funded by fees from all publicly traded companies, the law restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, certain permitted non-audit services being provided to an audit client will require preapproval by a company's audit committee members. In addition, the audit partners must be rotated. Chief executive officers and chief financial officers, or their equivalent, are required to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the S-O Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself. Longer prison terms and increased penalties will be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted.

     The S-O Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with a company's "registered public accounting firm". Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "audit committee financial expert" and if not, why not. Under the S-O Act, a "registered public accounting firm" is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer, or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The S-O Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the audit of a company's financial statements for the purpose of rendering the financial statement's materially misleading.

     The board is determined to continue a corporate governance structure that meets or exceeds the requirements of the Sarbanes-Oxley Act.

     NASDAQ. Also during 2002, the Nasdaq proposed numerous corporate governance rules intended to address a heightened public perception of shortcomings in corporate accountability among public companies generally. These rules, if adopted, would affect the Company because its common stock is listed on the Nasdaq Small Cap Market under the symbol "HFBA." The proposed changes include ensuring that a majority of a board of directors are independent of management, establishing and publishing a code of conduct for directors and officers and requiring stockholder approval of all new stock option plans and all modifications. These rules are still tentative in nature because they are subject to SEC review and approval, which is expected to occur later this year and would then be followed by an anticipated six-month transition period.

     USA Patriot Act. The President of the United States signed the USA PATRIOT Act into law on October 26, 2001. The USA PATRIOT Act establishes a wide variety of new and enhanced ways of combating international terrorism. The provisions that affect national banks (and other financial institutions) most directly are contained in Title III of the act. In general, Title III amends current law -- primarily the Bank Secrecy Act -- to provide the Secretary of Treasury (Treasury) and other departments and agencies of the federal government with enhanced authority to identify, deter, and punish international money laundering and other crimes.

     Among other things, the USA PATRIOT Act prohibits financial institutions from doing business with foreign "shell" banks and requires increased due diligence for private banking transactions and correspondent accounts for foreign banks. In addition, financial institutions will have to follow new minimum verification of identity standards for all new accounts and will be permitted to share information with law enforcement authorities under circumstances that were not previously permitted. These and other provisions of the USA PATRIOT Act became effective at varying times and the Treasury and various federal banking agencies are responsible for issuing regulations to implement the new law.

ITEM 7.  FINANCIAL STATEMENTS.

(BKD LOGO)

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Stockholders and
Board of Directors
HFB Financial Corporation
Middlesboro, Kentucky

     We have audited the accompanying consolidated balance sheets of HFB Financial Corporation as of December 31, 2002 and June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HFB Financial Corporation as of December 31, 2002 and June 30, 2002 and 2001, and the results of their operations and their cash flows for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          BKD, LLP

Evansville, Indiana
February 14, 2003

                               HFB FINANCIAL CORP

                          CONSOLIDATED BALANCE SHEETS
                  DECEMBER 31, 2002 AND JUNE 30, 2002 AND 2001

                                                                                    JUNE 30,
                                                            DECEMBER 31,   ---------------------------
                                                                2002           2002           2001
                                                            ------------   ------------   ------------
                                                ASSETS
  Cash and due from banks.................................  $  4,467,188   $  4,775,348   $  5,112,788
  Federal funds sold......................................       500,000        450,000      8,775,000
                                                            ------------   ------------   ------------
       Cash and cash equivalents..........................     4,967,188      5,225,348     13,887,788
  Trading assets, at fair value...........................            --             --      1,049,327
  Available-for-sale securities...........................    70,418,282     74,636,556     57,109,780
  Loans, net of allowance for loan losses of $1,191,849,
     $975,000 and $718,267 at December 31, 2002 and June
     30, 2002 and 2001, respectively......................   166,334,655    154,449,553    136,863,425
  Premises and equipment..................................     4,455,209      3,867,217      4,242,655
  Federal Home Loan Bank stock............................     1,679,700      1,622,100      1,527,400
  Interest receivable.....................................     1,513,376      1,638,218      1,790,607
  Foreclosed assets held for sale.........................     1,030,310      1,560,805        504,960
  Other assets............................................       330,038        353,189        428,647
  Cash surrender value of life insurance..................     2,806,103      2,811,018             --
                                                            ------------   ------------   ------------
       Total assets.......................................  $253,534,861   $246,164,004   $217,404,589
                                                            ============   ============   ============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits
     Noninterest bearing demand...........................  $  6,398,430   $  7,343,530   $  4,631,492
     Savings, NOW and money market........................    26,643,742     24,734,538     20,433,508
     Certificates of deposit..............................   166,243,106    169,245,427    156,883,478
                                                            ------------   ------------   ------------
       Total deposits.....................................   199,285,278    201,323,495    181,948,478
  Short-term debt.........................................     1,375,000             --             --
  Long-term debt..........................................    26,277,967     19,871,257     12,452,796
  Interest payable........................................       629,653        855,075        962,143
  Other liabilities.......................................     2,386,636      1,973,592      1,572,344
                                                            ------------   ------------   ------------
       Total liabilities..................................   229,954,534    224,023,419    196,935,761
                                                            ------------   ------------   ------------
STOCKHOLDERS' EQUITY
  Preferred stock, $1.00 par value
  Authorized and unissued -- 1,000,000 shares
  Common stock, $1.00 par value; authorized 5,000,000
     shares; issued and outstanding 1,589,303 shares,
     1,584,513 and 1,579,582 shares at December 31, 2002
     and June 30, 2002, and 2001, respectively............     1,589,303      1,584,513      1,579,582
  Additional paid-in capital..............................     8,768,874      8,749,714      8,729,990
  Retained earnings.......................................    14,867,147     13,922,605     12,839,997
  Common stock acquired by Rabbi Trust for deferred
     compensation plans...................................      (500,446)      (488,102)      (488,102)
  Accumulated other comprehensive income..................     1,417,447        933,853        291,628
                                                            ------------   ------------   ------------
                                                              26,142,325     24,702,583     22,953,095
  Treasury stock at cost December 31, 2002 and June 30,
     2002 -- 288,202 shares, 2001 -- 282,728 shares.......    (2,561,998)    (2,561,998)    (2,484,267)
                                                            ------------   ------------   ------------
       Total stockholders' equity.........................    23,580,327     22,140,585     20,468,828
                                                            ------------   ------------   ------------
       Total liabilities and stockholders' equity.........  $253,534,861   $246,164,004   $217,404,589
                                                            ============   ============   ============

                 See Notes to Consolidated Financial Statement

                           HFB FINANCIAL CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
   SIX MONTHS ENDED DECEMBER 31, 2002 AND YEARS ENDED JUNE 30, 2002 AND 2001

                                                     SIX MONTHS ENDED     YEARS ENDED JUNE 30,
                                                       DECEMBER 31,     -------------------------
                                                           2002            2002          2001
                                                     ----------------   -----------   -----------
INTEREST INCOME
  Loans............................................     $6,240,851      $11,800,842   $11,654,613
  Investment securities............................      1,944,642        3,759,455     3,885,382
  Other............................................          7,424          155,827       172,532
                                                        ----------      -----------   -----------
     Total interest income.........................      8,192,917       15,716,124    15,712,527
                                                        ----------      -----------   -----------
INTEREST EXPENSE
  Deposits.........................................      2,853,119        7,457,692     8,806,524
  Short-term debt..................................         12,931               --            --
  Long-term debt...................................        542,648          818,029       688,074
                                                        ----------      -----------   -----------
     Total interest expense........................      3,408,698        8,275,721     9,494,598
                                                        ----------      -----------   -----------
NET INTEREST INCOME................................      4,784,219        7,440,403     6,217,929
PROVISION FOR LOAN LOSSES..........................        234,227          307,485       104,980
                                                        ----------      -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES...........................................      4,549,992        7,132,918     6,112,949
                                                        ----------      -----------   -----------
NONINTEREST INCOME
  Service charges on deposit accounts..............        451,473          738,580       630,588
  Other customer fees..............................         61,949          100,930        80,125
  Net gains on trading securities..................             --           21,426       259,697
  Net realized gains (losses) on sales of
     available-for-sale securities.................             --            6,058          (670)
  Other............................................         93,415          238,660        29,133
                                                        ----------      -----------   -----------
     Total noninterest income......................        606,837        1,105,654       998,873
                                                        ----------      -----------   -----------
NONINTEREST EXPENSE
  Salaries and employee benefits...................      1,728,757        2,691,733     2,192,803
  Net occupancy and equipment expense..............        178,094          379,270       325,243
  Equipment expenses...............................        225,747          516,031       431,970
  Data processing fees.............................        124,015          238,818       260,021
  Legal and professional fees......................        263,164          456,681       218,505
  Advertising......................................        125,488          224,913       221,741
  State franchise and deposit taxes................         65,157          155,251       167,515
  Other............................................        655,210        1,240,193     1,037,342
                                                        ----------      -----------   -----------
     Total noninterest expense.....................      3,365,632        5,902,890     4,855,140
                                                        ----------      -----------   -----------
INCOME BEFORE INCOME TAXES.........................      1,791,197        2,335,682     2,256,682
PROVISION FOR INCOME TAXES.........................        574,430          746,314       767,364
                                                        ----------      -----------   -----------
NET INCOME.........................................     $1,216,767      $ 1,589,368   $ 1,489,318
                                                        ==========      ===========   ===========
BASIC EARNINGS PER SHARE...........................     $      .97      $      1.27   $      1.20
                                                        ==========      ===========   ===========
DILUTED EARNINGS PER SHARE.........................     $      .96      $      1.27   $      1.18
                                                        ==========      ===========   ===========

                 See Notes to Consolidated Financial Statement

                           HFB FINANCIAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
   SIX MONTHS ENDED DECEMBER 31, 2002 AND YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                 ADDITIONAL
                                                    COMPREHENSIVE     COMMON      PAID-IN       RABBI      RETAINED
                                                       INCOME         STOCK       CAPITAL      TRUSTS      EARNINGS
                                                    -------------   ----------   ----------   ---------   -----------
BALANCE, JULY 1, 2000.............................                  $1,574,282   $8,708,790   $(515,623)  $11,843,918
  Comprehensive income
    Net income....................................   $1,489,318             --           --          --     1,489,318
    Change in unrealized appreciation on
      available-for-sale securities, net of
      reclassification adjustment.................    1,478,222             --           --          --            --
  Dividends on common stock, $0.38 share..........           --             --           --          --      (493,239)
  Stock issued upon exercise of stock options.....           --          5,300       21,200          --            --
  Purchase of treasury stock......................           --             --           --          --            --
  Stock withdrawn from Rabbi Trusts...............           --             --           --       8,355            --
  Net change in fair value of Rabbi Trust shares,
    net of tax....................................           --             --           --      19,166            --
                                                     ----------     ----------   ----------   ---------   -----------
  Comprehensive income............................   $2,967,540
                                                     ==========
BALANCE, JULY 1, 2001.............................                   1,579,582    8,729,990    (488,102)   12,839,997
  Comprehensive income
    Net income....................................   $1,589,368             --           --          --     1,589,368
    Change in unrealized appreciation on
      available-for-sale securities, net of
      reclassification adjustment.................      642,225             --           --          --            --
  Dividends on common stock, $0.38 share..........           --             --           --          --      (506,760)
  Stock issued upon exercise of stock options.....           --          4,931       19,724          --            --
  Purchase of treasury stock......................           --             --           --          --            --
                                                     ----------     ----------   ----------   ---------   -----------
  Comprehensive income............................   $2,231,593
                                                     ==========
BALANCE, JUNE 30, 2002............................                   1,584,513    8,749,714    (488,102)   13,922,605
  Comprehensive income
    Net income....................................   $1,216,767             --           --          --     1,216,767
    Change in unrealized appreciation on
      available-for-sale securities, net of
      reclassification adjustment.................      483,594             --           --          --            --
  Dividends on common stock, $0.21 share..........           --             --           --          --      (272,225)
  Stock issued upon exercise of stock options.....           --          4,790       19,160          --            --
  Purchase of stock by Rabbi Trusts...............           --             --           --      (4,225)           --
  Stock withdrawn from Rabbi Trusts...............           --             --           --       7,482            --
  Net change in fair value of Rabbi Trust shares,
    net of tax....................................           --             --           --     (15,601)           --
                                                     ----------     ----------   ----------   ---------   -----------
  Comprehensive income............................   $1,700,361
                                                     ==========
BALANCE, DECEMBER 31, 2002........................                  $1,589,303   $8,768,874   $(500,446)  $14,867,147
                                                                    ==========   ==========   =========   ===========

                                                     ACCUMULATED
                                                        OTHER
                                                    COMPREHENSIVE    TREASURY
                                                    INCOME (LOSS)      STOCK         TOTAL
                                                    -------------   -----------   -----------
BALANCE, JULY 1, 2000.............................   $(1,186,594)   $(2,438,366)  $17,986,407
  Comprehensive income
    Net income....................................            --             --     1,489,318
    Change in unrealized appreciation on
      available-for-sale securities, net of
      reclassification adjustment.................     1,478,222             --     1,478,222
  Dividends on common stock, $0.38 share..........            --             --      (493,239)
  Stock issued upon exercise of stock options.....            --             --        26,500
  Purchase of treasury stock......................            --        (45,901)      (45,901)
  Stock withdrawn from Rabbi Trusts...............            --             --         8,355
  Net change in fair value of Rabbi Trust shares,
    net of tax....................................            --             --        19,166
                                                     -----------    -----------   -----------
  Comprehensive income............................
BALANCE, JULY 1, 2001.............................       291,628     (2,484,267)   20,468,828
  Comprehensive income
    Net income....................................            --             --     1,589,368
    Change in unrealized appreciation on
      available-for-sale securities, net of
      reclassification adjustment.................       642,225             --       642,225
  Dividends on common stock, $0.38 share..........            --             --      (506,760)
  Stock issued upon exercise of stock options.....            --             --        24,655
  Purchase of treasury stock......................            --        (77,731)      (77,731)
                                                     -----------    -----------   -----------
  Comprehensive income............................
BALANCE, JUNE 30, 2002............................       933,853     (2,561,998)   22,140,585
  Comprehensive income
    Net income....................................            --             --     1,216,767
    Change in unrealized appreciation on
      available-for-sale securities, net of
      reclassification adjustment.................       483,594             --       483,594
  Dividends on common stock, $0.21 share..........            --             --      (272,225)
  Stock issued upon exercise of stock options.....            --             --        23,950
  Purchase of stock by Rabbi Trusts...............            --             --        (4,225)
  Stock withdrawn from Rabbi Trusts...............            --             --         7,482
  Net change in fair value of Rabbi Trust shares,
    net of tax....................................            --             --       (15,601)
                                                     -----------    -----------   -----------
  Comprehensive income............................
BALANCE, DECEMBER 31, 2002........................   $ 1,417,447    $(2,561,998)  $23,580,327
                                                     ===========    ===========   ===========

                 See Notes to Consolidated Financial Statement

                           HFB FINANCIAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   SIX MONTHS ENDED DECEMBER 31, 2002 AND YEARS ENDED JUNE 30, 2002 AND 2001

                                                              SIX MONTHS ENDED      YEARS ENDED JUNE 30,
                                                                DECEMBER 31,     ---------------------------
                                                                    2002             2002           2001
                                                              ----------------   ------------   ------------
OPERATING ACTIVITIES
  Net income................................................    $  1,216,767     $  1,589,368   $  1,489,318
  Items not requiring (providing) cash
    Amortization of intangible assets.......................          37,966           89,602        107,525
    Depreciation of premises and equipment..................         201,943          445,431        378,780
    Amortization of premiums and discounts on securities....         169,183          263,388       (138,780)
    Premises and equipment gains............................              --               --         (9,976)
    Permanent decline in fair market value of assets held
      for sale..............................................              --          191,127             --
    Increase in cash surrender value of life insurance......         (75,924)         (75,924)            --
    Provision for loan losses...............................         234,227          307,485        104,980
    Deferred income taxes...................................              --         (109,000)       (54,620)
    Net realized (gains) losses on available-for-sale
      securities............................................              --           (6,058)           670
    Net realized (gain) loss of sale of assets held for
      sale..................................................          65,225         (101,677)           204
    Federal Home Loan Bank stock dividends..................         (57,600)         (94,700)      (107,700)
  Changes in
    Trading assets, at fair value...........................              --        1,049,327       (290,757)
    Interest receivable.....................................         124,842          152,389        117,415
    Other assets............................................         (14,815)         (14,144)       436,657
    Interest payable........................................        (225,422)        (107,068)       111,372
    Other liabilities.......................................         105,861          145,061       (103,055)
                                                                ------------     ------------   ------------
      Net cash provided by operating activities.............       1,782,253        3,724,607      2,042,033
                                                                ------------     ------------   ------------
INVESTING ACTIVITIES
  Net originations of loans.................................     (12,821,375)     (19,928,905)    (5,679,617)
  Purchase of premises and equipment, net...................        (789,935)         (69,993)    (1,277,442)
  Proceeds from sales of premises and equipment.............              --               --        137,323
  Proceeds from the sales of available-for-sale
    securities..............................................              --        9,134,652      3,649,998
  Proceeds from maturities of available-for-sale
    securities..............................................      15,635,935       41,576,950     11,572,457
  Purchases of available-for-sale securities................     (10,811,668)     (67,488,296)   (14,300,249)
  Proceeds from maturities of held-to-maturity securities...              --               --      5,794,382
  Development cost of assets held for sale..................              --         (116,128)            --
  Proceeds from sales of assets held for sale...............       1,167,316        1,006,125        345,587
  Purchase of life insurance................................              --       (2,735,094)            --
  Proceeds from life insurance..............................          80,839               --             --
                                                                ------------     ------------   ------------
      Net cash provided by (used in) investing activities...      (7,538,888)     (38,620,689)       242,439
                                                                ------------     ------------   ------------
FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, money market,
    NOW and savings accounts................................         964,104        7,013,068       (180,009)
  Net increase in certificates of deposit...................      (3,002,321)      12,361,949      9,591,476
  Net decrease in short-term borrowings.....................       1,375,000               --       (400,000)
  Purchase of treasury stock................................              --          (77,731)       (45,901)
  Proceeds from exercise of stock options...................          23,950           24,655         26,500
  Purchase of stock by Rabbi Trusts.........................          (4,225)              --             --
  Common stock withdrawn from Rabbi Trusts..................           7,482               --          8,355
  Dividends paid............................................        (272,225)        (506,760)      (493,240)
  Repayments of long-term debt..............................         (43,290)         (81,539)       (75,254)
  Proceeds from long-term debt..............................       6,450,000        7,500,000             --
                                                                ------------     ------------   ------------
      Net cash provided by financing activities.............       5,506,925       26,233,642      8,431,927
                                                                ------------     ------------   ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............        (258,160)      (8,662,440)    10,716,399
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       5,225,348       13,887,788      3,171,389
                                                                ------------     ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................    $  4,967,188     $  5,225,348   $ 13,887,788
                                                                ============     ============   ============
SUPPLEMENTAL CASH FLOWS INFORMATION
    Interest paid...........................................    $  3,634,120     $  8,382,789   $  8,147,294
    Income taxes paid (net of refunds)......................    $         --     $    935,211   $    690,254
    Collateral repossessed..................................    $    702,046     $  2,035,292   $    104,960

                 See Notes to Consolidated Financial Statement

                           HFB FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 2002 AND JUNE 30, 2002 AND 2001
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     HFB Financial Corporation (Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Home Federal Bank Corporation (Bank) and the Bank's wholly-owned subsidiary, Home Service Corporation.

     During the year ended June 30, 2002, the Bank, which provides full banking services, changed its charter from a federal savings bank to a state bank. As a state Bank, the Bank is subject to regulation by the Federal Deposit Insurance Corporation and Kentucky Department of Financial Institutions. Subsequent to June 30, 2002, the Company changed its year end to December 31. Therefore, financial statements as of and for the six months ended December 31, 2002, have been presented. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Bell County, Kentucky, surrounding counties and the surrounding states of Tennessee and Virginia. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

     The accounting and reporting policies of the Company and its wholly-owned subsidiary conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and the Bank after elimination of all material intercompany transactions and accounts.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management relies on independent appraisals for significant properties.

  CASH EQUIVALENTS

     The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents at December 31, 2002 and June 30, 2002 and 2001, consisted of federal funds sold to regional banks.

  SECURITIES

     Trading securities, which include any security held primarily for near-term sale, are carried at fair value. Gains and losses on trading securities, both realized and unrealized, are included in other income.

     Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on

                           HFB FINANCIAL CORPORATION
amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

     Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

     Interest and dividends on investments in debt and equity securities are included in income when earned.

  LOANS

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

  PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using straight-line and accelerated methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

  FORECLOSED ASSETS HELD FOR SALE

     Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value

                           HFB FINANCIAL CORPORATION
less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

  FEDERAL HOME LOAN BANK STOCK

     Federal Home Loan Bank (FHLB) stock is required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula.

  TREASURY STOCK

     Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

  EMPLOYEE STOCK OWNERSHIP PLAN

     The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. The cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

     Shares will be considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

  STOCK OPTIONS

     At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 13. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. Proforma information not presented since no options were granted during the periods presented, and accordingly, there would be no income statement effect under FASB Statement No. 123, Accounting for Stock-Based Compensation.

  INCOME TAX

     Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

  EARNINGS PER SHARE

     Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the June 30, 2002 and 2001 financial statements to conform to the December 31, 2002 financial statement presentation. These reclassifications had no effect on net earnings.

                           HFB FINANCIAL CORPORATION

NOTE 2:  INVESTMENTS

  AVAILABLE-FOR-SALE SECURITIES

     The amortized cost and approximate fair values of securities classified as available for sale are as follows:

                                                            DECEMBER 31, 2002
                                            -------------------------------------------------
                                                          GROSS        GROSS
                                            AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                              COST        GAINS       (LOSSES)    FAIR VALUE
                                            ---------   ----------   ----------   -----------
Other asset-backed securities.............   $16,859      $  216       $  (8)       $17,067
Corporate bonds...........................     7,634         355          --          7,989
U.S. Government agencies..................     9,156         228        (100)         9,284
Mortgage-backed securities................    29,371       1,317          --         30,688
State and political subdivisions..........     5,169         221          --          5,390
                                             -------      ------       -----        -------
                                             $68,189      $2,337       $(108)       $70,418
                                             =======      ======       =====        =======

                                                              JUNE 30, 2002
                                            -------------------------------------------------
                                                          GROSS        GROSS
                                            AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                              COST        GAINS       (LOSSES)    FAIR VALUE
                                            ---------   ----------   ----------   -----------
Other asset-backed securities.............   $15,127      $  180        $ --        $15,307
Corporate bonds...........................     7,668         264          --          7,932
U.S. Government agencies..................    10,673         252         (73)        10,852
Mortgage-backed securities................    36,002         681          --         36,683
State and political subdivisions..........     3,717         146          --          3,863
                                             -------      ------        ----        -------
                                             $73,187      $1,523        $(73)       $74,637
                                             =======      ======        ====        =======

                                                              JUNE 30, 2001
                                            -------------------------------------------------
                                                          GROSS        GROSS
                                            AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                              COST        GAINS       (LOSSES)    FAIR VALUE
                                            ---------   ----------   ----------   -----------
U.S. Treasury.............................   $ 1,000       $ 24        $  --        $ 1,024
Corporate bonds...........................     7,735         50           (2)         7,783
U.S. Government agencies..................    22,767        256          (60)        22,963
Mortgage-backed securities................    24,146        219         (110)        24,255
State and political subdivisions..........     1,021         64           --          1,085
                                             -------       ----        -----        -------
                                             $56,669       $613        $(172)       $57,110
                                             =======       ====        =====        =======

                           HFB FINANCIAL CORPORATION

     Maturities of available-for-sale debt investments at December 31, 2002:

                                                              AMORTIZED   APPROXIMATE
                                                                COST      FAIR VALUE
                                                              ---------   -----------
One year or less............................................   $ 2,183      $ 2,213
After one through five years................................    11,612       12,113
After five through ten years................................     1,696        1,755
After ten years.............................................     6,468        6,582
Mortgage and other asset-backed securities not due on a
  single maturity date......................................    46,230       47,755
                                                               -------      -------
                                                               $68,189      $70,418
                                                               =======      =======

     The book value and fair value of securities pledged as collateral to secure public deposits and for other purposes amounted to $0 at December 31, 2002, $2,750,000 at June 30, 2002 and $4,850,000 at June 30, 2001, respectively.

     Proceeds from the sale of securities available for sale during the years ended June 30, 2002 and 2001, were $9,134,652 and $3,649,998, respectively.
Gross gains of $63,334 and gross losses of $57,276 were realized from sales during 2002, and gross gains of $13,074 and gross losses of $13,744 were realized from sales during 2001. There were no sales during the six months ended December 31, 2002.

     Unrealized holding gains on trading securities of $0, $0 and $259,697 were included in earnings for the six months ended December 31, 2002, and the years ended June 30, 2002 and 2001.

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

     Categories of loans at December 31, 2002 and June 30, 2002 and 2001, include:

                                                                         JUNE 30,
                                                     DECEMBER 31,   -------------------
                                                         2002         2002       2001
                                                     ------------   --------   --------
Commercial and industrial..........................    $ 28,190     $ 21,382   $ 14,801
Residential real estate............................     119,495      120,403    111,783
Construction.......................................      13,871        6,231      4,721
Consumer...........................................       5,971        7,409      6,276
                                                       --------     --------   --------
     Total loans...................................     167,527      155,425    137,581
Less
  Allowance for loan losses........................      (1,192)        (975)      (718)
                                                       --------     --------   --------
     Net loans.....................................    $166,335     $154,450   $136,863
                                                       ========     ========   ========

     Impaired loans totaled $1,386,000, $1,122,000 and $1,387,000 and had an allowance for loan losses of $405,000, $365,000 and $124,000 at December 31, 2002 and June 30, 2002 and 2001, respectively.

     Interest of $19,000, $45,000 and $146,000 was recognized on average impaired loans of $1,388,000, $1,128,000 and $1,420,000 for December 31, 2002
and June 30, 2002 and 2001, respectively. Interest of $18,000, $45,000 and $146,000 was recognizable on impaired loans on the cash basis of accounting during the six months ended December 31, 2002 and for the years ended June 30, 2002 and 2001, respectively.

                           HFB FINANCIAL CORPORATION

     Activity in the allowance for loan losses was as follows:

                                                                            YEARS ENDED
                                                         SIX MONTHS ENDED    JUNE 30,
                                                           DECEMBER 31,     -----------
                                                               2002         2002   2001
                                                         ----------------   ----   ----
Balance, beginning of year.............................       $  975        $718   $645
Provision charged to expense...........................          234         307    105
Losses charged off, net of recoveries of $42, $38 and
  $11 for December 31, 2002 and June 30, 2002 and 2001,
  respectively.........................................          (17)        (50)   (32)
                                                              ------        ----   ----
Balance, end of year...................................       $1,192        $975   $718
                                                              ======        ====   ====

NOTE 4:  PREMISES AND EQUIPMENT

     Major classifications of premises and equipment, stated at cost, are as follows:

                                                                          JUNE 30,
                                                       DECEMBER 31,   -----------------
                                                           2002        2002      2001
                                                       ------------   -------   -------
Land and buildings...................................    $ 4,328      $ 4,216   $ 4,158
Furniture and equipment..............................      2,757        2,505     2,468
                                                         -------      -------   -------
                                                           7,085        6,721     6,626
Less accumulated depreciation........................     (2,630)      (2,429)   (1,983)
                                                         -------      -------   -------
  Net premises and equipment.........................    $ 4,455      $ 4,292   $ 4,643
                                                         =======      =======   =======

NOTE 5:  INTANGIBLE ASSETS

     The carrying basis and accumulated amortization of recognized intangible assets at December 31, 2002 and June 30, 2002 and 2001, were:

                                                                                 JUNE 30,
                               DECEMBER 31,            -------------------------------------------------------------
                                   2002                            2002                            2001
                       -----------------------------   -----------------------------   -----------------------------
                       GROSS CARRYING   ACCUMULATED    GROSS CARRYING   ACCUMULATED    GROSS CARRYING   ACCUMULATED
                           AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION       AMOUNT       AMORTIZATION
                       --------------   ------------   --------------   ------------   --------------   ------------
Core deposits........       $459            $327            $459            $289            $459            $200
                            ====            ====            ====            ====            ====            ====

     Amortization expense for the six months ended December 31, 2002 and for the years ended June 30, 2002 and 2001, was $40,000, $89,000 and $108,000,
respectively. Estimated amortization expense for each of the following four years is:

2003........................................................  $ 61,000
2004........................................................    42,000
2005........................................................    24,000
2006........................................................     5,000
                                                              --------
                                                              $132,000
                                                              ========

                           HFB FINANCIAL CORPORATION

NOTE 6:  CERTIFICATES OF DEPOSIT

     Certificates of deposit in denominations of $100,000 or more were $63,141,000, $56,363,000 and $53,469,000 on December 31, 2002 and June 30, 2002
and 2001, respectively.

     At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

2003........................................................  $113,526
2004........................................................    32,432
2005........................................................     4,088
2006........................................................     2,363
2007........................................................    11,062
Thereafter..................................................     2,772
                                                              --------
                                                              $166,243
                                                              ========

NOTE 7:  SHORT-TERM BORROWINGS AND LINE OF CREDIT

     In 2002 and 2001, the Company had available a 90-day revolving line of credit up to a maximum of $15,000,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

     At December 31, 2002, the Company had drawn $1,375,000 on the line of credit. At June 30, 2002 and 2001, the Company had not drawn on the line of credit.

     The line of credit is collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount.

NOTE 8:  LONG-TERM DEBT

                                                                          JUNE 30,
                                                       DECEMBER 31,   -----------------
                                                           2002        2002      2001
                                                       ------------   -------   -------
Federal Home Loan Bank advances, variable rates due
  at various dates through March 2010................    $26,278      $19,871   $12,453
                                                         =======      =======   =======

     These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances or $17,519,000. Advances are subject to restrictions or penalties in the event of prepayment.

     Maturities in years ending December 31 were as follows:

2003........................................................  $ 1,045
2004........................................................    3,553
2005........................................................    6,061
2006........................................................    3,469
2007........................................................      600
Thereafter..................................................   11,550
                                                              -------
                                                              $26,278
                                                              =======

                           HFB FINANCIAL CORPORATION

NOTE 9:  OTHER COMPREHENSIVE INCOME

                                                                DECEMBER 31, 2002
                                                        ---------------------------------
                                                        BEFORE-TAX     TAX     NET-OF-TAX
                                                          AMOUNT     EXPENSE     AMOUNT
                                                        ----------   -------   ----------
Unrealized gains on securities
  Unrealized holding gains arising during the year....     $775       $(291)      $484
  Less: Reclassification for net gains realized during
     the year.........................................       --          --         --
                                                           ----       -----       ----
  Net unrealized gains................................     $775       $(291)      $484
                                                           ====       =====       ====

                                                                  JUNE 30, 2002
                                                        ---------------------------------
                                                        BEFORE-TAX     TAX     NET-OF-TAX
                                                          AMOUNT     EXPENSE     AMOUNT
                                                        ----------   -------   ----------
Unrealized gains on securities
     Unrealized holding gains arising during the
       year...........................................    $1,008      $(363)      $645
     Less: Reclassification for net gains realized
       during the year................................         6         (3)         3
                                                          ------      -----       ----
     Net unrealized gains.............................    $1,002      $(360)      $642
                                                          ======      =====       ====

                                                                  JUNE 30, 2001
                                                        ---------------------------------
                                                        BEFORE-TAX     TAX     NET-OF-TAX
                                                          AMOUNT     EXPENSE     AMOUNT
                                                        ----------   -------   ----------
Unrealized gains on securities
  Unrealized holding gains arising during the year....    $2,318      $(841)     $1,477
  Less: Reclassification for net losses realized
     during the year..................................        (1)        --          (1)
                                                          ------      -----      ------
  Net unrealized gains................................    $2,319      $(841)     $1,478
                                                          ======      =====      ======

NOTE 10:  INCOME TAXES

     The provision for income taxes includes these components:

                                                                            YEARS ENDED
                                                         SIX MONTHS ENDED    JUNE 30,
                                                           DECEMBER 31,     -----------
                                                               2002         2002   2001
                                                         ----------------   ----   ----
Taxes currently payable
  Federal..............................................       $ 671         $800   $758
  State................................................          37           55     63
Deferred income taxes
  Federal..............................................        (127)         (99)   (45)
  State................................................          (7)         (10)    (9)
                                                              -----         ----   ----
  Income tax expense...................................       $ 574         $746   $767
                                                              =====         ====   ====

                           HFB FINANCIAL CORPORATION

     A reconciliation of income tax expense at the statutory rate to the Bank's actual income tax expense is shown below:

                                                                            YEARS ENDED
                                                         SIX MONTHS ENDED    JUNE 30,
                                                           DECEMBER 31,     -----------
                                                               2002         2002   2001
                                                         ----------------   ----   ----
Computed at the statutory rate (34%)...................        $609         $794   $767
Increase (decrease) resulting from
  Effect of state income taxes.........................          13           31     36
  Tax-exempt income....................................         (37)         (43)    --
  Increase in cash surrender value of life insurance...         (26)         (26)    --
  Other................................................          15          (10)   (36)
                                                               ----         ----   ----
     Actual tax expense................................        $574         $746   $767
                                                               ====         ====   ====

     The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                                           JUNE 30,
                                                         DECEMBER 31,   ---------------
                                                             2002        2002     2001
                                                         ------------   -------   -----
Deferred tax assets
  Deferred compensation................................    $   110      $   122   $ 122
  Deferred compensation -- Rabbi Trust.................         56           86      85
  Deposit-based intangible.............................         82           74      53
  Allowance for loan losses............................        218           76       5
  Accrued wages........................................         25           --      --
                                                           -------      -------   -----
                                                               491          358     265
                                                           -------      -------   -----
Deferred tax liabilities
  Depreciation.........................................       (123)        (109)    (79)
  Federal Home Loan Bank stock dividends...............       (396)        (382)   (351)
  Other................................................        (16)         (15)    (92)
  Unrealized gains on available-for-sale securities....       (800)        (521)   (158)
                                                           -------      -------   -----
                                                            (1,335)      (1,027)   (680)
                                                           -------      -------   -----
     Net deferred tax liability........................    $  (844)     $  (669)  $(415)
                                                           =======      =======   =====

     Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock, payment of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At December 31, 2002, the unrecorded deferred income tax liability on the above amount was approximately $800,000.

NOTE 11:  REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the

                           HFB FINANCIAL CORPORATION

Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and June 30, 2002 and 2001, that the Bank met all capital adequacy requirements to which it is subject.

     As of December 31, 2002, the most recent notification from the Bank's regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events that have occurred since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                  MINIMUM REQUIRED
                                                                   MINIMUM           TO BE WELL
                                                                REQUIRED FOR      CAPITALIZED UNDER
                                                              CAPITAL ADEQUACY    PROMPT CORRECTIVE
                                                ACTUAL            PURPOSES        ACTION PROVISIONS
                                            ---------------   -----------------   -----------------
                                            AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                            -------   -----   --------   ------   --------   ------
AS OF DECEMBER 31, 2002
  Total Capital (to Risk-Weighted
     Assets)..............................  $22,385   15.29%  $11,713     8.00%   $14,641    10.00%
  Tier I Capital (to Risk-Weighted
     Assets)..............................   21,193   14.48     5,856     4.00      8,785     6.00
  Tier I Capital (to averaged assets).....   21,193    8.36    10,142     4.00     12,667     5.00
AS OF JUNE 30, 2002
  Total Capital (to Risk-Weighted
     Assets)..............................   20,907   15.55    10,756     8.00     13,445    10.00
  Tier I Capital (to Risk-Weighted
     Assets)..............................   19,932   14.83     5,378     4.00      8,067     6.00
  Tier I Capital (to averaged assets).....   19,932    8.19     9,730     4.00     12,163     5.00
AS OF JUNE 30, 2001
  Total Capital (to Risk-Weighted
     Assets)..............................   17,886   15.74     9,089     8.00     11,361    10.00
  Tier I Capital (to Risk-Weighted
     Assets)..............................   18,718   16.48     4,544     4.00      6,816     6.00
  Core Capital (to adjusted total
     assets)..............................   18,718    8.65     8,657     4.00     10,821     5.00
  Core Capital (to adjusted tangible
     assets)..............................   18,718    8.67     4,317     2.00        N/A      N/A
  Tangible Capital (to adjusted total
     assets)..............................   18,718    8.65     3,246     1.50        N/A      N/A

     Without prior approval, the Bank is restricted as to the maximum amount of dividends it can pay to the Company to net profits (as defined) for the current year plus the previous two years.

NOTE 12:  EMPLOYEE BENEFIT PLANS

  PENSION PLAN

     The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary using the five highest consecutive years proceeding retirement. The Bank's funding policy is to make contributions to the

                           HFB FINANCIAL CORPORATION
plan equal to the amount accrued as pension expense. The Bank expense was $151,000, $204,000 and $0 for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001, respectively.

  SUPPLEMENTAL RETIREMENT PLAN

     The Bank also has supplemental retirement plan arrangements for the benefit of certain officers and directors. These arrangements are funded by life insurance contracts which have been purchased by the Bank and a portion of the death benefit has been endorsed to the employee. The Bank's expense for the Plan was $9,000, $9,000 and $0 for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001.

  EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank has an Employee Stock Ownership Plan (Plan) for the benefit of participating employees. Generally, all employees age 21 or older are eligible to participate upon completion of one year of service. The Plan contains 101,177 shares of Company stock, all of which are allocated. The cost of the Plan is borne by the Company through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The contributions to the Plan for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001, were $2,000, $19,000 and $8,000, respectively.

  DEFERRED COMPENSATION AGREEMENTS (RABBI TRUSTS)

     Prior to its conversion, the Bank maintained an unfunded deferred compensation plan for members of the Board of Directors who elected to participate in any one year. Benefits were payable upon a participating director's retirement, resignation, disability or death unless the plan committee permitted earlier distributions in the event of a participant's emergency or necessity. The Bank established individual grantor trusts (Rabbi Trusts) for each director who had deferred compensation, contributed funds sufficient to equal the deferred fees for each director and purchased a total of 44,473 shares of HFB Financial Corporation common stock at its conversion date. The assets of the individual Rabbi Trusts are available to the general creditors of the Bank in the event of the Bank's insolvency. In 1994, the Bank adopted a new Deferred Compensation Agreement for the directors similar to the old agreement. All deferred payments are paid to these same Rabbi Trusts.

     The Rabbi Trusts purchased 4,225 shares of stock during the six months ended December 31, 2002 and 0 shares of stock during the years ended June 30, 2002 and 2001, respectively. A total of 7,482, 1,670 and 0 shares were distributed to a trust beneficiary during the six months ended December 31, 2002 and years ended June 30, 2002 and 2001, respectively. The Bank's liability at December 31, 2002, was $612,000 and at June 30, 2002 and 2001, was $574,300.
Deferred amounts are included in other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $0 for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001.

NOTE 13:  STOCK OPTION PLAN

     The Company has an incentive stock option plan in which 144,500 shares have been reserved for future issuance by the Company to directors and employees of the Company and its subsidiary. The plan provides for a term of ten years after which no awards may be made unless earlier terminated by the Board of Directors. At December 31, 2002, options to purchase 143,641 shares had been granted.

     Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees,and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable immediately. The exercise price of each option, which has a ten-year life, is equal to

                           HFB FINANCIAL CORPORATION
the market price of the Company's stock on the date of the grant; therefore, no compensation expense is recognized. No options were granted during the periods presented.

     The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the six months ended December 31, 2002 and years ended June 30, 2002 and 2001.

                                                                          YEARS ENDED JUNE 30,
                                  SIX MONTHS ENDED        -----------------------------------------------------
                                  DECEMBER 31, 2002                 2002                        2001
                              -------------------------   -------------------------   -------------------------
                                       WEIGHTED-AVERAGE            WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
                              SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
                              ------   ----------------   ------   ----------------   ------   ----------------
Outstanding, beginning of
  year......................  16,783        $9.08         21,714        $8.15         27,014        $7.53
Exercised...................  (4,791)        5.00         (4,931)        5.00         (5,300)        5.00
                              ------        -----         ------        -----         ------        -----
Outstanding, end of year....  11,992        10.70         16,783         9.08         21,714         8.15
                              ======        =====         ======        =====         ======        =====
Options exercisable at year
  end.......................  11,992        10.70         16,783         9.08         21,714         8.15

     As of December 31, 2002, the 11,992 options outstanding have exercise prices ranging from $10.63 to $10.75 and a weighted-average remaining contractual life of 5.07 years.

NOTE 14:  EARNINGS PER SHARE

     Earnings per share were computed as follows:

                                                       SIX MONTHS ENDED DECEMBER 31, 2002
                                                       -----------------------------------
                                                                  WEIGHTED-      PER SHARE
                                                       INCOME   AVERAGE SHARES    AMOUNT
                                                       ------   --------------   ---------
NET INCOME...........................................  $1,217
                                                       ======
BASIC EARNINGS PER SHARE
  Income available to common stockholders............  $1,217       1,250          $0.97
EFFECT OF DILUTIVE SECURITIES
  Stock options......................................      --           8
                                                       ------       -----
DILUTED EARNINGS PER SHARE
  Income available to common stockholders and assumed
     conversions.....................................  $1,217       1,258          $0.96
                                                       ======       =====          =====

                                                            YEAR ENDED JUNE 30, 2002
                                                       -----------------------------------
                                                                  WEIGHTED-      PER SHARE
                                                       INCOME   AVERAGE SHARES    AMOUNT
                                                       ------   --------------   ---------
NET INCOME...........................................  $1,589
                                                       ======
BASIC EARNINGS PER SHARE
  Income available to common stockholders............  $1,589       1,247          $1.27
EFFECT OF DILUTIVE SECURITIES
  Stock options......................................      --           9
                                                       ------       -----
DILUTED EARNINGS PER SHARE
  Income available to common stockholders and assumed
     conversions.....................................  $1,589       1,256          $1.27
                                                       ======       =====          =====

                           HFB FINANCIAL CORPORATION

                                                            YEAR ENDED JUNE 30, 2001
                                                       -----------------------------------
                                                                  WEIGHTED-      PER SHARE
                                                       INCOME   AVERAGE SHARES    AMOUNT
                                                       ------   --------------   ---------
NET INCOME...........................................  $1,489
                                                       ======
BASIC EARNINGS PER SHARE
  Income available to common stockholders............  $1,489       1,246          $1.20
EFFECT OF DILUTIVE SECURITIES
  Stock options......................................      --          15
                                                       ------       -----
DILUTED EARNINGS PER SHARE
  Income available to common stockholders and assumed
     conversions.....................................  $1,489       1,261          $1.18
                                                       ======       =====          =====

NOTE 15:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                                      JUNE 30,
                                   DECEMBER 31,       -----------------------------------------
                                       2002                  2002                  2001
                                -------------------   -------------------   -------------------
                                CARRYING     FAIR     CARRYING     FAIR     CARRYING     FAIR
                                 AMOUNT     VALUE      AMOUNT     VALUE      AMOUNT     VALUE
                                --------   --------   --------   --------   --------   --------
Financial assets
  Cash and cash equivalents...  $  4,967   $  4,967   $  5,225   $  5,225   $ 13,888   $ 13,888
  Trading securities..........        --         --         --         --      1,049      1,049
  Available-for-sale
     securities...............    70,418     70,418     74,637     74,637     57,110     57,110
  Loans, net of allowance for
     loan losses..............   166,335    173,687    154,450    158,385    136,863    142,967
  FHLB stock..................     1,680      1,680      1,622      1,622      1,527      1,527
  Cash surrender value of life
     insurance................     2,806      2,806      2,811      2,811         --         --
  Interest receivable.........     1,513      1,513      1,638      1,638      1,791      1,791
Financial liabilities
  Deposits....................   199,300    203,266    201,323    204,289    181,948    180,962
  Long-term debt..............    26,278     29,444     19,871     20,056     12,453     12,614
  Interest payable............       630        630        855        855        962        962
  Unrecognized financial
     instruments (net of
     contract amount)
  Commitments to extend
     credit...................        --         --         --         --         --         --
  Letters of credit...........     1,375      1,375         --         --         --         --

                           HFB FINANCIAL CORPORATION

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

  CASH AND CASH EQUIVALENTS

     For these short-term instruments, the carrying amount approximates fair value.

  INVESTMENT SECURITIES

     Fair values for securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

  LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

  FEDERAL HOME LOAN BANK STOCK

     Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

  CASH SURRENDER VALUE OF LIFE INSURANCE

     The fair value of cash surrender values of life insurance approximate carrying value.

  DEPOSITS

     The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

  FEDERAL FUNDS PURCHASED

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

  COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

NOTE 16:  COMMITMENTS AND CREDIT RISK

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each

                           HFB FINANCIAL CORPORATION
customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

     At December 31, 2002 and June 30, 2002 and 2001, the Company had outstanding commitments to originate loans aggregating approximately $10,182,000, $3,613,000 and $3,257,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

     Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Company had total outstanding letters of credit amounting to $457,000, $446,000 and $517,000 at December 31, 2002 and June 30, 2002 and 2001,
respectively, with terms ranging from 30 days to one year.

NOTE 17:  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to the financial position, results of operation and cash flows of the Company:

                            CONDENSED BALANCE SHEETS

                                                                          JUNE 30,
                                                       DECEMBER 31,   -----------------
                                                           2002        2002      2001
                                                       ------------   -------   -------
ASSETS
  Cash and due from banks............................    $   644      $   922   $    25
  Trading assets, at fair value......................         --           --     1,049
  Investment in common stock of subsidiaries.........     22,842       21,109    19,269
  Other assets.......................................        112          112       126
                                                         -------      -------   -------
     Total assets....................................    $23,598      $22,143   $20,469
                                                         =======      =======   =======
LIABILITY............................................    $    18      $     2   $    --
STOCKHOLDERS' EQUITY.................................     23,580       22,141    20,469
                                                         -------      -------   -------
     Total liabilities and stockholders' equity......    $23,598      $22,143   $20,469
                                                         =======      =======   =======

                           HFB FINANCIAL CORPORATION

                         CONDENSED STATEMENTS OF INCOME

                                                                           YEARS ENDED
                                                      SIX MONTHS ENDED      JUNE 30,
                                                        DECEMBER 31,     ---------------
                                                            2002          2002     2001
                                                      ----------------   ------   ------
INCOME
  Dividends from subsidiaries.......................       $   --        $  404   $  426
  Net gain on trading securities....................           --            21      260
  Other income......................................           --             4        2
                                                           ------        ------   ------
     Total income...................................            0           429      688
EXPENSES -- Other...................................           45            34       62
                                                           ------        ------   ------
INCOME BEFORE INCOME TAX AND EQUITY INUNDISTRIBUTED
  INCOME OF SUBSIDIARIES............................          (45)          395      626
INCOME TAX EXPENSE..................................           --             4       82
                                                           ------        ------   ------
INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOMEOF
  SUBSIDIARIES......................................          (45)          391      544
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES......        1,262         1,198      945
                                                           ------        ------   ------
NET INCOME..........................................       $1,217        $1,589   $1,489
                                                           ======        ======   ======

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         SIX MONTHS      YEARS ENDED
                                                           ENDED           JUNE 30,
                                                        DECEMBER 31,   ----------------
                                                            2002        2002      2001
                                                        ------------   -------   ------
OPERATING ACTIVITIES
  Net income..........................................    $ 1,217      $ 1,589   $1,489
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Equity in undistributed income of subsidiaries...     (1,262)      (1,198)    (945)
     Net change in
       Trading assets, at fair value..................         --        1,049     (290)
       Other assets and other liabilities.............         16           17       21
     Other............................................         --           --       (7)
                                                          -------      -------   ------
          Net cash provided by (used in) operating
            activities................................        (29)       1,457      268
                                                          -------      -------   ------
FINANCING ACTIVITIES
  Cash dividends......................................       (272)        (507)    (493)
  Proceeds from exercise of stock options.............         23           25       27
  Common stock withdrawn from Rabbi Trust.............         --           --        8
  Purchase stock......................................         --          (78)     (46)
                                                          -------      -------   ------
          Net cash used in financing activities.......       (249)        (560)    (504)
                                                          -------      -------   ------
NET CHANGE IN CASH AND CASH EQUIVALENTS...............       (278)         897     (236)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........        922           25      261
                                                          -------      -------   ------
CASH AND CASH EQUIVALENTS, END OF YEAR................    $   644      $   922   $   25
                                                          =======      =======   ======

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     Not applicable. In June 2001, the Company's accountant, Olive LLP, merged with Baird, Kurtz and Dobson into the Company's current accountant, BKD, LLP.

                                    PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

     The information contained under the section captioned "Board of Directors" and "Executive Officer Who is Not a Director" in the Information Statement is incorporated herein by reference.

     For information regarding delinquent filers and the disclosure required pursuant to Item 405 of Regulation S-KSB, reference is made to the section captioned "Section 16(a) Beneficial Ownership Reporting Compliance" in the Information Statement which information is incorporated herein by reference.

ITEM 10.  EXECUTIVE COMPENSATION.

     The information contained under the section captioned "Executive Compensation" in the Information Statement is incorporated herein by reference.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this Item is incorporated by reference to the information under the captions "Security Ownership" of the Information Statement.

     Equity Compensation Plan Information. The following table sets forth certain information with respect to securities to be issued under the Company's equity compensation plans as of December 31, 2002.

                                                                                       (C)
                                                                (B)           NUMBER OF SECURITIES
                                          (A)            WEIGHTED-AVERAGE    REMAINING AVAILABLE FOR
                                  NUMBER OF SECURITIES   EXERCISE PRICE OF    FUTURE ISSUANCE UNDER
                                   TO BE ISSUED UPON        OUTSTANDING        EQUITY COMPENSATION
                                      EXERCISE OF            OPTIONS,           PLANS (EXCLUDING
                                  OUTSTANDING OPTIONS,     WARRANTS AND      SECURITIES REFLECTED IN
PLAN CATEGORY                     WARRANTS AND RIGHTS         RIGHTS               COLUMN (A))
-------------                     --------------------   -----------------   -----------------------
Equity compensation plans
  approved by security holders:
1992 Stock Option Plan..........         11,992               $10.70                  2,769
2000 Long-term Incentive
  Compensation Plan.............             --                   --                 65,000
Equity compensation plans not
  approved by security
  holders:......................            N/A                  N/A                    N/A
                                         ------               ------                 ------
Total...........................         11,992               $10.70                 67,769
                                         ======               ======                 ======

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this item is incorporated herein by reference to the section captioned "Transactions with Management" of the Information Statement.

ITEM 13.  EXHIBITS, LISTS AND REPORTS ON FORM 8-K.

     (a) List of Documents Filed as Part of This Report. The following exhibits are either attached to or incorporated by reference in this Annual Report on Form 10-KSB.

                               DESCRIPTION
                               -----------
 3.1   Articles of Incorporation of HFB Financial Corporation*
 3.2   Bylaws of HFB Financial Corporation*
 4     Common Stock Certificate of HFB Financial Corporation*
10.1   HFB Financial Corporation Stock Option Plan*
10.2   Home Federal Bank, Federal Savings Bank Management*
       Recognition Plan
10.3   Home Federal Bank, Federal Savings Bank Supplemental*
       Executive Retirement Plan
10.4   2000 Long-Term Incentive Compensation Plan**
10.5   Amended and Restated Employment Agreement between the Bank and David B. Cook***
10.6   Amended and Restated Employment Agreement between the Bank and Stanley Alexander, Jr.***
10.7   Amended and Restated Employment Agreement between the Bank and Kenneth Jones***
21     Subsidiaries of the Registrant
99.1   CEO Certification under Section 906 of the Sarbanes-Oxley
       Act
99.2   CFO Certification under Section 906 of the Sarbanes-Oxley
       Act

---------------

  * Incorporated by reference to the Corporation's Registration Statement on Form S-1 (33-52308) filed with the Securities and Exchange Commission on September 23, 1992.

 ** Incorporated by reference to the Corporation's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000.

*** Incorporated by reference to the Corporation's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002.

     (b) Reports on Form 8-K. On October 18, 2002, the Company filed Form 8-K announcing its Chief Executive Officer and Chief Financial Officer submitted certification to the Securities and Exchange Commission as required by Section 906 of the Sarbanes-Oxley Act of 2002.

ITEM 14.  CONTROLS AND PROCEDURES.

     (a) Evaluation of Disclosure Controls and Procedures. We maintain disclosure controls and procedures (as defined in Securities Exchange Act 1934 Rules 13a-14(c) and 15d-14(c)) that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

     Within 90 days prior to the date of this annual report, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.

     (b) Changes in Internal Controls. There have not been any significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation. There were no significant deficiencies or material weaknesses, and, therefore, no corrective actions were taken.

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          HFB FINANCIAL CORPORATION

                                          By        /s/ DAVID B. COOK
                                            ------------------------------------
                                                       David B. Cook
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


          /s/ DAVID B. COOK                President and Chief Executive      March 25, 2003
--------------------------------------    Officer and Director (Principal
            David B. Cook                        Executive Officer)

      /s/ STANLEY ALEXANDER, JR.         Chief Financial Officer (Principal   March 25, 2003
--------------------------------------   Financial and Accounting Officer)
        Stanley Alexander, Jr.

         /s/ KENNETH V. JONES               Chief Operating Officer and       March 25, 2003
--------------------------------------                Director
           Kenneth V. Jones

           /s/ ROGER ROPER                  Vice President and Director       March 25, 2003
--------------------------------------
             Roger Roper

      /s/ FRANCES COFFEY RASNIC                       Director                March 25, 2003
--------------------------------------
        Frances Coffey Rasnic

         /s/ EARL BURCHFIELD              Secretary-Treasurer and Director    March 25, 2003
--------------------------------------
           Earl Burchfield

        /s/ ROBERT V. COSTANZO                 Chairman and Director          March 25, 2003
--------------------------------------
          Robert V. Costanzo

                                 CERTIFICATIONS

I, David B. Cook, certify that:

     1. I have reviewed this annual report on Form 10-KSB of HFB Financial Corporation;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          (c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By        /s/ DAVID B. COOK
                                            ------------------------------------
                                                  Chief Executive Officer

Date March 25, 2003

                                 CERTIFICATIONS

I, Stanley Alexander, Jr., certify that:

     1. I have reviewed this annual report on Form 10-KSB of HFB Financial Corporation;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          (c) Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By    /s/ STANLEY ALEXANDER JR.
                                            ------------------------------------
                                                  Chief Financial Officer

Date March 25, 2003

                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

PARENT

     HFB Financial Corporation

                                                              STATE OR OTHER
                                                              JURISDICTION OF   PERCENTAGE
SUBSIDIARIES(1)                                                INCORPORATION    OWNERSHIP
---------------                                               ---------------   ----------
Home Federal Bank Corporation...............................     Kentucky          100%
SUBSIDIARY OF HOME FEDERAL BANK CORPORATION
Home Service Corporation....................................     Kentucky          100%

---------------

(1) The assets, liabilities and operations of the subsidiary are included in the consolidated financial statements contained in the annual Report to Stockholders attached hereto as an exhibit.

                                                                    EXHIBIT 99.1

                    CERTIFICATION OF CHIEF EXECUTIVE OFFICER
                                  PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the annual report of HFB Financial Corporation (the "Company") on Form 10-KSB for the six-month transition period ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, David B. Cook, President and Chief Executive Officer of the Company, certify, to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

     A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

                                                   /s/ DAVID B. COOK
                                          --------------------------------------
                                                      David B. Cook
                                          President and Chief Executive Officer

March 25, 2003

                                                                    EXHIBIT 99.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
                                  PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the annual report of HFB Financial Corporation (the "Company") on Form 10-KSB for the six-month transition period ended December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Stanley Alexander, Jr., President and Chief Executive Officer of the Company, certify, to the best of my knowledge, pursuant to 18 U.S.C.
Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

     A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

                                              /s/ STANLEY ALEXANDER, JR.
                                          --------------------------------------
                                                  Stanley Alexander, Jr.
                                                 Chief Financial Officer

March 25, 2003

                                                                      APPENDIX E
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-QSB

   [X]     QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
           EXCHANGE ACT OF 1934

           FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

                                  OR


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


                          COMMISSION FILE NO. 0-20956

                           HFB FINANCIAL CORPORATION

           A TENNESSEE CORPORATION                             NO. 61-1228266
                                                       I.R.S. Employer Identification

            1602 CUMBERLAND AVENUE
         MIDDLESBORO, KENTUCKY 40965                           (606) 248-1095
                   Address                                    Telephone Number

     Indicate by check mark whether the registrant (1) has filed all reports required by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes [X]     No [ ]

     The number of shares of the registrant's $1 par value common stock outstanding at November 7, 2003 was 1,301,101.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           HFB FINANCIAL CORPORATION

                                     INDEX


                                                                        PAGE NO.
                                                                        --------
PART I -- FINANCIAL INFORMATION
ITEM 1.   FINANCIAL STATEMENTS (UNAUDITED)
          Condensed Consolidated Balance Sheets.......................      E-3
          Condensed Consolidated Statements of Income.................      E-4
          Condensed Consolidated Statement of Stockholders' Equity....      E-5
          Condensed Consolidated Statements of Cash Flows.............      E-6
          Notes to Condensed Consolidated Financial Statements........    E-7-8
ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS...................................   E-9-13
PART II -- OTHER INFORMATION..........................................     E-14
SIGNATURES............................................................     E-15
CEO CERTIFICATION UNDER SECTION 302 OF THE SARBANES-OXLEY ACT.........     E-16
CFO CERTIFICATION UNDER SECTION 302 OF THE SARBANES-OXLEY ACT.........     E-17
EXHIBIT 99.1..........................................................     E-18
EXHIBIT 99.2..........................................................     E-19

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Cash and cash equivalents...................................  $  5,999,208    $  4,967,188
Available-for-sale securities...............................    49,858,124      70,418,282
Loans, net of allowance for loan losses of $1,494,678 and
  $1,191,849 at September 30, 2003 and December 31, 2002,
  respectively..............................................   187,799,158     166,334,655
Premises and equipment......................................     4,794,767       4,455,209
Federal Home Loan Bank stock................................     1,730,300       1,679,700
Interest Receivable.........................................     1,446,375       1,513,376
Assets held for sale........................................     1,224,079       1,030,310
Other assets................................................       925,303         330,038
Cash surrender value of life insurance......................     2,911,215       2,806,103
                                                              ------------    ------------
     Total assets...........................................  $256,688,529    $253,534,861
                                                              ============    ============
                                       LIABILITIES
Deposits
  Non-interest bearing demand...............................  $  8,553,692    $  6,398,430
  Savings, NOW and money market.............................    28,751,087      26,643,742
  Certificate of deposits...................................   164,595,319     166,243,106
                                                              ------------    ------------
     Total deposits.........................................   201,900,098     199,285,278
Short-term debt.............................................            --       1,375,000
Long-term debt..............................................    28,084,688      26,277,967
Interest payable............................................       842,656         629,653
Other liabilities...........................................     1,845,387       2,386,636
                                                              ------------    ------------
     Total liabilities......................................   232,672,829     229,954,534
                                                              ------------    ------------
STOCKHOLDERS' EQUITY
Issued and outstanding -- 1,589,303 shares..................     1,589,303       1,589,303
Additional paid-in-capital..................................     8,768,874       8,768,874
Less: Common stock acquired by Rabbi trusts for deferred
  compensation plans........................................      (500,446)       (500,446)
Retained earnings...........................................    16,049,953      14,867,147
Accumulated other comprehensive income......................       670,014       1,417,447
                                                              ------------    ------------
                                                                26,577,698      26,142,325
Treasury stock, at cost, 288,202 shares.....................    (2,561,998)     (2,561,998)
                                                              ------------    ------------
     Total stockholders' equity.............................    24,015,700      23,580,327
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $256,688,529    $253,534,861
                                                              ============    ============

           See notes to condensed consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                               THREE-MONTHS ENDED          NINE-MONTHS ENDED
                                                  SEPTEMBER 30,              SEPTEMBER 30,
                                             -----------------------   -------------------------
                                                2003         2002         2003          2002
                                             ----------   ----------   -----------   -----------
                                                                 (UNAUDITED)
INTEREST INCOME
  Loans receivable.........................  $3,152,047   $3,071,713   $ 9,543,787   $ 8,987,988
  Investment securities....................     605,538    1,019,271     2,057,735     3,004,121
  Other....................................       5,192        5,379        23,226        31,522
                                             ----------   ----------   -----------   -----------
     Total interest income.................   3,762,777    4,096,363    11,624,748    12,023,631
                                             ----------   ----------   -----------   -----------
INTEREST EXPENSE
  Deposits.................................   1,055,165    1,509,570     3,395,583     4,848,812
  Short term borrowings....................          --          490            --            --
  Long term debt...........................     337,939      251,224       959,001       727,326
                                             ----------   ----------   -----------   -----------
     Total interest expense................   1,393,104    1,761,284     4,354,584     5,576,138
                                             ----------   ----------   -----------   -----------
NET INTEREST INCOME........................   2,369,673    2,335,079     7,270,164     6,447,493
  Provision for loan losses................     105,000      129,227       315,000       351,712
                                             ----------   ----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES..............................   2,264,673    2,205,852     6,955,164     6,095,781
                                             ----------   ----------   -----------   -----------
OTHER INCOME
  Service charges for deposit accounts.....     267,498      207,829       770,638       584,425
  Other customer fees......................      24,928       27,024        93,324        70,873
  Net realized gain on sales of available
     for sale securities...................          --           --         1,243             5
  Other income.............................      52,845       40,670       119,527       237,151
                                             ----------   ----------   -----------   -----------
     Total other income....................     345,271      275,523       984,732       892,454
                                             ----------   ----------   -----------   -----------
OTHER EXPENSES
  Salaries and employee benefits...........     952,627      881,807     2,761,638     2,309,416
  Net occupancy expenses...................      94,568       84,664       288,966       274,217
  Equipment expenses.......................     131,438      111,392       395,873       382,050
  Data processing fees.....................      81,144       59,947       225,016       181,367
  Deposit insurance expense................       8,105       11,290        24,489        28,068
  Legal and professional fees..............     181,851      101,666       445,826       408,814
  Advertising..............................      68,561       66,000       200,658       187,043
  State franchise and deposit taxes........      52,295        8,131       154,945        75,206
  Other expenses...........................     258,848      339,037       822,872     1,087,225
                                             ----------   ----------   -----------   -----------
     Total other expenses..................   1,829,437    1,663,934     5,320,283     4,933,406
                                             ----------   ----------   -----------   -----------
INCOME BEFORE INCOME TAX...................     780,507      817,441     2,619,613     2,054,829
  Income tax expense.......................     215,201      253,686       787,006       644,179
                                             ----------   ----------   -----------   -----------
NET INCOME.................................  $  565,306   $  563,755   $ 1,832,607   $ 1,410,650
                                             ==========   ==========   ===========   ===========
BASIC EARNINGS PER SHARE...................  $     0.45   $     0.45   $      1.46   $      1.16
DILUTED EARNINGS PER SHARE.................  $     0.45   $     0.45   $      1.45   $      1.15

           See notes to condensed consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      NINE-MONTHS ENDED SEPTEMBER 30, 2003

                                                                                                          ACCUMULATED
                                    ADDITIONAL                                                               OTHER
                         COMMON      PAID-IN       RABBI      TREASURY     COMPREHENSIVE    RETAINED     COMPREHENSIVE
                         STOCK       CAPITAL      TRUSTS        STOCK         INCOME        EARNINGS        INCOME
                       ----------   ----------   ---------   -----------   -------------   -----------   -------------
BALANCES, DECEMBER
  31, 2002...........  $1,589,303   $8,768,874   $(500,446)  $(2,561,998)                  $14,867,147    $1,417,447
Net income...........                                                       $1,832,607       1,832,607
Other comprehensive
  income, net of tax
  Unrealized gain on
    securities.......                                                         (747,433)                     (747,433)
                                                                            ----------
Comprehensive
  income.............                                                       $1,085,174
                                                                            ==========
Cash dividends
  declared ($.50 per
  share).............                                                                         (649,801)
                       ----------   ----------   ---------   -----------                   -----------    ----------
SEPTEMBER 30, 2003
  (UNAUDITED)........  $1,589,303   $8,768,874   $(500,446)  $(2,561,998)                  $16,049,953    $  670,014
                       ==========   ==========   =========   ===========                   ===========    ==========


                           TOTAL
                       STOCKHOLDERS'
                          EQUITY
                       -------------
BALANCES, DECEMBER
  31, 2002...........   $23,580,327
Net income...........     1,832,607
Other comprehensive
  income, net of tax
  Unrealized gain on
    securities.......      (747,433)
Comprehensive
  income.............
Cash dividends
  declared ($.50 per
  share).............      (649,801)
                        -----------
SEPTEMBER 30, 2003
  (UNAUDITED)........   $24,015,700
                        ===========

           See notes to condensed consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              NINE-MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                   2003             2002
                                                              --------------   --------------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
  Net cash provided by operating activities.................   $  1,228,096     $  2,812,333
                                                               ------------     ------------
INVESTING ACTIVITIES
  Purchases of securities available for sale................    (16,764,230)     (30,618,120)
  Development costs of assets held for sale.................             --          (32,321)
  Proceeds from maturities of securities available for
     sale...................................................     30,946,623       19,670,515
  Proceeds from sales of securities available for sale......      4,955,255            5,745
  Net change in loans.......................................    (21,149,503)     (23,438,460)
  Proceeds from sales of assets held for sale...............        107,657        1,544,870
  Proceeds from life insurance..............................             --       (2,654,256)
  Purchases of premises and equipment.......................       (688,619)        (232,849)
                                                               ------------     ------------
       Net cash used by investing activities................     (2,592,817)     (35,754,876)
                                                               ------------     ------------
FINANCING ACTIVITIES
  Net change in
     Non interest-bearing, interest-bearing and savings
       deposits.............................................      4,262,607        8,345,171
     Certificates of deposit................................     (1,647,787)       2,556,578
     Short term borrowings..................................     (1,375,000)       1,525,000
  Proceeds of long term debt................................      2,825,000       12,500,000
  Repayment of long term debt...............................     (1,018,278)         (63,015)
  Cash dividends............................................       (649,801)        (532,583)
  Proceeds from exercise of options on common stock.........             --           24,655
  Purchase of treasury stock................................             --          (77,731)
                                                               ------------     ------------
       Net cash provided by financing activities............      2,396,741       24,278,075
                                                               ------------     ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      1,032,020       (8,664,468)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      4,967,188       13,594,073
                                                               ------------     ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $  5,999,208     $  4,929,605
                                                               ============     ============
ADDITIONAL CASH FLOWS INFORMATION
  Interest paid.............................................   $  4,141,581     $  2,827,488
  Income tax paid...........................................        967,512          292,282

           See notes to condensed consolidated financial statements.

                           HFB FINANCIAL CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The unaudited condensed consolidated financial information for the three-month periods ended September 30, 2003 and 2002 includes the results of operations of HFB Financial Corporation (the "Company") and its wholly owned subsidiary Home Federal Bank Corporation ("Home Federal" or the "Bank"). The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-QSB. Certain information and note disclosures normally included in the company's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these statements and notes be read in conjunction with the financial statements and notes thereto included in the Company's annual report for the year ended December 31, 2002 on Form 10-KSB filed with the Securities and Exchange Commission.

     In the opinion of management, the financial information reflects all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of the financial position, results of operations and cash flows of the Company but should not be considered as indicative of results for a full year.

     The condensed consolidated balance sheet of the Company as of December 31, 2002 has been derived from the audited consolidated balance sheet of the Company as of that date.

2.  NON-PERFORMING LOANS AND PROBLEM ASSETS

     The following sets forth the activity in the Company's allowance for loan losses for the nine-months ended September 30, 2003 and 2002:

                                                               2003     2002
                                                              ------   ------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Balance January 1...........................................  $1,192   $  780
Charge offs.................................................     (12)     (79)
Recoveries..................................................      --       47
Provision for loan losses...................................     315      351
                                                              ------   ------
Balance September 30........................................  $1,495   $1,099
                                                              ======   ======

     Information on impaired loans is summarized below:

                                                              AT SEPTEMBER 30
                                                              ---------------
                                                              2003     2002
                                                              -----   -------
Impaired loans with an allowance............................  $304    $1,154
Allowance for impaired loans (included in the Company's
  allowance for loan losses)................................  $ 30    $  298

                                                              THREE-MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30
                                                              -------------
                                                              2003    2002
                                                              ----   ------
Average balance of impaired loans...........................  $870   $1,138
Interest income recognized on impaired loans................  $  9   $    0
Cash-basis interest received................................  $  0   $    0

                           HFB FINANCIAL CORPORATION

3.  EARNINGS PER SHARE

     Earnings per share (EPS) were computed as follows:

                                                     THREE MONTHS ENDED SEPTEMBER 30, 2003
                                                     -------------------------------------
                                                                  WEIGHTED-      PER SHARE
                                                      INCOME    AVERAGE SHARES    AMOUNT
                                                     --------   --------------   ---------
Net income.........................................  $565,306
                                                     --------
Basic earnings per share
  Income available to common stockholders..........  $565,306     1,261,690        $0.45
                                                                                   =====
Effect of dilutive securities
  Stock options....................................        --         5,575
                                                     --------     ---------
Diluted earnings per share
  Income available to common stockholders and
     assumed conversions...........................  $565,306     1,267,265        $0.45
                                                     ========     =========        =====

                                                     THREE MONTHS ENDED SEPTEMBER 30, 2002
                                                     -------------------------------------
                                                                  WEIGHTED-      PER SHARE
                                                      INCOME    AVERAGE SHARES    AMOUNT
                                                     --------   --------------   ---------
Net income.........................................  $563,755     1,246,604
                                                     --------     ---------
Basic earnings per share
  Income available to common stockholders..........  $563,755                      $0.45
                                                                                   =====
Effect of dilutive securities
  Stock options....................................        --         3,141
                                                     --------     ---------
Diluted earnings per share
  Income available to common stockholders and
     assumed conversions...........................  $563,755     1,249,745        $0.45
                                                     ========     =========        =====

4.  STOCK OPTIONS

     At September 30, 2003 the Company has a stock-based compensation plan which is described more fully in the notes to the Company's December 31, 2002 audited financial statements contained in the Company's annual report. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price that was equal to or greater than the market value of the underlying common stock on the grant date. Proforma information is not presented since all options granted by the Company were granted and vested in periods previous to those presented. Therefore, no expense would be recognized for the periods presented had the Company applied the fair value provisions of FASB statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

5.  RECLASSIFICATIONS

     Reclassifications of certain amounts in the September 30, 2002 consolidated statement have been made to conform to the September 30, 2003 presentation.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this Quarterly Report on Form 10-QSB are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes", "anticipates", "expects", "estimates" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which are described in, close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this report. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

GENERAL

     HFB Financial Corporation, a Tennessee Corporation, was formed in September 1992 at the direction of Home Federal Bank, Federal Savings Bank for the purpose of becoming a holding company for the Bank as part of its conversion from mutual to stock form. The Company's primary operation is its investment in the common stock of the Bank.

     The Bank is principally engaged in the business of accepting deposits from the general public and originating permanent loans, which are secured by one-to-four family residential properties located in its market area. The Bank also originates consumer loans and commercial real estate loans, and maintains a substantial investment portfolio of mortgage-backed and other investment securities. During the quarter ended December 31, 2001, the Bank converted from a federal thrift charter to a state chartered commercial bank as a means for management to focus more on commercial lending and other activities permissible for commercial banks.

     The operations of Home Federal are significantly influenced by general economic conditions and the monetary and fiscal policies of government regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are influenced by the interest rates at which such financing may be offered and other factors related to loan demand and the availability of funds.

FINANCIAL CONDITION

     The Corporation's assets increased by 1.26% to $256.7 million at September 30, 2003 compared to $253.5 million at December 31, 2002. The majority of this increase is reflected in increases in loans. The increase was financed primarily by increases deposits and long-term borrowings and decreases in investment securities.

     Investment securities, available for sale, decreased $20.5 million to $49.9 million at September 30, 2003 from $70.4 million at December 31, 2002 primarily as the result of increased prepayments on mortgage backed securities "MBSs".

     Loans, net, increased by $21.5 million to $187.8 million at September 30, 2003 from $166.3 million at December 31, 2002 as the result of continued 1-4 family mortgage loan demand and an increase in commercial real estate loans. Since the Banks conversion to a commercial bank, Management has focused on originating commercial real estate loans.

     At September 30, 2003, the allowance for loan losses was $1.5 million or ..79% of loans receivable compared to $1.2 million or .71% of loans receivable at December 31, 2002.

     Total deposits increased by $2.6 million to $201.9 million at September 30, 2003 from $199.3 million at December 31, 2002. During the nine months ended September 30, 2003, certificates of deposit decreased $1.6 million and NOW accounts and savings deposits increased $4.2 million.

     Long-term borrowings increased by $1.8 million to $28.1 million at September 30, 2003 from $26.3 million at September 30, 2002. Most of this increase originated from 10 year advances which were used to fund the purchase of municipal securities with an average maturity of 15 years.

     At September 30, 2003, the Bank met all regulatory requirements. Tier I capital to averaged assets was 8.8%. Tier I capital to risk-weighted assets was 14.0% and total capital to risk-weighted assets was 14.9% at September 30, 2003 compared to 8.4%, 14.5% and 15.3%, respectively, at December 31, 2002.

RESULTS OF OPERATIONS FOR THE THREE-MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

     Net income increased by $2,000 to $565,000 for the three-month period ended September 30, 2003 from $563,000 for the three-month period ended September 30, 2002. The primary reasons for the increase were a $35,000 increase in net interest income, a $24,000 decrease in the provision for loan losses, a $70,000 increase in other income and a $39,000 decrease in income tax expense offset by a $166,000 increase in other expense.

     Interest income decreased by $334,000 for the three-month period ended September 30, 2003 as compared to the three-month period ended September 30, 2002, primarily a result of lower yields on earning assets during the three months ended September 30, 2003.

     Interest on loans increased by $80,000 to $3.152 million for the three-month period ended September 30, 2003 as compared to $3.072 million for the three-month period ended September 30, 2002. This increase is mainly attributable to a higher average balance of loans during the three months ended September 30, 2003 even though the weighted-average yield was lower than that of the quarter ended September 30, 2002.

     Interest on investment securities, other dividend income and interest on deposits with financial institutions decreased by $414,000 to $611,000 for the three-month period ended September 30, 2003 from $1.025 million for the three-month period ended September 30, 2002. This decrease is primarily the result of a lower average balance of investments during the three months ended September 30, 2003. The weighted average yield on investments during the same period was also lower than that of the three months ended September 30, 2002.

     Interest expense on deposits decreased by $454,000 to $1.055 million for the three-month period ended September 30, 2003 from $1.509 million for the three-month period ended September 30, 2002 as a result of a significant drop in rates paid on deposit accounts.

     Interest expense on short-term and long-term debt increased by $86,000 to $338,000 for the three-month period ended September 30, 2003 from $252,000 for the three-month period ended September 30, 2002, primarily due to a higher level of long-term debt outstanding during the three months ended September 30, 2003.

     The provision for loan losses decreased by $24,000 for the three-month period ended September 30, 2003 as compared to the same period in 2002. The provision was the result of management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates, and current economic conditions. The Bank's allowance for loan losses as a percent of total loans at September 30, 2003 was 0.79%.

     Non-interest income increased by $70,000 to $345,000 for the three-month period ended September 30, 2003 as compared to $275,000 for the same period in 2002. The decrease was largely attributable to an increase of $60,000 in service charges on deposits, an increase of $12,000 in other income offset by a $2,000 decrease in other customer fees.

     Non-interest expense increased by $166,000 to $1.829 million for the three-month period ended September 30, 2003 as compared to $1.663 million for the same period in 2002.

     Compensation and benefits increased by $71,000 to $953,000 for the three-month period ended September 30, 2003 as compared to $882,000 for the three-months ended September 30, 2002 primarily as the result of annual increases in salaries, wages and commissions and a $18,000 increase in the cost of funding the Banks retirement plan. In addition, the Banks staffing was increased due to growth and the opening of a branch office in Jacksboro, Tennessee in January 2003. At September 30, 2003, the Bank had 74 full time equivalent employees compared to 63 at September 30, 2002.

     Occupancy expense increased by $10,000 to $95,000 for the three-month period ended September 30, 2003 as compared to $85,000 for the three-months ended September 30, 2002 primarily as the result increased expenses for repairs and maintenance and rent for the new Jacksboro branch office.

     Equipment expense increased by $20,000 to $131,000 for the three-month period ended September 30, 2003 as compared to $111,000 for the three-months ended September 30, 2002 primarily due to increases in depreciation for new data processing equipment recently acquired.

     Data processing expenses increased by $21,000 to $81,000 for the three-month period ended September 30, 2003 as compared to $60,000 for the three-months ended September 30, 2002 as the result of the addition of a new branch office and other specialized programming requests.

     Legal and professional fees increased by $80,000 to $182,000 for the three-month period ended September 30, 2003 from $102,000 for the three-month period ended September 30, 2002 primarily due to an increase of $40,000 in legal expenses, an increase of $6,000 in accounting fees, an increase of $9,000 in fees for software support and an increase of $12,000 in other consulting fees.

     State deposit and franchise taxes increased by $44,000 to $52,000 for the quarter ended September 30, 2003 compared to $8,000 for the quarter ended September 30, 2002. As a result of the Banks recent conversion from a thrift to a commercial bank and determining the differences in the method of taxation between banks and thrifts, deposit and franchise taxes were over accrued during the quarter ended September 30, 2002.

     Other expenses decreased by $80,000 to $259,000 for the three-month period ended September 30, 2003 from $339,000 for the three-month period ended September 30, 2002, primarily due to a $93,000 decrease in expenses associated with the acquisition and sale of other real estate owned. Income tax expense decreased by $39,000 to $215,000 for the three-month period ended September 30, 2003 compared to $254,000 for the three-months ended September 30, 2002 due a lower level of taxable income.

RESULTS OF OPERATIONS FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

     Net income increased by $422,000 to $1.833 million for the nine-month period ended September 30, 2003 from $1.411 million for the nine-month period ended September 30, 2002. The primary reasons for the increase were a $823,000 increase in net interest income, a $37,000 decrease in the provision for loan losses and a $92,000 increase in other income offset by a $387,000 increase in other expense and a $143,000 increase in income tax expense.

     Interest income decreased by $399,000 for the nine-month period ended September 30, 2003 as compared to the nine-month period ended September 30, 2002, primarily a result of lower yields on earning assets during the nine months ended September 30, 2003.

     Interest on loans increased by $556,000 to $9.544 million for the nine-month period ended September 30, 2003 as compared to $8.988 million for the nine-month period ended September 30, 2002. This increase is mainly attributable to a higher average balance of loans during the nine months ended September 30, 2003 even though the weighted-average yield was lower than that of the quarter ended September 30, 2002.

     Interest on investment securities, other dividend income and interest on deposits with financial institutions decreased by $955,000 to $2.081 million for the nine-month period ended September 30, 2003 from $3.036 million for the nine-month period ended September 30, 2002. This decrease is primarily the result of a lower average balance of investments during the nine months ended September 30, 2003. The weighted average yield on investments during the same period was also lower than that of the nine months ended September 30, 2002.

     Interest expense on deposits decreased by $1.453 million to $3.396 million for the nine-month period ended September 30, 2003 from $4.849 million for the nine-month period ended September 30, 2002 as a result of a significant drop in rates paid on deposit accounts.

     Interest expense on short-term and long-term debt increased by $232,000 to $959,000 for the nine-month period ended September 30, 2003 from $727,000 for the nine-month period ended September 30, 2002, primarily due to a higher level of long-term debt outstanding during the nine months ended September 30, 2003.

     The provision for loan losses decreased by $37,000 for the nine-month period ended September 30, 2003 as compared to the same period in 2002. The provision was the result of management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates, and current economic conditions. The Bank's allowance for loan losses as a percent of total loans at September 30, 2003 was 0.79%.

     Non-interest income increased by $92,000 to $984,000 for the nine-month period ended September 30, 2003 as compared to $892,000 for the same period in 2002. The increase was mainly attributable to an increase of $186,000 in service charges on deposits, an increase of $22,000 in other customer fees offset by a $118,000 decrease in other income. The decrease in other income was primarily due to a $84,000 decrease in gain on the sale of real estate and equipment.

     Non-interest expense increased by $387,000 to $5.320 million for the nine-month period ended September 30, 2003 as compared to $4.933 million for the same period in 2002.

     Compensation and benefits increased by $453,000 to $2.762 million for the nine-month period ended September 30, 2003 as compared to $2.309 million for the nine-months ended September 30, 2002 primarily as the result of annual increases in salaries, wages and commissions and a $48,000 increase in the cost of funding the Banks retirement plan. In addition, the Banks staffing was increased due to growth and the opening of a branch office in Jacksboro, Tennessee in January 2003. At September 30, 2003, the Bank had 74 full time equivalent employees compared to 63 at September 30, 2002.

     Data processing expenses increased by $44,000 to $225,000 for the nine-month period ended September 30, 2003 as compared to $181,000 for the nine-months ended September 30, 2002 as the result of the addition of a new branch office and other specialized programming requests.

     Legal and professional fees increased by $37,000 to $446,000 for the nine-month period ended September 30, 2003 from $409,000 for the nine-month period ended September 30, 2002 primarily due to an increase in legal expenses for the nine-months ended September 30, 2003.

     State deposit and franchise taxes increased by $80,000 to $155,000 for the quarter ended September 30, 2003 compared to $75,000 for the quarter ended September 30, 2002. As a result of the Banks recent conversion from a thrift to a commercial bank and determining the differences in the method of taxation between banks and thrifts, deposit and franchise taxes were over accrued during the quarter ended September 30, 2002.

     Other expenses decreased by $264,000 to $823,000 for the nine-month period ended September 30, 2003 from $1.087 million for the nine-month period ended September 30, 2002, primarily due to a $381,000 decrease in expenses associated with the acquisition and sale of other real estate owned, a $33,000 increase in printing supplies resulting from a systems conversion, a $54,000 increase in other services and fees and a $20,000 increase in telephone expense due to duplicate service used during the conversion to a new system.

     Income tax expense increased by $143,000 to $787,000 for the nine-month period ended September 30, 2003 compared to $644,000 for the nine-months ended September 30, 2002 due a higher level of taxable income.

CRITICAL ACCOUNTING POLICIES

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

                           HFB FINANCIAL CORPORATION

                                    PART II

                               OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     None

ITEM 2.  CHANGES IN SECURITIES

     None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of Security Holders during the quarter ended September 30, 2003.

ITEM 5.  OTHER INFORMATION

     None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     a. Exhibits

99.1  CEO Certification under Section 906 of the Sarbanes-Oxley
      Act
99.2  CFO Certification under Section 906 of the Sarbanes-Oxley
      Act

     b. Reports on Form 8-K

     On October 29, 2003, the Company filed a form 8-K announcing that earnings for the quarter ended September 30, 2003 were released on October 28, 2003.

     On October 29, 2003, the Company filed a form 8-K announcing its proposed plan to terminate registration of its common stock with the Securities and Exchange Commission, which was released on October 28, 2003

ITEM 7.  CONTROLS AND PROCEDURES

     A review and evaluation was performed by the Company's management, including the Company's Chief Executive Officer (the "CEO") and Chief Financial Officer (the "CFO"), of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of a date within 90 days prior to the filing of this quarterly report pursuant to Rule 13a-14 of the Securities Act of 1934. Based on that review and evaluation, the CEO and CFO have concluded that the Company's current disclosure controls and procedures, as designed and implemented, were effective. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect the Company's internal controls subsequent to the date of their evaluation. There were no significant material weaknesses identified in the course of such review and evaluation and, therefore, no corrective measures were taken by the Company.

                           HFB FINANCIAL CORPORATION

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned, thereunto duly authorized.

                                          HFB FINANCIAL CORPORATION

                                          By:       /s/ DAVID B. COOK
                                            ------------------------------------
                                                       David B. Cook
                                                       President and
                                                  Chief Executive Officer

                                          By:  /s/ STANLEY ALEXANDER, JR.
                                            ------------------------------------
                                                   Stanley Alexander, Jr.
                                                  Chief Financial Officer

Dated November 7, 2003

                                 CERTIFICATIONS

I, David B. Cook, certify that:

     1. I have reviewed this quarterly report on Form 10-QSB of HFB Financial Corporation;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          (c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By        /s/ DAVID B. COOK
                                            ------------------------------------
                                                       David B. Cook
                                                  Chief Executive Officer

Date November 7, 2003

                                 CERTIFICATIONS

I, Stanley Alexander, Jr., certify that:

     1. I have reviewed this quarterly report on Form 10-QSB of HFB Financial Corporation;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          (a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

          (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          (c) Presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date.

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          (a) All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

     6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                          By   /s/ STANLEY ALEXANDER, JR.
                                            ------------------------------------
                                                   Stanley Alexander, Jr.
                                                  Chief Financial Officer

Date November 7, 2003

                                                                    EXHIBIT 99.1

                    CERTIFICATION OF CHIEF EXECUTIVE OFFICER
                                  PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the quarterly report of HFB Financial Corporation (the "Company") on Form 10-QSB for the three-month period ended September 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, David B. Cook, President and Chief Executive Officer of the Company, certify, to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

     A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

                                                   /s/ DAVID B. COOK
                                          --------------------------------------
                                                      David B. Cook
                                          President and Chief Executive Officer

November 7, 2003

                                                                    EXHIBIT 99.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
                                  PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the annual report of HFB Financial Corporation (the "Company") on Form 10-QSB for the three-month period ended September 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Stanley Alexander, Jr., Chief Financial Officer of the Company, certify, to the best of my knowledge, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

     A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

                                              /s/ STANLEY ALEXANDER, JR.
                                          --------------------------------------
                                                  Stanley Alexander, Jr.
                                                 Chief Financial Officer

November 7, 2003

PROXY

                            HFB FINANCIAL CORPORATION


                         SPECIAL MEETING OF SHAREHOLDERS
                          to be held February 24, 2004


                      THIS REVOCABLE PROXY IS SOLICITED BY
               THE BOARD OF DIRECTORS OF HFB FINANCIAL CORPORATION


         The undersigned shareholder of HFB Financial Corporation, a Tennessee corporation ("the "Company"), hereby appoints Frances Rasnic and Roger Roper (the "Proxies"), and each of them, with full power to act alone and with full power of substitution and revocation, as proxies of the undersigned to attend the special meeting of shareholders of the Company to be held at Pine Mountain State Resort Park, Pineville, Kentucky, on February 24, 2004 at 2:00 p.m. local time, and any adjournment or postponement thereof, and to vote all of the shares of common stock, par value $1.00 per share, that the undersigned would be entitled to vote if personally present upon the following item and to vote according to their discretion on any other matter which may properly be presented for action at said meeting or any adjournment or postponement thereof:



1. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The approval and adoption of the Agreement and Plan of Merger, dated October 28, 2003, between the Company and HFB Merger Corp., a wholly-owned subsidiary of the Company, as described in the Proxy Statement, dated January 15, 2004.


         [ ]    For               [ ]   Against           [ ]    Abstain

         The undersigned hereby ratifies and confirms all that said Proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement accompanying it.

         This Proxy will be voted as specified by you above, or if no choice is specified, this Proxy will be voted "For" the proposal set forth above.

         Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide full corporate name and name and capacity of the authorized officer signing on behalf of such corporation. If a partnership, please provide partnership name and name and capacity of the person signing on behalf of such partnership.



Dated:                          , 2004
      --------------------------





                                          Signature:
                                                    ----------------------------

                                          Signature:
                                                    ----------------------------
                                          (If held jointly)

SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.